Filed Pursuant to Rule 424(b)(3)

Registration No. 333-111021

Prospectus

Offer to Exchange all Outstanding

7 1/8% Series J Senior Notes due 2013

for

7 1/8% Series K Senior Notes due 2013

of

HOST MARRIOTT, L.P.

We are offering to exchange all of our outstanding 7 1/8% Series J senior notes for our 7 1/8% Series K senior notes. The terms of the Series K senior notes are substantially identical to the terms of the Series J senior notes except that the Series K senior notes are registered under the Securities Act of 1933, as amended, and are therefore freely transferable. The Series J senior notes were issued on October 27, 2003 and, as of the date of this prospectus, an aggregate principal amount of $725 million is outstanding.

Please consider the following:

•	Our offer to exchange the notes expires at 5:00 p.m., New York City time, on February 4, 2004 unless extended.

•	You should carefully review the procedures for tendering the Series J senior notes beginning on page 2 of this prospectus. If you do not follow those procedures, we may not exchange your Series J senior notes for Series K senior notes.

•	We will not receive any proceeds from the exchange offer.

•	If you fail to tender your Series J senior notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	There is currently no public market for the Series K senior notes. We do not intend to list the Series K senior notes on any securities exchange. Therefore, we do not anticipate that an active public market for these notes will develop.

Information about the Series K senior notes:

•	The notes will mature on November 1, 2013. We will pay interest on the notes semi-annually in cash in arrears at the rate of 7 1/8% per year payable on May 1 and November 1, commencing May 1, 2004.

•	The notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations, subject to certain limitations set forth in the section entitled “Description of Series K Senior Notes.” For further information on ranking, see also the section entitled “Risk Factors.”

•	The Series K senior notes will be guaranteed by certain of our subsidiaries, comprising all of our subsidiaries that have also guaranteed our credit facility and other indebtedness.

•	As security for the notes, we have pledged the common equity interests of those of our direct and indirect subsidiaries which also secure, on an equal and ratable basis, our credit facility and approximately $2.5 billion of our other outstanding existing senior notes.

Broker-dealers receiving Series K senior notes in exchange for Series J senior notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the Series K senior notes.

Investing in the Series K senior notes involves risks. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2004.

[INSIDE FRONT COVER]

SUMMARY

This summary contains a general summary of the information contained in this prospectus. The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of this registration statement. You should carefully consider the information contained in this entire prospectus including the information set forth in the section entitled “Risk Factors,” beginning on page 6 of this prospectus. Except as the context may otherwise require, references to “Host L.P.,” “we,” “us,” and “our” are to Host Marriott, L.P., a Delaware limited partnership. References to “Host REIT” are to Host Marriott Corporation, a Maryland corporation, which is the sole general partner of Host L.P.

Host Marriott, L.P.

We are a Delaware limited partnership whose sole general partner is Host Marriott Corporation, a Maryland corporation. We were formed in connection with a series of transactions pursuant to which the former Host Marriott Corporation, a Delaware corporation, and its subsidiaries converted their business operations to qualify as a Real Estate Investment Trust, or REIT. We refer to this conversion in this prospectus as the “REIT conversion.” As a result of the REIT conversion, the hotel ownership business formerly conducted by Host Marriott Corporation, a Delaware corporation, and its subsidiaries is conducted by and through us and our subsidiaries, and Host Marriott Corporation, the Delaware corporation, was merged with and into Host REIT. Host REIT elected, beginning January 1, 1999, to be treated as a REIT for federal income tax purposes.

As of December 29, 2003, we owned 117 hotels representing approximately 58,400 rooms located throughout North America. Our hotels are operated under such brand names as Marriott, Ritz-Carlton, Hyatt, Four Seasons and Hilton.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hostmarriott.com.

Risk Factors

For information regarding risks relating to our business and for an explanation of risks of investing in the Series K senior notes, see the section entitled “Risk Factors” beginning on page 6 of this prospectus.

THE EXCHANGE OFFER

Securities to be exchanged	On October 27, 2003, we sold $725 million in aggregate principal amount of Series J senior notes in a transaction exempt from the registration requirements of the Securities Act of 1933, or the Securities Act. The terms of the Series K senior notes and the Series J senior notes are substantially identical in all material respects, except that the Series K senior notes will be freely transferable by the holders thereof except as otherwise provided in this prospectus.

The exchange offer	We are offering to exchange $725 million principal amount of Series J senior notes for a like principal amount of Series K senior notes. Series J senior notes may be exchanged only in multiples of $1,000 principal amount.

Registration rights agreement	We sold the Series J senior notes on October 27, 2003 in a private placement in reliance on Section 4(2) of the Securities Act. The Series J senior notes were immediately resold by their initial purchasers in reliance on Securities Act Rule 144A. In connection with the sale, we entered into a registration rights agreement with the initial purchasers requiring us to make this exchange offer. Under the registration rights agreement, we are required to cause the registration statement, of which this prospectus forms a part, to become effective on or before the 230th day following the date on which we issued the Series J senior notes, and we are obligated to consummate the exchange offer on or before the 260th day following the issuance of the Series J senior notes.

Expiration date	Our exchange offer will expire at 5:00 p.m., New York City time, February 4, 2004, or at a later date and time to which we may extend it.

Withdrawal	You may withdraw a tender of Series J senior notes pursuant to our exchange offer at any time before 5:00 p.m., New York City time, on February 4, 2004, or such later date and time to which we extend the offer. We will return any Series J senior notes that we do not accept for exchange for any reason as soon as practicable after the expiration or termination of our exchange offer.

Interest on the Series K senior notes and Series J senior notes

Interest on the Series K senior notes will accrue from the date of the original issuance of the Series J senior notes or from the date of the last payment of interest on the Series J senior notes, whichever is later. We will not pay interest on Series J senior notes tendered and accepted for exchange.

Conditions to our exchange offer	Our exchange offer is subject to customary conditions, which are discussed in the section entitled “The Exchange Offer.” As described in that section, we have the right to waive some of the conditions.

Procedures for tendering Series J senior notes

We will accept for exchange any and all Series J senior notes that are properly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on February 4, 2004. The Series K senior notes issued pursuant to our exchange offer will be delivered promptly following the expiration date.

If you wish to accept our exchange offer, you must complete, sign and date the letter of transmittal, or a copy, in accordance with the instructions contained in this prospectus and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Series J senior notes and all other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding Series J senior notes through the Depository Trust Company, or DTC, and wish to accept our exchange offer, you may do so pursuant to the DTC’s Automated Tender Offer Program, or ATOP, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

	•	the Series K senior notes that you acquire pursuant to the exchange offer are being obtained by you in the ordinary course of your business, whether or not you are the registered holder of the Series K senior notes;

	•	you are not engaging in and do not intend to engage in a distribution of Series K senior notes;

	•	you do not have an arrangement or understanding with any person to participate in a distribution of Series K senior notes; and

	•	you are not our “affiliate,” as defined under Securities Act Rule 405.

Under the registration rights agreement we may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Series J senior notes, if:

	•	we determine that we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or Securities and Exchange Commission policy; or

	•	we have commenced and not consummated the exchange offer within 260 days following the date on which we issued the Series J senior notes.

Exchange agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Federal income tax considerations	We believe the exchange of Series J senior notes for Series K senior notes pursuant to our exchange offer will not constitute a sale or an exchange for federal income tax purposes. For further information, see the section entitled “Certain United States Federal Tax Consequences.”

Effect of not tendering	If you do not tender your Series J senior notes or if you do tender them but they are not accepted by us, your Series J senior notes will continue to be subject to the existing restrictions upon transfer. Except for our obligation to file a shelf registration statement under the circumstances described above, we will have no further obligation to provide for the registration under the Securities Act of Series J senior notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Series K senior notes.

THE SERIES K SENIOR NOTES

The summary below describes the principal terms of the Series K senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series K senior notes, see the section entitled “Description of Series K Senior Notes.”

Issuer	Host Marriott, L.P.

Securities Offered	$725,000,000 aggregate principal amount of 7 1/8% Series K senior notes due 2013.

Maturity	November 1, 2013.

Interest	Interest on the Series K senior notes will accrue at an annual rate of 7 1/8%. Interest will be paid semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2004.

Ranking	The Series K senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all our subordinated obligations. The Series K senior notes and the existing senior notes effectively will be subordinated to all secured indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such indebtedness. In addition, under the terms of the Series K senior notes, we and the subsidiary guarantors may, under certain circumstances, incur up to $300 million of secured indebtedness in excess of secured indebtedness currently permitted under our existing senior notes (to the extent the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility) and also incur an additional $100 million of indebtedness, including secured indebtedness, in excess of indebtedness currently permitted under our existing senior notes (the proceeds of which need not be used to repay credit facility indebtedness). For further information on ranking, see the sections entitled “Risk Factors—The Series K senior notes effectively will be junior in right of payment to some other liabilities” and “Description of Series K Senior Notes—General” and “Description of Series K Senior Notes - Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Guarantors	The Series K senior notes are guaranteed by all of our subsidiaries that have also guaranteed our credit facility and our other indebtedness. The guarantees may be released under certain circumstances. We are not generally required to cause future subsidiaries to become guarantors unless they secure our credit facility or our other indebtedness.

Security	The Series K senior notes are secured by a pledge of the common equity interests of certain of our direct and indirect subsidiaries which also secure, on an equal and ratable basis, our credit facility and approximately $2.5 billion of our other outstanding existing senior notes, and will secure certain future unsubordinated indebtedness ranking equal in right of payment with the Series K senior notes. The Series K senior notes and our existing senior notes effectively will be subordinated to all secured indebtedness that may be incurred under the indenture (including the additional secured indebtedness we are permitted to incur under the terms of the Series K senior notes, as noted above in this Summary under “Ranking”), to the extent of the value of the collateral securing such indebtedness. For further information, see the sections entitled “Risk Factors—The Series K senior notes effectively will be junior in right of payment to some other liabilities” and “Description of Series K Senior Notes—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Optional Redemption	At any time prior to November 1, 2008, the Series K senior notes will be redeemable at our option, in whole, but not in part, for 100% of their principal amount, plus the make-whole premium described in this prospectus and any accrued and unpaid interest to the applicable redemption date. For further information, see the section entitled “Description of Series K Senior Notes—Optional Redemption.”

Beginning November 1, 2008, we may redeem, in whole or in part, the Series K senior notes at any time at the prices set forth in the section entitled “Description of Series K Senior Notes—Optional Redemption.”

In addition, prior to November 1, 2006, we may redeem up to 35% of the aggregate principal amount of the Series K senior notes at the price set forth in the section entitled “Description of Series K Senior Notes—Optional Redemption” together with any accrued and unpaid interest to the applicable redemption date with the net cash proceeds of certain sales of our or Host REIT’s equity securities.

Mandatory Offer to Repurchase	If we sell certain assets or undergo certain kinds of changes of control, we must offer to repurchase the Series K senior notes as described in the section entitled “Description of Series K Senior Notes—Repurchase of Notes at the Option of the Holder upon a Change of Control Triggering Event.”

Basic Covenants of the Indenture	The indenture governing the Series K senior notes, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends on, redeem or repurchase our equity interests or make investments;

• permit restrictions to exist on certain of our subsidiaries’ ability to make payments and dividend distributions;

• in the case of our restricted subsidiaries, guarantee indebtedness;

• create certain liens; and

• sell assets or merge with or into other companies.

All of these limitations are subject to important exceptions and qualifications described in the section entitled “Description of Series K Senior Notes—Covenants.”

Risk Factors

Investment in the Series K senior notes involves risks. You should carefully consider the information under the section entitled “Risk Factors” and all other information included in this prospectus before investing in the Series K senior notes.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before deciding to tender Series J senior notes in the exchange offer.

Risks Related to the Offering

We have substantial leverage.

We have a significant amount of indebtedness and we will continue to have significant indebtedness after the offering of the Series K senior notes. On September 12, 2003, as adjusted to give effect to the offering of the Series J senior notes and the use of those proceeds and the proceeds from the World Trade Center Settlement to redeem $929 million of our Series A and C senior notes and approximately $142 million of other mortgage debt, we would have had total indebtedness of $5.7 billion (of which $3.0 billion would have consisted of senior notes and the balance would have consisted of other debt).

Our substantial indebtedness could have important consequences. It currently requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, distributions to our partners and other general corporate or business purposes. Additionally, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Series K senior notes;

•	limit our ability to undertake refinancings of our debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to us, if at all; or

•	affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

•	the sale of equity by Host REIT;

•	the incurrence of additional permitted indebtedness by us; or

•	the sale of our assets.

We cannot assure you that any of these sources of funds would be available to us or, if available, would be on terms that we would find acceptable or in amounts sufficient for us to meet our obligations or fulfill our business plan.

The Series K senior notes effectively will be junior in right of payment to some other liabilities.

Only our subsidiaries that have guaranteed payment of certain of our indebtedness ranking equal in priority to the Series K senior notes have guaranteed, and are required to guarantee, our obligations under the Series K senior notes. Debt ranking equal in priority to the Series K senior notes includes the credit facility, the Series B, the Series C, the Series E, the Series G and the Series I senior notes, which together comprise our existing senior notes, and future indebtedness that is so guaranteed. Although the indenture governing the terms of the Series K senior notes places limits on the overall level of indebtedness that non-guarantor subsidiaries may incur, the Series K senior notes and our existing senior notes effectively will be junior in right of payment to liabilities of our non-guarantor subsidiaries and to any debt of ours or our subsidiaries that is secured by assets other than the equity interests in our subsidiaries securing our existing senior notes and the Series K senior notes, to the extent of the value of such assets. Since only those subsidiaries that guarantee the credit facility or certain of our other indebtedness are required to guarantee our existing senior notes and the Series K senior notes, there can be no assurance as to the number of subsidiaries that will be guarantors of our senior notes at any point in time or as to the value of their assets or significance of their operations. In addition, under certain circumstances, the terms of the Series K senior notes permit us and the subsidiary guarantors to incur up to $300 million of secured indebtedness, in excess of secured indebtedness currently permitted under our existing senior notes (so long as the proceeds of such indebtedness are used to repay and permanently reduce indebtedness outstanding under our credit facility) and to incur an additional $100 million of indebtedness, including secured indebtedness, in excess of indebtedness currently permitted under our existing senior notes (the proceeds of which need not be used to repay credit facility indebtedness). Effectively, however, the right to incur this additional secured indebtedness would not be available to us while our existing senior notes (which do not contain this right) remain outstanding. See “Description of Series K Senior Notes—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” The Series K senior notes will be subordinated to this and to all other secured indebtedness that may be incurred under the indenture governing the Series K senior notes, to the extent of the value of the collateral securing such secured indebtedness.

Together with our subsidiaries, we have a significant amount of indebtedness secured by mortgages on 30 of our hotels and related assets. The Series K senior notes and our existing senior notes effectively will be junior in right of payment to this secured debt to the extent of the value of the assets securing such debt. On an as adjusted basis, giving effect to the offering of the Series K senior notes as of September 12, 2003, the amount of our and our subsidiaries’ debt secured by mortgages on our hotels and related assets was approximately $2.3 billion. Neither our existing senior notes nor the Series K senior notes will be secured by these assets. The Series K senior notes will be secured only by the equity interests in our direct and indirect subsidiaries that have been pledged in favor of our credit facility. This collateral will be shared equally and ratably with holders of other indebtedness, including but not limited to our existing senior notes and certain of our other indebtedness ranking pari passu, or equal in right of payment, with the Series K senior notes. As of September 12, 2003, as adjusted for the offering of the Series J senior notes and the use of those proceeds and the proceeds from the World Trade Center Settlement to redeem $929 million of the Series A and C senior notes, the amount of indebtedness secured by our equity interests in these subsidiaries would have been $3.0 billion.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The documents governing the terms of our senior notes and credit facility contain covenants that place restrictions on us and our subsidiaries. The activities upon which such restrictions exist include, but are not limited to:

•	acquisitions, merger and consolidations;

•	the incurrence of additional debt;

•	the creation of liens;

•	the sale of assets;

•	capital expenditures;

•	raising capital from the issuance of certain types of mandatorily redeemable capital stock;

•	the payment of dividends; and

•	transactions with affiliates.

In addition, certain covenants in our credit facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in the indenture, the credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt, including the Series K senior notes offered hereby.

We expect to make distributions to Host REIT even when we cannot otherwise make restricted payments under the indenture and the credit facility.

Under the indenture governing the Series K senior notes, we are only allowed to make restricted payments such as dividend distributions if, at the time we make such a restricted payment, we are able to incur at least $1.00 of indebtedness under the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant. This covenant requires us to have a consolidated interest coverage ratio of at least 2.0 to 1.0 in order to make a restricted payment. Since the beginning of the third quarter of 2002, we have not been able to satisfy the 2.0 to 1.0 consolidated interest coverage test.

The indenture governing our Series K senior notes does permit, however, restricted payments in the form of preferred stock distributions even while our interest coverage ratio is below 2.0 to 1.0, so long as our interest coverage ratio is at least 1.7 to 1.0. The terms of our existing senior notes do not contain this exception and, accordingly, we may not make use of this particular exception to pay preferred stock distributions while our existing senior notes remain outstanding. However, such payments would be permitted under both the indenture governing our Series K senior notes and our existing senior notes to the extent the distributions qualify as a permitted REIT distribution as discussed below.

Even when we are unable to make restricted payments during a period in which we are unable to incur $1.00 of indebtedness, the indenture governing the Series K senior notes permits us, so long as Host REIT believes in good faith after reasonable diligence that Host REIT qualifies as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, to make permitted REIT distributions, which are any distributions:

(1) to Host REIT equal to the greater of (a) the amount estimated by Host REIT in good faith after reasonable diligence to be necessary to permit Host REIT to distribute to its stockholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host REIT within the meaning of Section 857(b)(2) of the Code, determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or (b) the amount that is estimated by Host REIT in good faith after reasonable diligence to be necessary either to maintain Host REIT’s status as a REIT under the Code for any calendar year or to enable Host REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host REIT to its stockholders, with such distributions to be made as and when determined by Host REIT, whether during or after the end of the relevant calendar year; in either the case of (a) or (b) above if: (x) the aggregate principal amount of all our outstanding indebtedness (other than our convertible debt obligations to Host REIT pertaining to its QUIPs Debentures, as defined below) and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of our Adjusted Total Assets (as defined in the indenture) and (y) no Default or Event of Default (as defined in the indenture) shall have occurred and be continuing, and

(2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host REIT.

The indenture governing our existing senior notes also permits us to make permitted REIT distributions, but what qualifies as permitted REIT distributions under the indenture governing our Series K senior notes is more expansive than that permitted under our existing senior notes. Under the indenture governing our existing senior notes, permitted REIT distributions are defined as any distributions: (1) to Host REIT that are necessary to maintain Host REIT’s status as a REIT under the Code or to satisfy the distributions required to be made by reason of Host REIT’s making of the election provided for in Notice 88-19 (or Treasury regulations issued pursuant thereto) if the aggregate principal amount of all of our outstanding indebtedness (other than our convertible debt obligations to Host REIT pertaining to its QUIPs) and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of Adjusted Total Assets and (2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host REIT.

We intend, during any period that we are unable to make restricted payments under the indenture and under similar restrictions under the credit facility, to continue our practice of distributing quarterly an amount sufficient to enable Host REIT to pay quarterly dividends on its preferred stock to the extent we have sufficient taxable income, if any, to permit these payments. Any such payments would be based on our current estimates of taxable income for the year, and to the extent such payments are necessary to satisfy the income distribution requirements applicable to REITs, we would expect such payments to qualify as a permitted REIT distribution under our indenture. In the event that we make distributions to Host REIT in amounts in excess of those necessary for Host REIT to maintain its status as a REIT, we will be in default under the indenture governing all but the Series K senior notes. However, a default under our existing senior notes could lead to a default under the Series K senior notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all of our outstanding existing senior notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of senior notes or that restrictions in our credit facility will not allow us to make such repurchases. See “Description of Series K Senior Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event.”

Our failure to repurchase any of the Series K senior notes would be a default under the indenture for all series of senior notes issued thereunder and also under our credit facility.

The Series K senior notes or a guarantee thereof may be deemed a fraudulent transfer.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the Series K senior notes could be voided, or claims on a guarantee of the Series K senior notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

(1) received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

(2) either:

(a) was insolvent or rendered insolvent by reason of such incurrence;

(b) was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

(c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If such circumstances were found to exist, or if a court were to find that the guarantee was issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

In addition, our obligations under the Series K senior notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Series K senior notes the factors in clauses (1) and (2) above applied to us, or that the Series K senior notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Series K senior notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each of our guarantors, after giving effect to the guarantee of the Series K senior notes, will be solvent, will have a reasonable amount of capital for the business in which we or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. We can offer no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

An active trading market may not develop for the notes.

The Series J senior notes are not listed on any securities exchange. Since their issuance, there has been a limited trading market for such notes. To the extent that Series J senior notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Series J senior notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your Series J senior notes.

We will not list the Series K senior notes on any securities exchange. These notes are new securities for which there is currently no market. The Series K senior notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by Banc of America Securities LLC that they intend to make a market in the Series K senior notes, as well as the Series J senior notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and their market making activities may be discontinued at any time without notice. In addition, their market making activities may be limited during our exchange offer. Therefore, we cannot assure you that an active market for Series K senior notes will develop.

Financial Risks

We depend on external sources of capital for future growth and we may be unable to access capital when necessary.    Unlike corporations generally, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because Host REIT generally is required to distribute to its stockholders at least 90% of its taxable income in order to qualify as a REIT, including taxable income Host REIT recognizes for tax purposes but with regard to which Host REIT does not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors many of which are outside of our control, including, without limitation, declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of Host REIT common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restricts our incurrence of debt and the payment of distributions. The occurrence of any of these above-mentioned factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us or at all and the failure to obtain necessary external capital could materially adversely affect our ability to finance our future growth.

Rating Agency downgrades may increase our cost of capital.    Certain of our debt, including our existing senior notes, are rated by independent rating agencies, such as Moody’s Investor Service and Standard & Poor’s Rating Service. These rating agencies may elect to downgrade their ratings on our debt at any time. These downgrades negatively affect our access to the capital markets.

Our mortgage debt contains provisions that may reduce our liquidity.    Certain of our mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, we escrow cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the escrowed amount may be applied to the outstanding balance of the mortgage debt. If these provisions are triggered, there can be no assurance that these properties will achieve the minimum cash flow levels required to trigger a release of the escrowed funds. The amounts required to be escrowed may be material and may negatively affect our liquidity by limiting our access to cash flow after debt service from these mortgaged properties.

Foreclosure on our mortgage debt could adversely affect our business and result in a default on the Series K senior notes.    Thirty of our hotels and assets related thereto are subject to various mortgages in an aggregate amount of approximately $2.3 billion. Although the debt is generally non-recourse to us, if these hotels do not produce adequate cash flow to service the debt secured by such mortgages, the mortgage lenders could foreclose on these assets. We may opt to allow such foreclosure rather than make the necessary mortgage payments with funds from other sources. However, our senior notes indenture and credit facility contain cross default provisions, which, depending upon the amount of secured debt defaulted on, could cause a cross default under both of these agreements. Our credit facility, which contains the more restrictive cross default provision as compared to our senior notes indenture, provides that it is a credit facility default in the event we default on non-recourse secured indebtedness in excess of 1% of our total assets (using undepreciated real estate values) or default on other indebtedness in excess of $40 million. For this and other reasons, we cannot assure you that permitting any such foreclosure would not adversely affect our long-term business prospects.

Risks of Operation

Our revenues and the value of our properties are subject to conditions affecting the lodging industry.    The lodging industry has experienced a difficult period, and operations have generally been declining for the past several years, which has caused declines in our revenue per available room, or RevPAR, and profit margins. The decline in the lodging industry has been attributed to a number of factors including a weak economy, the effect of terror alerts and potential terrorist activity in the United States and the war in Iraq, all of which have changed the travel patterns of both business and leisure travelers. It is not clear whether these changes are permanent or whether they will continue to evolve creating new opportunities or difficulties for the industry. Any forecast we make regarding our results of operations may be affected and can change based on the following risks:

•	changes in the national, regional and local economic climate;

•	reduced demand and increased operating costs and other conditions resulting from terrorist threats;

•	changes in business and leisure travel patterns;

•	local market conditions such as an oversupply of hotel rooms or a reduction in lodging demand;

•	the attractiveness of our hotels to consumers relative to our competition;

•	the performance of the managers of our hotels;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

Our expenses may not decrease if our revenue drops.    Certain expenses associated with owning and operating hotels are fixed and do not necessarily decrease when circumstances such as market factors and competition cause a reduction in revenue at the property. Because of weak economic conditions over the last several years, particularly in the lodging industry, we have been working with our managers to reduce the operating costs of our hotels. While we have achieved reductions in operating costs as a result of these efforts, further cost reductions could be difficult to achieve if operating levels continue to decline. Some of the cost reduction efforts undertaken may eventually need to be reversed even if operations remain at reduced levels. Regardless of these efforts to reduce costs, our expenses will be affected by inflationary increases, and in the case of certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period, and our managers may be unable to offset these increased expenses with higher room rates. Any of our efforts to reduce operating costs or failure to make scheduled capital expenditures could adversely affect the growth of our business and the value of our hotel properties.

Our revenues may be affected by increased use of reservation systems based on the Internet.    Although a majority of the rooms sold on the Internet are sold through websites maintained by our managers, a growing number of rooms are also sold through independent Internet sites. These independent Internet sites often purchase rooms at a negotiated discount from participating properties, which could result in lower average room rates compared to the room rates offered by the manager on its website. While we do not believe that price is the only factor considered when choosing our properties, if the discount available to consumers using the independent Internet sites were to be significantly lower than those offered by our managers on their websites our results of operations could be adversely affected.

Our ground lease payments may increase faster than the revenues we receive on the hotels situated on the leased properties.    As of December 29, 2003, forty-one of our hotels are subject to ground leases. These ground leases generally require increases in ground rent payments every five years. Our ability to service our debt could be adversely affected to the extent that our revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which may result in a lower sales price.

We do not control our hotel operations and we are dependent on the managers of our hotels.    Because federal income tax laws restrict REITs and their subsidiaries from operating a hotel, we do not manage our hotels. Instead, we retain third-party managers to manage our hotels pursuant to management agreements. Our income from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they fail to maintain a quality brand name. While our wholly owned taxable REIT subsidiaries lease substantially all of our full-service properties and monitor the hotel managers’ performance, we have limited specific recourse under our management agreements if we believe that the hotel managers are not performing adequately. In addition, from time to time, we have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate such a dispute. Failure by our hotel managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations.

Our relationship with Marriott International may result in conflicts of interest.    Marriott International, a public hotel management company, and its affiliates, including Ritz-Carlton, manages or franchises 103 of our 117 hotels as of December 29, 2003. In addition, Marriott International manages, and in some cases owns or is invested in, hotels that compete with our hotels. As a result, Marriott International has in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests.

Prior to the departure of J. W. Marriott, Jr. from Host REIT’s (our general partner) Board of Directors at the end of his term in May of 2002, and Richard E. Marriott’s resignation from the board of Marriott International in May of 2002, Richard E. Marriott was Host REIT’s Chairman of the Board and a director of Marriott International and his brother, J. W. Marriott, Jr., was a member of our general partner’s Board of Directors and served as a director and executive officer of Marriott International. As a result, both individuals had potential conflicts of interest as our general partner’s directors when making decisions regarding Marriott International. J. W. Marriott, Jr. and Richard E. Marriott beneficially owned, as determined for securities law purposes, as of

February 28, 2003, approximately 12.4% and 12.7%, respectively, of the outstanding shares of common stock of Marriott International. Our general partner’s Board of Directors followed its policies and procedures intended to limit the involvement of J. W. Marriott, Jr. and Richard E. Marriott in conflict situations, including requiring them to abstain from voting as directors in matters that presented a conflict between the companies.

Our management agreements could impair the sale or financing of our hotels.    Under the terms of our management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance or sell any of the properties, depending upon the structure of such transactions, may require the manager’s consent. If, in these circumstances, the manager does not consent, we would be prohibited from taking actions in our best interest without breaching the management agreement.

The acquisition contracts relating to some hotels limit our ability to sell or refinance those hotels.    For reasons relating to tax considerations of the former and current owners of approximately 18 of our full-service hotels, we agreed to restrictions on selling the hotels or repaying or refinancing the mortgage debt on those hotels for varying periods depending on the hotel. Substantially all of these restrictions will expire by 2008. We anticipate that, in specified circumstances, we may agree to similar restrictions in connection with future hotel acquisitions. As a result, even if it were in our best interests to sell these hotels or repay or otherwise reduce the level of the mortgage debt on such hotels, it may be difficult or costly to do so during their respective lock-out periods.

We may be unable to sell properties because real estate investments are illiquid.    Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and our ability to service our debt. In addition, there are limitations under the federal tax laws applicable to REITs that may limit our ability to recognize the full economic benefit from a sale of our assets.

We depend on our key personnel.    We depend on the efforts of our executive officers and other key personnel. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our financial performance. None of our key personnel have employment agreements.

Litigation judgments or settlements could have a material adverse effect on our financial condition.    We are a party to various lawsuits, including lawsuits relating to Host REIT’s conversion into a REIT. While we and the other defendants to such lawsuits believe all of the lawsuits in which we are a defendant are without merit and we are vigorously defending against such claims, we can give no assurance as to the outcome of any of the lawsuits. If any of the lawsuits were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on our financial condition.

We may acquire hotel properties through joint ventures with third parties that could result in conflicts.    Instead of purchasing hotel properties directly, we may invest as a co-venturer. Joint venturers often share control over the operation of the joint venture assets. For example, we entered into a joint venture with Marriott International that owns two limited partnerships holding, in the aggregate, 120 Courtyard by Marriott hotels. Subsidiaries of Marriott International manage these Courtyard by Marriott hotels and other subsidiaries of Marriott International serve as ground lessors and mezzanine lender to the partnerships. Actions by a co-venturer could subject the assets to additional risk, including:

•	our co-venturer in an investment might have economic or business interests or goals that are inconsistent with our, or the joint venture’s, interests or goals;

•	our co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	our co-venturer could go bankrupt, leaving us liable for its share of joint venture liabilities.

Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take actions binding on the joint venture without our consent. For further discussion of the risks associated with entering into a joint venture with Marriott International, see the section entitled “Risk Factors—Risks of Operation—Our relationship with Marriott International may result in conflicts of interest.”

Environmental problems are possible and can be costly.    We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly.    Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time to time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. Any increased costs could have a material adverse effect on our business, financial condition or results of operations.

Future terrorist attacks or changes in terror alert levels could adversely affect us.    Previous terrorist attacks in the United States have adversely affected the travel and hospitality industries, including the full-service portion of the hotel industry. The impact which terrorist attacks in the United States or elsewhere could have on our business in particular and the U.S. economy, the global economy and global financial markets in general is indeterminable. It is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and on our results of operations and financial condition as a whole.

Some potential losses are not covered by insurance.    We carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar type properties. Generally, our “all-risk” property policies provide that coverage is available on a per occurrence basis and that, for each occurrence, there is an overall limit as well as various sub-limits on the amount of insurance proceeds we can receive. Sub-limits exist for certain types of claims such as service interruption, abatement, earthquakes, expediting costs or landscaping replacement, and the dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. Our property policies also provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded and, in the case of our Marriott-managed hotels and other hotels where the manager provides this coverage, any such claims will also be combined with the claims of other owners participating in the managers’ program for the same purpose. That means that, if an insurable event occurs that affects more than one of our hotels, or, in the case of hotels where coverage is provided by the management company, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached and each affected hotel will only receive a proportional share of the amount of insurance proceeds provided for under the policy. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or certain types of terrorism.

In addition, there are other risks such as war, certain forms of terrorism such as nuclear, biological or chemical terrorism and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against. If any such risk were to materialize and materially adversely affect one or more of our properties, we would likely not be able to recover our losses.

We may also encounter challenges with an insurance provider regarding whether it will pay a particular claim that we believe to be covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We may not be able to recover fully under our existing terrorism insurance for losses caused by some types of terrorist acts, and federal terrorism legislation does not ensure that we will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future.    As a result of the September 11, 2001 terrorist attacks, most insurers ceased to offer terrorism coverage in conjunction with “all-risk” property policies (described below), and the main source of property terrorism coverage became separate “standalone” terrorism insurance policies offering limited coverage amounts with high premium levels. We have procured such standalone terrorism coverage, which is subject to annual aggregate limits which fall below the full replacement cost of certain high value properties, and with more limited coverage than the all-risk program shared among various hotels.

On November 26, 2002, the Federal Terrorism Risk Insurance Act of 2002 (TRIA) required all-risk and liability insurers who had excluded or limited terrorism coverage to remove the exclusion in exchange for requiring insureds to pay an additional premium for the coverage within a specified time period. Because our liability policies generally offered terrorism coverage, TRIA mainly impacts our all-risk insurance.

We, through Marriott International and our broker for certain of our non-Marriott International properties, purchased the additional TRIA terrorism coverage. The original standalone policies were allowed to expire. This terrorism coverage, compared to standalone coverage, offers the higher limits and more comprehensive coverage associated with our all-risk programs. However, as noted above, the all-risk program also has limitations such as per occurrence limits and sublimits which might have to be shared proportionally across participating hotels under certain loss scenarios. All-risk insurers also only have to provide TRIA-related coverage for “certified” acts of terrorism—namely those which are committed on behalf of non-United States persons or interests. Further, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests, as our coverage for such incidents is limited to that provided by a new standalone program, or an endorsement to the policy covering our non-Marriott properties, and their aggregate limits. In addition, property damage related to war and to nuclear incidents is excluded under our standalone terrorism policy. The all-risk policy also excludes coverage for chemical and biological incidents, and it is unclear whether these incidents would be covered under our other standalone policy. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. In addition, TRIA terminates on December 31, 2005, and there is no guarantee that the terrorism coverage that it mandates will be readily available or affordable thereafter. As a result of the above, there remains considerable uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.

Federal Income Tax Risks

Our obligations to Host REIT potentially may increase our indebtedness or cause us to liquidate investments on adverse terms.    To continue to qualify as a REIT, Host REIT is required to distribute to its stockholders with respect to each year at least 90% of its taxable income, excluding net capital gain. In addition, Host REIT will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by it with respect to the calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for that year and any undistributed taxable income from prior periods less excess distributions from prior years. Host REIT intends to make distributions to its stockholders to comply with the distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from us. Host REIT’s sole source of cash to make these distributions is from its partnership interest in us. Our partnership agreement requires us to distribute to our partners an amount of our available cash sufficient to enable Host REIT to pay stockholder dividends that will satisfy the requirements applicable under the Internal Revenue Code to REITs and to avoid any federal income or excise tax liability for Host REIT. There are differences in timing between our recognition of taxable income and our receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” income (which is taxable income that is not matched by cash flow to us) attributable to our deferred tax liabilities arising from certain transactions entered into by Host REIT in years prior to the REIT conversion. These differences could require us to arrange for short-term, or possibly long-term, borrowings or to issue additional equity to enable us to meet this distribution requirement to Host REIT. In addition, because the REIT distribution requirements prevent Host REIT from retaining earnings, we effectively are prohibited from retaining earnings as well. Accordingly, we will generally be required to refinance debt that matures with additional debt or equity. We cannot assure you that any of the sources of funds described herein, if available at all, would be sufficient to meet the distribution obligations of Host REIT, in which case we may be required to liquidate investments on adverse terms in order to satisfy such obligations of Host REIT.

Adverse consequences would apply if we failed to qualify as a partnership.    We believe that we qualify to be treated as a partnership for federal income tax purposes. As a partnership, we are not subject to federal income tax on our income. Instead, each of our partners is required to pay tax on its allocable share of our income. No assurance can be provided, however, that the Internal Revenue Service, or IRS, will not challenge our status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating us as a corporation for tax purposes, we would be subject to federal, state and local, and foreign corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to our partners, including Host REIT. In addition, our classification as a corporation would cause some of our partners, including Host REIT, to recognize gain at least equal to such partner’s “negative capital account,” and possibly more, depending upon the circumstances. Finally, Host REIT would fail to meet the income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT. If Host REIT fails to qualify as a REIT or we fail to qualify as a partnership, such failure would cause an event of default under our credit facility, which in turn would constitute an event of default under our outstanding debt securities.

Adverse consequences would apply if Host REIT failed to qualify as a REIT.    We believe that Host REIT has been organized and has operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with the taxable year beginning January 1, 1999, and Host REIT currently intends to continue to operate as a REIT during future years. No assurance can be provided, however, that Host REIT qualifies as a REIT or that new legislation, treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT’s qualification as a REIT or the Federal income tax consequences of such qualification. If Host REIT fails to qualify as a REIT, it would be subject to federal and state income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In addition, unless entitled to statutory relief, Host REIT would not qualify as a REIT for the four taxable years following the year which REIT qualification is lost. The additional tax burden on Host REIT would significantly reduce the cash available for distribution to its stockholders, and Host REIT would no longer be required to make any distributions to its stockholders. Host REIT’s failure to qualify as a REIT could reduce materially the value of its common stock and would cause any distributions to its stockholders that otherwise would have been subject to tax as capital gain dividends to be taxable as ordinary income to the extent of its current and accumulated earnings and profits, or E&P. Host REIT’s failure to qualify as a REIT also would cause an event of default under our credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn, would constitute an event of default under our outstanding debt securities.

Host REIT will be disqualified as a REIT at least for taxable year 1999 if it failed to distribute all of its E&P attributable to its non-REIT taxable years.    In order to qualify as a REIT, Host REIT cannot have at the end of any taxable year any undistributed E&P that is attributable to one of its non-REIT taxable years. A REIT has until the close of its first taxable year as a REIT in which it has non-REIT E&P to distribute its accumulated E&P. Host REIT was required to have distributed this E&P prior to the end of 1999, the first taxable year for which its REIT election was effective. If Host REIT failed to do this, it will be disqualified as a REIT at least for taxable year 1999. We believe that distributions of non-REIT E&P that Host REIT made were sufficient to distribute all of the non-REIT E&P as of December 31, 1999, but we cannot provide assurance that it met this requirement.

If our leases are not respected as true leases for Federal income tax purposes, Host REIT would fail to qualify as a REIT.    To qualify as a REIT, Host REIT must satisfy two gross income tests, under which specified percentages of its gross income must be passive income, like rent. For the rent paid pursuant to the leases, which constitutes substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for Federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. In addition, the lessees must not be regarded as related party tenants, as defined in the Internal Revenue Code. We believe that the leases will be respected as true leases for Federal income tax purposes. There can be no assurance, however, that the IRS will agree with this view. We also believe that Crestline, the lessee of substantially all of our full-service hotels prior to January 1, 2001, was not a related party tenant and, as a result of changes in the tax laws effective January 1, 2001, HMT Parent Lessee LLC, or HMT Lessee, will not be treated as a related party tenant so long as it qualifies as a taxable REIT subsidiary. If the leases were not respected as true leases for Federal income tax purposes or if the lessees were regarded as related party tenants, Host REIT would not be able to satisfy either of the two gross income tests applicable to REITs and Host REIT would lose its REIT status.

If HMT Lessee fails to qualify as a taxable REIT subsidiary, Host REIT would fail to qualify as a REIT.    For Host REIT’s taxable years beginning on and after January 1, 2001, as a result of REIT tax law changes under the specific provisions of the Ticket to Work and Work Incentives Improvement Act of 1999, which we refer to as the “REIT Modernization Act,” Host REIT is permitted to lease the hotels to our subsidiary that is taxable as a corporation and that elects to be treated as a taxable REIT subsidiary. Accordingly, HMT Lessee has directly or indirectly acquired all the full-service hotel leasehold interests from third parties. So long as HMT Lessee and other affiliated lessees qualify as taxable REIT subsidiaries of ours, they will not be treated as related party tenants. We believe that HMT Lessee qualifies to be treated as a taxable REIT subsidiary for Federal income tax purposes. We cannot assure you, however, that the IRS will not challenge its status as a taxable REIT subsidiary for Federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in disqualifying HMT Lessee from treatment as a taxable REIT subsidiary, Host REIT would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to qualify for the gross income tests and, accordingly, Host REIT would cease to qualify as a REIT.

Despite Host REIT’s REIT status, it remains subject to various taxes, including substantial deferred and contingent tax liabilities.    Notwithstanding Host REIT’s status as a REIT, it is subject, through its ownership interest, to certain federal, state, local and foreign taxes on its income and property. In addition, Host REIT will be required to pay Federal income tax at the highest regular corporate rate upon its share of any “built-in gain” recognized as a result of any sale before January 1, 2009, by us and our non-corporate subsidiaries of assets, including the hotels in which interests were acquired by us from our predecessor and its subsidiaries as part of the REIT conversion. Built-in gain is the amount by which an asset’s fair market value exceeded our adjusted basis in the asset on January 1, 1999, the first day of Host REIT’s first taxable year as a REIT. The total amount of gain on which Host REIT would be subject to corporate income tax if the assets that it held at the time of the REIT conversion were sold in a taxable transaction prior to January 1, 2009 would be material to us. In addition, at the time of the REIT conversion, Host REIT expected that it or Rockledge Hotel Properties, Inc. or Fernwood Hotel Assets, Inc., or Rockledge and Fernwood, respectively, (each of which is a taxable corporation in which we owned a 95% nonvoting interest and, as of April, 2001, acquired 100% of the voting interests and each of which elected to be a taxable REIT subsidiary effective January 1, 2001) likely would recognize substantial built-in gain and deferred tax liabilities in the next ten years without any corresponding receipt of cash by Host REIT or us. Host REIT may have to pay certain state income taxes because not all states treat REITs the same as they are treated for Federal income tax purposes. Host REIT may also have to pay certain foreign taxes to the extent it owns assets or conducts operations in foreign jurisdictions. We are obligated under our partnership agreement to pay all such taxes (and any related interest and penalties) incurred by Host REIT, as well as any liabilities that the IRS or tax authorities successfully may assert against Host REIT for corporate income taxes for taxable years prior to the time Host REIT qualified as a REIT. Our taxable REIT subsidiaries, including Rockledge, Fernwood and HMT Lessee, are taxable as corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

As a REIT, Host REIT is subject to limitations on its ownership of debt and equity securities.    Subject to the exceptions discussed in this paragraph, a REIT is prohibited from owning securities in any one issuer to the extent that the value of those securities exceeds 5% of the value of the REIT’s total assets, or the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities or more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary which is taxable as a corporation. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT’s total assets.

Our taxable REIT subsidiaries are subject to special rules that may result in increased taxes.    Several Internal Revenue Code provisions ensure that a taxable REIT subsidiary is subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

We may be required to pay a penalty tax upon the sale of a hotel.    The Federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We intend that we and our subsidiaries will hold the hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels as are consistent with our investment objectives. We cannot assure you, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

FORWARD-LOOKING STATEMENTS

In this prospectus we make some “forward-looking” statements. These statements are included throughout this prospectus, including in the section entitled “Risk Factors” and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	national and local economic and business conditions and changes in travel patterns, including the effect of terror alerts and potential terrorist activity on travel, that will affect, among other things, demand for products and services at our hotels, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

•	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	our ability to maintain properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•	the reduction in our operating flexibility resulting from restrictive covenants in our debt agreements, including the risk of default that could occur;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	the ability of our sole general partner, Host REIT, to continue to satisfy complex rules to maintain its status as a REIT for Federal income tax purposes, our ability to satisfy the rules to maintain our status as a partnership for Federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for Federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses;

•	our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties; and

•	other factors discussed above under the heading “Risk Factors” and in other filings with the Securities and Exchange Commission, or the Commission.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect, and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described above under the heading “Risk Factors.”

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or incorporated by reference or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we became aware of, after the date of this prospectus.

THE EXCHANGE OFFER

Purpose and effect

We sold the Series J senior notes on October 27, 2003. In connection with that issuance, we entered into the registration rights agreement, which requires us to file a registration statement under the Securities Act, with respect to the Series K senior notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the Series J senior notes the opportunity to exchange their Series J senior notes for a like principal amount of Series K senior notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

The registration rights agreement further provides that we must use our reasonable best efforts to consummate the exchange offer on or before the 260th day following the date on which we issued the Series J senior notes.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Series J senior notes and the Series K senior notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary in this prospectus of its material provisions is not complete and is qualified in its entirety by reference to the actual agreement. Except as set forth below, following the completion of the exchange offer, holders of Series J senior notes not tendered will not have any further registration rights and those Series J senior notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Series J senior notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the Series K senior notes you acquire pursuant to the exchange offer are being obtained in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the Series K senior notes;

•	you do not have an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Series K senior notes; and

•	you are not our “affiliate,” as defined under Securities Act Rule 405 or, if you are, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Pursuant to the registration rights agreement we and the subsidiary guarantors will be required to file a “shelf” registration statement for a continuous offering pursuant to Securities Act Rule 415 in respect of the Series J senior notes if:

•	we determine that we are not permitted to effect the exchange offer as contemplated hereby because of any change in law or applicable interpretations of the staff of the Commission; or

•	we have commenced and not consummated the exchange offer within 260 days following the date on which we issued the Series J senior notes for any reason.

Other than as set forth above, no holder will have the right to participate in the shelf registration statement or to otherwise require that we register their Series J senior notes under the Securities Act.

Based on an interpretation by the Commission staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, Series K senior notes issued to you pursuant to the exchange offer in exchange for Series J senior notes may be offered for resale, resold and otherwise transferred by you, unless you are our “affiliate” within the meaning of Securities Act Rule 405 or a broker-dealer who purchased unregistered notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Series K senior notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of Series K senior notes. We have not requested and do not intend to request that the Commission issue to us a no-action letter in connection with this exchange offer.

If you tender in the exchange offer for the purpose of participating in a distribution of the Series K senior notes, you cannot rely on this interpretation by the Commission staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives Series K senior notes for your own account in exchange for Series J senior notes, where those notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series K senior notes. If you are a broker-dealer who acquired Series J senior notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the Commission staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Series K senior notes.

Consequences of failure to exchange

Following the completion of the exchange offer, you will not have any further registration rights for Series J senior notes that you did not tender. All Series J senior notes not tendered in the exchange offer will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for Series J senior notes could be adversely affected upon completion of the exchange offer.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Series J senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 4, 2004 or such date and time to which we extend the offer. We will issue $1,000 principal amount of Series K senior notes in exchange for each $1,000 principal amount of outstanding Series J senior notes accepted in the exchange offer. Holders may tender some or all of their Series J senior notes pursuant to the exchange offer. However, Series J senior notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the Series K senior notes are substantially the same as the form and terms of the Series J senior notes except that the Series K senior notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series K senior notes will evidence the same debt as the Series J senior notes and will be issued pursuant to, and entitled to the benefits of, the same indenture pursuant to which the Series J senior notes were issued.

As of the date of this prospectus, Series J senior notes representing $725 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the DTC. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to you and others based on our belief that you have beneficial interests in the Series J senior notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Series J senior notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Series K senior notes from us. If any of your tendered Series J senior notes are not accepted for exchange because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, certificates for any such unaccepted Series J senior notes will be returned, without expense, to you as promptly as practicable after February 4, 2004, unless we extend the exchange offer.

If you tender Series J senior notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Series J senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Expiration date; extensions; amendments

The expiration date will be 5:00 p.m., New York City time, on February 4, 2004 unless, in our sole discretion, we extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting any Series J senior notes, to extend the exchange offer or, if any of the conditions to the exchange offer set forth below under “—Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for tendering

Only a holder of Series J senior notes may tender the Series J senior notes in the exchange offer. To tender in the exchange offer you must either (1) complete, sign, and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date or (2) comply with the book-entry requirements, which are discussed below under “—Book Entry Transfer.” In addition:

•	certificates for Series J senior notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•	a timely confirmation of a book-entry transfer of those Series J senior notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent on or prior to the expiration date. Its address is given below under “—Exchange Agent.”

A tender of your Series J senior notes that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Series J senior notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send any letter of transmittal or Series J senior notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

If you are a beneficial owner whose Series J senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Series J senior notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series J senior notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, referred to as an “eligible institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Series J senior notes listed therein, the Series J senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the Series J senior notes.

If the letter of transmittal or any Series J senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series J senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series J senior notes not properly tendered or any Series J senior notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series J senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series J senior notes must be cured within such time as we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of Series J senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give such notification. Your tender of Series J senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series J senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following February 4, 2004 unless we extend the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Series J senior notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase Series J senior notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of Series K senior notes for Series J senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes or a timely book-entry confirmation of such Series J senior notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which you acknowledge your receipt of and agreement to be bound by the letter of transmittal) and all other required documents. If any tendered Series J senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged notes will be returned without expense to you (or, in the case of Series J senior notes tendered by book-entry transfer into the exchange agent’s account at the DTC pursuant to the book-entry transfer procedures described below, such nonexchanged notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

If you are a broker-dealer that receives Series K senior notes for your own account in exchange for Series J senior notes, where your Series J senior notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Series K senior notes.

Book-entry transfer

The exchange agent will make a request to establish an account in respect of the Series J senior notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Series J senior notes being tendered by causing DTC to transfer the Series J senior notes into the exchange agent’s account at DTC in accordance with its transfer procedures. However, although delivery of Series J senior notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Series J senior notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed delivery procedures

If you are a registered holder of the Series J senior notes and you desire to tender your notes and the notes are not immediately available, or time will not permit your Series J senior notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of Series J senior notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book- entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered Series J senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

You may withdraw tenders of Series J senior notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of your tender of Series J senior notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the Series J senior notes to be withdrawn;

•	identify the Series J senior notes to be withdrawn, including the certificate number or numbers and principal amount of the Series J senior notes;

•	in the case of a written notice of withdrawal, be signed in the same manner as the original signature on the letter of transmittal by which the Series J senior notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the Series J senior notes into the name of the person withdrawing the tender; and

•	specify the name in which any Series J senior notes are to be registered, if different from that of the person having deposited the Series J senior notes.

All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any Series J senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Series J senior notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Series J senior notes may be retendered by following one of the procedures discussed above under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Series K senior notes in exchange for, any Series J senior notes and may terminate or amend the exchange offer if, at any time before the acceptance of Series J senior notes for exchange, (1) we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction, (2) any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or have a material adverse effect on us, or (3) we determine that there has been a material change in our business or financial affairs which, in our judgment, would materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Series J senior notes tendered, and no Series K senior notes will be issued in exchange for any Series J senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK

By Registered or Certified Mail: The Bank of New York Reorganization Unit Attn: William Buckley 101 Barclay Street, 7E New York, New York 10286	By Overnight Courier: The Bank of New York Reorganization Unit Attn: William Buckley 101 Barclay Street, 7E New York, New York 10286	By Hand: The Bank of New York Reorganization Unit Attn: William Buckley 101 Barclay Street, 7E New York, New York 10286	By Facsimile: The Bank of New York Reorganization Unit Attn: William Buckley (212) 815-5788 Confirm by telephone: (212) 298-1915

For information, call:

(212) 815-5788

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate such expenses to be approximately $500,000, which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer taxes

You will not be obligated to pay any transfer taxes in connection with your tender of Series J senior notes. However, if you instruct us to register Series K senior notes in the name of, or request that Series J senior notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Series J senior notes for Series K senior notes pursuant to the exchange offer. In consideration for issuing the Series K senior notes as contemplated by this prospectus, we will receive in exchange Series J senior notes in like principal amounts, which will be cancelled. Accordingly, there will not be any increase in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth Host L.P.’s actual capitalization as of September 12, 2003 and its capitalization as of September 12, 2003, as adjusted to give effect to:

•	the offering of the Series J senior notes and the application of the net proceeds to redeem in full approximately $429 million of our existing 7 7/8% Series A senior notes due 2005 and $282 million of our existing 8.45% Series C senior notes due 2008;

•	the exchange of Series J senior notes for the Series K senior notes;

•	Host L.P.’s issuance of 23.5 million common operating partnership interests, or OP units, to Host REIT on October 21, 2003 in exchange for the receipt of the approximately $250 million in net proceeds of Host REIT’s completed issuance of 23.5 million shares of common stock;

•	Host L.P.’s purchase of the 806-room Hyatt Regency Maui Resort and Spa for $321 million on November 13, 2003;

•	Host L.P.’s receipt of proceeds of $92 million from the sales of the Jacksonville Marriott on November 20, 2003, the Oklahoma City Marriott and the Williamsburg Marriott on December 18, 2003 and the Plaza San Antonio Marriott on December 29, 2003; and

•	Host REIT’s settlement of outstanding issues related to the New York World Trade Center Marriott and New York Financial Center Marriott hotels for approximately $370 million and the repayment of the $65 million mortgage loan for the World Trade Center Hotel and the use of approximately $295 million of proceeds to redeem the remaining Series C senior notes totaling approximately $218 million and approximately $77 million of other mortgage debt.

You should read this information together with the consolidated financial statements and related notes contained in the registration statement of which this prospectus is part.

	September 12, 2003
	Actual		As Adjusted(1)
	(in millions)
Cash	$547		$527	(2)

Senior Debt
Credit Facility	$—	(3)	$—	(3)
7 7/8% Series A senior notes due 2005	429		—
7 7/8% Series B senior notes due 2008	1,196		1,196
8.45% Series C senior notes due 2008	499		—
8 3/8% Series E senior notes due 2006	300		300
9 1/4% Series G senior notes due 2007	242		242
9 1/2% Series I senior notes due 2007	482		482
7 1/8% Series K senior notes due 2013	—		725
Other senior notes	14		14

Total senior debt	3,162		2,959
Mortgage debt	2,317		2,174
Convertible debt obligation to Host REIT due 2026	492		492
Other notes	102		102

Total debt	6,073		5,727
Minority interest	2		2
Limited partnership interests of third parties at redemption value	242		242
Partner’s Capital	1,568		1,969	(4)

Total Capitalization	$7,885		$7,940

(1)	As adjusted financial information reflects the adjustments noted above.

(2)	As adjusted cash reflects the following:

Actual cash balance at September 12, 2003	$547
Net proceeds of October 21, 2003 OP unit issuance	250
Net proceeds of the offering of the Series J senior notes	711
Principal repayment of 7 7/8% Series A senior notes due 2005 and 8.45% Series C senior notes due 2008	(929)
Payment of call premiums related to the redemption of 7 7/8% Series A senior notes due 2005 and 8.45% Series C senior notes due 2008	(32)
Payment of interest related to the 7 7/8% Series A senior notes due 2005 and 8.45% Series C senior notes due 2008	(19)
Purchase of the Hyatt Regency Maui Resort and Spa on November 13, 2003	(321)
Proceeds from the sale of the four properties sold in the fourth quarter of 2003	92
Proceeds from insurance settlement on the World Trade Center and Financial Center hotels, net of $65 million mortgage loan repayment	305
Partial prepayment of the mortgages on our four Canadian and two of our Ritz-Carlton properties	(77)

As adjusted cash balance at September 12, 2003	$527

(3)	We currently have $250 million of availability under our revolving credit facility.

(4)	As adjusted partner’s capital reflects the following: (1) approximately $250 million in net proceeds related to the issuance of common OP units discussed above less approximately $51 million in call premiums and interest related to the redemption of the 7 7/8% Series A senior notes due 2005 and 8.45% Series C senior notes due 2008 and the write-off of the related deferred financing fees of $8 million, and (2) the approximate $210 million gain on the settlement of the outstanding issues related to the New York World Trade Center Marriott and New York Financial Center Marriott hotels. See “Recent Events.”

SELECTED FINANCIAL DATA

The following table presents certain selected historical financial data of us and our predecessor, which has been derived from audited consolidated financial statements for the five years ended December 31, 2002. The data presented for the year-to-date periods ended September 12, 2003 and September 6, 2002 are derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods. The results for year-to-date 2003 are not necessarily indicative of the results to be expected for the full fiscal year because of the effect of seasonal and short-term variations. Additionally, reclassifications have been made to reflect the application of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” for all periods presented.

The historical information contained in the following table for our 2003, 2002, 2001 and 1998 operations primarily represents gross hotel-level revenues and expenses of our properties. During 1999 and 2000, we owned the hotels but leased them to third-party lessees and, accordingly, during these periods our historical revenues primarily represent rental income generated by our leases. For a comparison of hotel level sales for fiscal years 2000 and 2001, please see the table presenting comparable periods in our “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations.”

	Year-to-date (unaudited)		Fiscal year
	September 12, 2003(4)	September 6, 2002	2002	2001	2000	1999	1998(1)
	(in millions, except per share data)
Income Statement Data:
Revenues (2)	$2,422	$2,463	$3,626	$3,715	$1,391	$1,287	$3,394
Income (loss) from continuing operations	(130)	(32)	(39)	60	201	277	43
Income (loss) from discontinued operations (3)	3	17	20	(3)	6	8	4
Cumulative Loss from change in accounting principle	(24)	—	—	—	—	—	—
Net income (loss)	(151)	(15)	(19)	57	207	285	47
Net income (loss) available to common unitholders	(178)	(42)	(54)	25	187	279	47
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	(.53)	(.20)	(.26)	.10	.64	.93	.20
Income (loss) from discontinued operations	.01	.06	.07	(.01)	.02	.03	.02
Cumulative loss from change in accounting principle	(.08)	—	—	—	—	—	—
Net income (loss)	(.60)	(.14)	(.19)	.09	.66	.96	.22
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	(.53)	(.20)	(.26)	.10	.63	.91	.25
Income (loss) from discontinued operations	.01	.06	.07	(.01)	.02	.02	.02
Cumulative loss from change in accounting principle	(.08)	—	—	—	—	—	—
Net income (loss)	(.60)	(.14)	(.19)	.09	.65	.93	.27
Cash distributions per common unit	—	—	—	.78	.91	.84	1.00

Balance Sheet Data:
Total assets	$8,328	$8,390	$8,311	$8,334	$8,391	$8,196	$8,262
Debt	6,073	6,145	6,130	6,094	5,814	5,583	5,698

(1)	In 1998, we changed our fiscal year end to December 31 for both financial and tax reporting requirements. Previously, our fiscal year ended on the Friday nearest to December 31. As a result of this change, the results of operations for 15 hotels not managed by Marriott International were adjusted in 1998 to include 13 months of operations (December 1997 through December 1998). The additional month of operations in 1998 increased our revenues by $44 million.
(2)	Historical revenues for 2000 and 1999 primarily represent rental income generated by our leases. Revenues in 1998 represent gross hotel sales because our leases were not in effect until January 1, 1999. During 2001, we acquired ownership of the leasehold interests in all our full-service hotels. Accordingly, our results of operations for 2003, 2002 and 2001 reflect this acquisition by presenting gross hotel sales rather than rental income.
(3)	Discontinued operations reflect the disposition of five properties since January 1, 2002 in accordance with SFAS 144. Additionally, fiscal year 1998 discontinued operations reflects our senior living business that we disposed of in the spinoff of Crestline Capital Corporation as part of the REIT conversion.
(4)	We adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” as of the beginning of our fiscal quarter ended September 12, 2003, as required by the pronouncement. SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options.

On October 8, 2003, the Financial Accounting Standards Board (FASB) issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuer’s financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter Form 10-Q, we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003 effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, in the fourth quarter of 2003 we will record a cumulative effect of a change in accounting principle reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the consolidated financial statements included elsewhere in the registration statement of which this prospectus is a part.

Overview

We are a Delaware limited partnership whose sole general partner is Host Marriott Corporation, a Maryland corporation. We were formed in connection with a series of transactions pursuant to which the former Host Marriott Corporation, a Delaware corporation, or HMC, and its subsidiaries converted their business operations to qualify as a REIT. We refer to this conversion in this prospectus as the “REIT conversion.” As a result of the REIT conversion, the hotel ownership business formerly conducted by HMC and its subsidiaries is conducted by and through us and our subsidiaries, and HMC, was merged with and into Host REIT. Host REIT elected, beginning January 1, 1999, to be treated as a REIT for federal income tax purposes.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry—including Marriott, Ritz-Carlton, Hyatt, Four Seasons and Hilton. The majority of our properties are located in central business districts of major cities, near airports and in resort/convention locations. The target profile for our portfolio includes upper-upscale and luxury properties in hard to duplicate locations that may allow us to maintain room rate and occupancy premiums over our competitors. We seek to maximize the value of our portfolio through aggressive asset management, by directing the managers of our hotels to maximize property operations through effective marketing efforts and the completion of targeted capital improvements.

Our customers generally fall into three broad groups: transient, group and contract. Our transient business, which includes the individual corporate and leisure traveler, is generally accommodated at a premium rate when compared to our group and contract business. Our results of operations primarily represent hotel-level sales, which are room, food and beverage and other ancillary income such as telephone, parking and other guest services. Operating expenses consist of the costs to provide these services as well as depreciation, management fees, real and personal property taxes, utilities, ground rent, equipment rent, property insurance and other costs.

A significant component of the costs of owning and operating hotels is fixed in nature and does not necessarily decrease when there is a reduction in property revenues. As a result, a change in revenues may result in a greater percentage change in our earnings and cash flows. In response to the decline in the operations of our hotels, we have been working with our managers to achieve cost reductions at the properties. We believe that these efforts have slowed the decline in the operating margins of our hotels and should create some long-term efficiencies. However, in 2003, our operating margin has continued to decrease from comparable periods in 2002 due to declining revenues as a result of the effect on travel of such factors as the weak economy particularly in the first half of the year, the war in Iraq, terrorist threat levels, travel reduction related to severe acute respiratory syndrome, or SARS, and because certain of our costs, such as insurance, utilities, wages and benefits, have increased at a rate greater than inflation.

Recent Events

Acquisition

On November 13, 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa. The property is located on a 37-acre site on Kaanapali Beach on the island of Maui, Hawaii, and is consistent with our strategy of acquiring upper-upscale and luxury hotels with high barriers to entry for new hotels. The purchase price of $321 million was paid in cash, and was funded with a portion of the proceeds of Host REIT’s August 2003 and October 2003 equity offerings of $251 million and $250 million, respectively, the proceeds of which were contributed to us. The hotel will add to the geographic diversity of our portfolio, and its purchase represents our sixth Hyatt-branded property. We are now one of Hyatt’s largest unaffiliated owners.

Dispositions

During the fourth quarter of 2003, we sold four properties: the Jacksonville Marriott, the Williamsburg Marriott, the Oklahoma City Marriott and the Plaza San Antonio Marriott, for net proceeds of approximately $92 million. The proceeds from the sales will be used for debt repayments or other corporate purposes. We have also entered into agreements for the sale of five other non-core properties. Each of these transactions is subject to standard closing conditions and all are expected to close in the first quarter of 2004.

Resolution of Outstanding Issues on the New York Marriott World Trade Center and Financial Center Hotels and Our Intention to make a Fourth Quarter 2003 Preferred Stock Dividend Payment.

On December 3, 2003, we announced the settlement of the outstanding matters relating to the terrorist attacks of September 11, 2001 affecting the New York World Trade Center Marriott and New York Marriott Financial Center hotels with the hotels’ insurer and the hotels’ manager, as well as with the Port Authority of New York and New Jersey. As a result of these settlements, we received net insurance proceeds of approximately $370 million. A portion of the proceeds was used to repay the $65 million of debt incurred upon acquisition of the World Trade Center hotel. The remaining proceeds will be used to pay down debt, acquire new properties or for general corporate purposes.

Under our agreement with the Port Authority, we surrendered the site where the hotel was located and terminated a ground lease that would have run until 2094. As a result, we are no longer obligated to rebuild at the site, but received a right of first offer through 2023 with respect to hotel development on the World Trade Center site.

Taxable income generated by the insurance recovery on the World Trade Center and Financial Center hotels will be sufficient to allow Host REIT to pay the dividend on its preferred stock for the fourth quarter of 2003. As a result, on December 16, 2003, we announced that Host REIT’s Board of Directors had declared a dividend of $0.625 per share of preferred stock, which will be paid on January 15, 2004 to preferred stockholders of record on December 31, 2003. Taxable income generated by the insurance recovery may also be sufficient to allow Host REIT to pay up to the first three quarters of dividends on its preferred stock in 2004. Preferred dividend payments beyond those supported by the taxable income generated by this settlement will depend on, among other factors, taxable income or loss from operations in 2004 or our ability to meet a minimum EBITDA to interest coverage ratio (both as required by the senior notes indenture). See “Distribution Policy.”

As a result of this settlement, we will record a one-time gain of approximately $210 million, as well as approximately $17 million of 2003 net business interruption proceeds, both of which will be reflected in net income in our 2003 financial statements. The $210 million gain is comprised of approximately $155 million in post-2003 business interruption proceeds and approximately $55 million from the disposition of the World Trade Center hotel.

Prior to reaching this settlement, we were obligated under our ground lease to rebuild the World Trade Center hotel on the site and, as such, recorded insurance proceeds in continuing operations. As a result of this settlement, we have reclassified prior year operations for the World Trade Center hotel, as well as the current year gain related to the settlement as discontinued operations in accordance with SFAS 144.

On December 30, 2003, we announced our intention to repay approximately $295 million of debt with the proceeds remaining from the resolution of outstanding issues on the New York Marriott World Trade Center and Financial Center Hotels after repayment of the $65 million loan on the World Trade Center Hotel. The repayment will include the redemption of the remaining $218 million of 8.45% Series C senior notes due in 2008, a partial repayment of the mortgage debt secured by our four Canadian properties of approximately $33 million and a partial repayment of the mortgage debt secured by two of our Ritz-Carlton hotels located in the Buckhead section of Atlanta, Georgia and Naples, Florida of approximately $44 million.

The terms of the Series C senior notes require the payment of a premium to the holders in exchange for the right to retire these notes in advance of their maturity date. The date of redemption of the Series C senior notes is

January 30, 2004. All of the debt repayments will trigger the acceleration of deferred financing fees. The accelerated deferred financing fees and call premiums will total approximately $12 million.

The partial repayment of the Canadian mortgage debt will result in the related forward currency contracts hedge being deemed ineffective for accounting purposes, resulting in a decrease in net income of approximately $19 million. See “Debt” for further discussion.

SFAS 150

We adopted SFAS 150 as of the beginning of our fiscal quarter ended September 12, 2003 as required by the pronouncement. SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options.

On October 8, 2003, the Financial Accounting Standards Board (FASB) issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuer’s financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter Form 10-Q, we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003 effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, in the fourth quarter of 2003 we will record a cumulative effect of a change in accounting principle reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives.

Reporting Periods

The results we report in our interim statements of operations are based on results reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, Inc., the manager of the majority of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for each of the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott branded hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. Host REIT, as a REIT, is required by tax laws to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, the third quarter of 2003 ended on September 12 and the third quarter of 2002 ended on September 6, though both quarters reflect twelve weeks of operations. In contrast, year-to-date results through the third quarter of 2003 reflect results through September 12, 2003, which we refer to as year-to-date 2003, and include 255 days of operations, while our year-to-date results through the third quarter of 2002 reflect results through September 6, 2002, which we refer to as year-to-date 2002, and include 249 days of operations.

In addition, for results reported by hotel managers using a monthly reporting period (approximately one-fourth of our hotels), the month of operation that ends after quarter-end is included in our results of operations in the following fiscal quarter. For example, if our first quarter ends March 15th, operations for the entire month of March for our hotels on a monthly reporting cycle are reported in our second fiscal quarter. Accordingly, our results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March - May), third quarter (June - August), and fourth quarter (September - December). The items discussed above only effect our interim financial statements as our fiscal year financial statements discussed herein reflect 365 days of operations.

Results of Operations

In discussing our results of operations we use a measure common in the industry to evaluate the operations of a hotel—room revenue per available room, or RevPAR. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. In our discussion of results of operations, when we refer to changes in RevPAR, we are referring to changes in RevPAR for our comparable hotels (see “Lodging Statistics – Comparable Hotel Results” below for a description of what we consider comparable hotels.)

Year-to-date September 12, 2003 Compared to Year-to-date September 6, 2002

Revenues.    Hotel sales decreased $54 million, or 2%, to $2.3 billion year-to-date as compared to $2.4 billion for 2002. This decrease in revenues reflects a 5.6% decline in hotel RevPAR year-to-date when compared to 2002.

Our RevPAR decline was primarily attributable to reduced demand in the transient component of our business. Our resort hotels had the best results with a decrease in RevPAR of 3.3% for year-to-date 2003. RevPAR declined for our other three market types (downtown, suburban and airport) though our airport hotels outperformed the portfolio with a decline of just 4.9% for year-to-date 2003.

While we are beginning to see signs that conditions are improving, as RevPAR only declined 2.5% in the third quarter versus 5.6% for year-to-date 2003, the operating environment remains challenging. We are expecting RevPAR for our comparable hotels to be flat to down 2.5% for the fourth quarter and decline by 4% to 5% for the full year 2003 as compared to 2002. Although we and our operators continue to focus on reducing costs and maintaining margins, it is becoming more difficult to offset revenue declines with decreases in expenses. Certain important components of our operating costs, such as wages, benefits, utilities and insurance, have increased at a rate greater than inflation in 2003. Thus, operating profits and margins for each quarter in 2003 were, and are expected to be, below 2002 levels.

A number of positive trends are emerging, such as: recent upward revisions in U.S. Gross Domestic Product growth forecasts, low supply growth of new hotels, an expected increase in lodging demand from business travelers, and improvements in the pace of group bookings. For these reasons, our outlook for 2004 is more optimistic and we anticipate positive RevPAR growth at our hotels for 2004 as compared to 2003. Hotel budgets for 2004 have not been finalized by the property managers, however, and booking cycles remain relatively short which means that it remains difficult to predict future results. There can be no assurances that any increases in RevPAR will be achieved or that the current weak economic conditions in the lodging industry will not continue for an extended period of time.

While our overall portfolio RevPAR declined 5.6% for year-to-date 2003, we did experience RevPAR increases in a few regions for year-to-date 2003. Hotels in Washington, D.C. Metro region experienced a RevPAR increase of 1.8%, driven primarily by our Northern Virginia properties, which had positive RevPAR results due to increased transient demand. In this market, our best performing property, the Washington Dulles

Airport Marriott, had a RevPAR increase of 19%. Our Florida region had a slight RevPAR increase, driven by the strong performance of our Tampa market.

Our Canadian properties continued to struggle as summer leisure and group travel continued to be affected by the residual affects of the SARS epidemic leading to a RevPAR decline in Toronto of approximately 19% for year-to-date 2003. Our results in Toronto, however, improved meaningfully during the third quarter, as the RevPAR decline was less than 4% during the last four weeks of the quarter.

Hotels in the Pacific region underperformed the portfolio, with RevPAR declining by 6.7% for year-to-date 2003. Operations in San Francisco continued to be weak, however, one of our major downtown properties, The Ritz-Carlton, San Francisco had positive RevPAR growth of 2.3%, but these results were offset by continued weakness in the suburban and airport markets. Our San Diego Marriott and Marina and Manhattan Beach Marriott hotels experienced RevPAR growth of 6.7% and 8.6%, respectively, for year-to-date 2003. We expect San Diego to have a strong fourth quarter in 2003, before softening slightly in the first quarter of 2004, due to the absence of the Super Bowl.

Our hotels in the Mid-Atlantic region lagged the portfolio as RevPAR declined by 10.2% for year-to-date 2003. RevPAR for our New York hotels declined including the New York Marriott Marquis, which fell 13% in part due to the completion of the next phase of our rooms renovation. Our booking pace for the New York Marriott Marquis suggests stronger transient business in the fourth quarter of 2003. Our New England region also underperformed, as RevPAR declined by 15.3% for year-to-date 2003. These results do not include the Boston Marriott Copley Place, which is considered a non-comparable hotel as it was purchased during 2002, where RevPAR increased 5.5% year-to-date.

Rental income increased $1 million, or 1%, to $71 million for year-to-date 2003 when compared to the same period in 2002. Rental income includes: 1) lease income from our limited service hotel leases and office properties of $51 million for both periods, and 2) lease income from one full-service hotel of $20 million and $19 million, respectively.

In year-to-date 2003, we also recognized $9.6 million of other income from the settlement of a claim that we brought against our directors and officers insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International that arose from the sale of certain limited partnerships units to investors prior to 1993.

Operating Costs and Expenses.    Operating costs and expenses increased $59 million, or 3%, to $2.2 billion for year-to-date 2003. This increase is primarily the result of increased costs for insurance, utilities, wages and benefits at our hotels. In addition, the increase is also attributable to the six extra days included in the year-to-date period of 2003. Rental and other expense for year-to-date 2003 and 2002 includes: 1) expense for our limited service hotel leases and office properties of $50 million for both periods and, 2) expense related to one full-service hotel that we leased for $5 million for both periods. These expenses are included in other property-level expenses on the consolidated statements of operations. We expect that costs such as wages, benefits and insurance will continue to increase at a rate greater than inflation.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and other costs such as stock-based employee compensation expense, corporate insurance, audit fees, building rent and system costs. Corporate and other expenses for year-to-date 2003 and 2002 were $42 million and $40 million, respectively. The increase in corporate and other expenses is primarily due to increases in corporate insurance, audit fees and the appreciation of Host REIT’s stock price, which effects stock-based employee compensation expense.

Minority Interest Expense.    Minority interest expense for the periods prior to the third quarter of 2003 consisted of the hotel partnerships in which we hold interests, the results of which are consolidated in our financial statements. As a result of the implementation of SFAS 150, the minority partners’ interest in consolidated partnerships with finite lives specified in the related partnership agreement were reclassified as a liability and presented at their fair value. Changes in the fair value of the minority partners’ interest in finite life partnerships were reflected in interest expense in the third quarter. Our remaining infinite life partnership remains in the mezzanine level of the balance sheet, and the minority interest partners’ share of the income of the partnership will continue to be reflected as minority interest expense. The decline of $6 million year-to-date when compared to the same period in 2002 primarily reflects the decline in operations at the consolidated partnership hotels. See “Recent Events” for further discussion.

Discontinued Operations.    Discontinued operations represent the 2003 dispositions of the Ontario Airport Marriott, Norfolk Waterside Marriott, Oklahoma City Waterford Marriott and the Palm Beach Gardens Marriott, and the 2002 disposition of the St. Louis Marriott Pavilion. For year-to-date 2003, we sold the four properties for net proceeds of $92 million with a net loss of approximately $0.2 million. For year-to-date 2003 and 2002, our revenues for these four properties were $22.6 million and $36.2 million, respectively, and our income before taxes was $2.8 million and $3.9 million, respectively. The St. Louis Marriott Pavilion was transferred to the mortgage lender in January 2002 in a non-cash transaction and we recognized a net gain of $13 million primarily as a result of the debt extinguished and the forgiveness of management fees, net of the fair value of the assets surrendered.

Cumulative Effect of a Change in Accounting Principle.    As a result of our implementation of SFAS No. 150, we recorded a loss of $24 million as a cumulative effect of a change in accounting principle reflecting the excess of the fair value of the minority partners’ interest over the book value of their interest as of June 21, 2003, the date of adoption. See “Recent Events” for further discussion.

2002 Compared to 2001

Revenues.    Hotel sales declined $52 million, or 1.5%, to approximately $3,525 million for 2002 from $3,577 million in 2001. The $52 million decrease in hotel sales for 2002 primarily reflects the decrease in RevPAR for our properties of 4.9% to $100.74. While the decrease in RevPAR is due in part to the reduction in business and leisure travel, it is also the result of the change in business mix at our properties. Transient business, which includes the corporate and premium business segments, which generally pay the highest average room rates has decreased by over 3% since 2000 as a percentage of room sales. Our managers have partially offset this decline with additional group and contract business and other segments that have lower average room rates. As a result, while occupancy has increased slightly, the average room rate has declined significantly.

Our resort hotels had the best results with a decrease in RevPAR of 0.9%. RevPAR declined for our other three market types (downtown, suburban and airport), though our downtown hotels outperformed the portfolio with a decline of just 2.1%.

Although most regions had RevPAR declines in line with our overall portfolio, we did have two regions that had stronger results. Our South Central region declined by only 1.1% primarily due to strong results from our three San Antonio hotels. The Mid-Atlantic region also outperformed the overall portfolio with a RevPAR decline of 2.5%. This was due to positive RevPAR at our Philadelphia Convention Center Marriott and Four Seasons, Philadelphia properties, offset by declines at our suburban properties in this region.

The Pacific region had the largest RevPAR decline at 8.3%. These results were largely due to the collapse of the technology market in the San Francisco area with all our hotels in that market having RevPAR declines. The North Central Region also had declines in RevPAR of 6.6%, which was a function of poor results in most of the region with our Chicago and Minneapolis properties reporting significant declines.

Rental income decreased $35 million, or 25.7%, to $101 million for 2002 from $136 million in 2001. Rental income for 2002 and 2001 includes: 1) lease income from our limited service hotel leases and office properties of

$77 million and $83 million, respectively and 2) lease income from full-service hotel leases of $24 million and $53 million, respectively. We repurchased the lessee entities with respect to four of the remaining five full-service hotels leased to third parties effective June 16, 2001 and terminated those leases for financial reporting purposes. As a result, we currently record rental income with respect to only one full-service hotel.

Operating Costs and Expenses.    Operating costs and expenses decreased $15 million, or 0.5%, to $3,167 million in 2002 compared to 2001. This decrease is primarily the result of our efforts and those of our managers to control operating costs at the hotels and the overall decline in occupancy. Rental expense during 2002 and 2001 for our limited service hotel leases and office space was $73 million and $74 million, respectively, for both periods. These expenses are included in other property-level expenses on the consolidated statements of operations.

Corporate Expenses.    Corporate expenses decreased by $2 million, or 6.3%, to $30 million in 2002 compared to 2001. The decrease in expenses was principally due to a decrease in stock-based compensation.

Host REIT has stock-based compensation plans under which it may award to participating employees options to purchase shares of Host REIT’s common stock, Host REIT’s deferred shares of Host REIT common stock or restricted shares of Host REIT common stock as well as an employee stock purchase plan. The restricted shares issued to certain officers and key executives vest over a three-year period in annual installments based on continued employment and the attainment of performance criteria established by Host REIT’s Compensation Policy Committee. These shares are subject to market adjustments that result in compensation expense (benefit) on a quarterly basis. As a result of the decline in Host REIT’s stock price and our operations in 2002, certain performance thresholds were not met, and a portion of these shares previously granted were forfeited, resulting in a reduction in 2002 overall corporate expenses.

Minority Interest Expense.    For 2002 and 2001, we recognized minority interest expense of $8 million and $16 million, respectively. The variance in minority interest expense was due to the decrease in our results of operations as described above.

Discontinued Operations.    During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender in a non-cash transaction. In accordance with SFAS 144, which we adopted January 1, 2002, we classified the hotel’s operating results as discontinued operations presented in all periods. As a result, at December 31, 2002 and 2001, we recorded a gain, net of taxes, of $20 million and a loss of $3 million, respectively, as discontinued operations. We also classified the operations related to the Ontario Airport Marriott, Norfolk Waterside Marriott, Oklahoma City Waterford Marriott, and the Palm Beach Gardens Marriott, which were all disposed of in year-to-date 2003 as discontinued operations.

2001 Compared to 2000

Beginning January 1, 2001, we reported gross property level sales from the majority of our hotels, and our expenses included all property level costs including depreciation, management fees, real and personal property taxes, ground rent, equipment rent, property insurance and other costs. Our revenues for 2000 represent rental income on leases of our hotels. Expenses during 2000 represent specific owner costs, including real estate and property taxes, property insurance and ground and equipment rent. As a result, our 2001 results are not comparable to the historical reported amounts for 2000.

Revenues.    As discussed above, our revenues and operating profit for 2001 are not comparable to 2000, due to our acquisition of the lessee entities by our wholly owned taxable REIT subsidiary. The table below presents gross hotel sales for the years ended December 31, 2001 and 2000. For 2000, gross hotel sales were used as the basis for calculating rental income. The data is presented in order to facilitate an investor’s understanding and comparative analysis of the operations of our properties and does not represent our revenues for these periods.

	Fiscal Year
	2001	2000
	(in millions)
Hotel sales
Rooms	$2,195	$2,824
Food and beverage	1,102	1,281
Other	280	318

Total hotel sales	$3,577	$4,423

The $846 million decrease in hotel sales for 2001 primarily reflects the decrease in RevPAR for our properties of 13.7% to $105.96. Room sales also declined as a result of the loss of sales from the New York Marriott World Trade Center and the New York Marriott Financial Center due to the terrorist acts of September 11, 2001. The declines were partially offset by incremental revenues provided by the 500-room expansion at the Orlando Marriott, which was placed in service in June 2000, and the addition of three hotels as a result of our consolidation of Rockledge Hotel Properties, Inc. (“Rockledge”) and Fernwood Hotel Assets, Inc. (“Fernwood”) as of March 24, 2001.

The decline in RevPAR during 2001 was generally due to a decrease in occupancy of 7.7 percentage points and a 4.1% decrease in room rates for the year. As a result of decreased hotel sales, we directed our managers to implement cost cutting measures and revenue enhancement programs at the property level during the second quarter in order to stabilize operating profit margins. These measures included increasing labor efficiency, particularly at the managerial level and in the food and beverage area at the hotels, reducing discretionary expenses in rooms, food and beverage, and repairs and maintenance and reducing energy consumption. While we believe these measures were moderately successful profit margins on our portfolio of hotels still decreased 3.0 percentage points for 2001.

Operating Costs and Expenses.    As discussed above, operating costs and expenses for 2000 only include specific owner costs while 2001 include all property level costs and therefore results are not comparable. However, in comparing specific owner costs as reported in 2000 these costs and expenses decreased $162 million to $710 million for 2001 as compared to $872 million for 2000. This decrease is primarily the result of the decrease in lease repurchase expense, explained in detail below, offset by a $36 million increase in depreciation due to the purchase of two previously non-consolidated subsidiaries owning two full-service hotels and certain other assets.

Corporate Expenses.    Corporate expenses decreased by $10 million, or 24%, as a result of corporate cost cutting during 2001 and a decrease of $6 million in compensation expense related to Host REIT’s employee stock plans.

Lease Repurchase Expense.    In connection with the definitive agreement with Crestline in November 2000 for the purchase of the leasehold interests with respect to 116 hotels, we recorded a nonrecurring loss provision of $207 million. In 2001, as a result of the purchase of four additional leasehold interests, we recognized a loss of $5 million.

Minority Interest Expense.    For 2001 and 2000, we recognized minority interest expense of $16 million and $27 million, respectively. The variance is primarily due to the decrease in our results of operations as described above.

Equity in Earnings of Affiliates.    Equity in earnings of affiliates decreased $24 million, or 89%, to $3 million for 2001. The decrease is principally due to the acquisition and consolidation of two subsidiaries on March 24, 2001.

Provision for Income Taxes.    For the year ended December 31, 2001, we recorded an income tax provision of $9 million, a change of $107 million, from the $98 million income tax benefit in 2000. The change is primarily due to the $82 million benefit taken during 2000 due to the recognition of the income tax asset as a result of the purchase of the leasehold interests with respect to 116 hotels. Also, during 2001 and 2000, we favorably resolved certain tax matters and recognized $16 million and $32 million, respectively, related thereto as a benefit to our tax provision.

Discontinued Operations.    Discontinued operations represent the operations related to the Ontario Airport Marriott, Norfolk Waterside Marriott, Oklahoma City Waterford Marriott, and the Palm Beach Gardens Marriott, which were all disposed of in year-to-date 2003 and the St. Louis Marriott Pavilion which was transferred to the mortgage lender in 2002.

Liquidity and Capital Resources

Our principal sources of cash are cash from operations, the sale of assets, borrowings under our credit facility and our ability to obtain additional financing through various capital markets. Our principal uses of cash are debt repayments and the payment of capital expenditures, asset acquisitions, operating costs, corporate expenses, and distributions to our equity holders. We believe our sources of cash will be sufficient to meet our liquidity needs.

As of September 12, 2003, we had $547 million of cash and cash equivalents, which was an increase of $186 million from our December 31, 2002 balance. Cash increased principally as a result of Host REIT’s equity offering discussed below, the proceeds of which were contributed to Host L.P. Cash was used principally for debt repayments and principal amortization. In addition, we have $134 million of restricted cash as a result of lender and management agreement restrictions (including reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits).

We expect to continue to maintain higher than normal cash balances until we see consistent improvement in our operations. We currently have $250 million of availability under our credit facility and have no amounts outstanding under the facility. In May of 2003, we successfully modified the credit facility to provide more flexibility in meeting certain financial covenants. We believe we have sufficient cash to deal with our near-term debt maturities, as well as any incremental decline in the cash flow from our business.

As of September 12, 2003, we have approximately $93 million of our mortgage debt maturing through December 31, 2004. Additionally, during the same period we will have $72 million of regularly scheduled amortization on our mortgage debt. Debt maturities in 2003 and 2004 include $65 million of mortgage debt due in December 2003 on the Marriott World Trade Center hotel and a $27 million mortgage loan due in August 2004. On December 2, 2003, we repaid the loan on the World Trade Center hotel as part of an overall settlement of claims relating to the property. See “Recent Events”.

Our business strategy is to own upper-upscale and luxury properties in urban, convention and resort markets. Through December 29, 2003, we have sold eight hotels located in secondary markets. We continue to pursue opportunities to dispose of non-core assets consistent with our strategy of recycling capital and we have also entered into agreements for the sale of five additional non-core properties. Each of these transactions is subject to standard closing conditions and all are expected to close in the first quarter of 2004. We are also currently in discussions with potential buyers for several other hotels. Similar to the hotels already sold in 2003, the hotels currently under contract for sale and those identified as potential sale candidates are generally smaller hotels in secondary markets. We believe that, if consummated, sales of non-core properties could result in additional proceeds of $100 to $250 million over the next three to six months. We intend to use the proceeds from dispositions to repay debt, though we may elect to invest in our current portfolio or to acquire additional hotels. There can be no assurance that any further dispositions will occur.

Under our credit facility, we are required to use the proceeds of asset sales to permanently reduce the revolving loan commitment in effect at the time. In general, in the event that we consummate asset sales during any 12 month period that generate net proceeds in excess of 1% of our total assets (calculated using undepreciated real estate assets), the revolving loan commitment will automatically be reduced by the amount of such proceeds to the extent that such proceeds are not reinvested or committed to be reinvested in our business within 364 days following the date the 1% threshold is exceeded. The May 2003 amendment to the credit facility provided for certain exceptions to this general rule. For instance, when the revolving loan commitment is $250 million or less, further revolving loan commitment reductions occur with respect to asset sales proceeds that are not reinvested only to the extent that amounts are outstanding under the credit facility. If no amounts are outstanding, a commitment reduction can be avoided if we achieve commensurate reductions in the amount of our secured indebtedness or indebtedness under our senior notes indenture.

The sale of the Jacksonville Marriott on November 20, 2003 for $17 million, when combined with the net sale proceeds of other dispositions, resulted in our crossing this 1% threshold for asset sales. As a result, unless we reinvest or commit to reinvest the net sale proceeds from all such dispositions within 364 days following November 20, 2003, the revolving loan commitment will automatically be reduced. Based on investments we have made (in particular, the acquisition of the Hyatt Regency Maui Resort and Spa on November 13, 2003 for $321 million), as well as other planned capital expenditures, the dispositions to date, including the sales of the Williamsburg Marriott, the Oklahoma City Marriott and the Plaza San Antonio Marriott, will not result in a reduction of the credit facility availability. We will, however, continue to be subject to these credit facility commitment reduction provisions with respect to future dispositions, if any.

We also remain interested in pursuing single asset and portfolio acquisitions and believe that there will be opportunities over the next several years to acquire assets that are consistent with our target profile of upper- upscale and luxury properties in hard to duplicate urban, convention and resort locations, such as the Hyatt Regency Maui Resort and Spa. We are currently in preliminary discussions with other sellers of hotels that meet our investment objectives, but have not entered into any definitive agreements. Any additional acquisitions may be funded, in part, from the proceeds of additional equity offerings by Host REIT or the issuance of OP units by us, as well as available cash. However, we cannot be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed.

Cash Provided by Operations

Our cash provided by operations for year-to-date 2003 decreased $153 million, or 49%, to $157 million when compared to the same period in 2002. The decrease is primarily due to the decline in operations at our hotels, as discussed above, and because year-to-date 2002 cash provided by operations included a one-time, $50 million payment from Marriott International related to negotiated changes in our management agreements with respect to working capital balances at our hotels.

Cash Used in Investing Activities

Cash used in investing activities decreased from $171 million in year-to-date 2002 to $39 million in year-to-date 2003 primarily due to the acquisition of the Boston Marriott Copley Place in 2002, asset sale proceeds in 2003 and the receipt of $75 million in capital expenditure escrow funds that was returned to us by Marriott International in 2002.

Capital expenditures at our properties have decreased by $1 million, or 1%, to $128 million for year-to-date 2003 when compared to the same period in 2002. Room refurbishments occur at intervals of approximately seven years; however, the exact timing is based on an annual review of the condition of each property. Typically, we have spent approximately $200 to $250 million annually on refurbishments and other capital improvements. We expect capital expenditures for 2003 to be approximately $200 to $220 million, the vast majority of which would be funded by the furniture and fixture reserves established at our hotels (typically 5% of property revenues) and, to a lesser extent by our available cash.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2001 (in millions):

Transaction Date		Description of Transaction	Sale (Investment) Price
December	2003	Sale of the Williamsburg Marriott, Oklahoma City Marriott and the Plaza San Antonio Marriott	$75
November	2003	Sale of the Jacksonville Marriott	17
November	2003	Purchase of the 806-room Hyatt Regency Maui Resort and Spa	(321)
July	2003	Sale of Norfolk Waterside Marriott, Oklahoma City Waterford Marriott and Palm Beach Gardens Marriott	71
June	2003	Acquisition of remaining interests in the JW Marriott in Washington, D.C.(1)	(98)
January	2003	Sale of Ontario Airport Marriott	26
June	2002	Purchase of the 1,139-room Boston Marriott Copley Place (2)	(214)
January	2002	Development of the 295-room Ritz-Carlton Golf Resort, Naples	(75)
December	2001	Sale of Vail Marriott Mountain Resort and the Pittsburgh City Center	65
June	2001	Addition of a spa facility at the Marriott Harbor Beach Resort	(8)
June	2001	Purchase of limited partner interests in seven full-service hotels	(60)
April	2001	Addition of a spa facility at The Ritz-Carlton, Naples	(25)

(1)	Investment price includes the consolidation of $95 million of mortgage debt.
(2)	Investment price includes the assumption of $97 million of mortgage debt.

Cash Used in and Provided by Financing Activities

Cash provided by financing activities for year-to-date 2003 was $68 million, compared to cash used in financing activities of $97 million for year-to-date 2002. Year-to-date 2003 included the August 2003 issuance of 27.5 million common OP units to Host REIT in exchange for approximately $251 million in net proceeds from Host REIT’s common stock offering, the issuance of $88 million in mortgage debt, debt repayments of $198 million, $37 million in scheduled principal amortization and $27 million in preferred OP unit distributions.

On September 10, 2003, Host REIT announced that its Board of Directors had declared a dividend of $0.625 per share of preferred stock, which was paid on October 15, 2003 to preferred shareholders of record on September 30, 2003. Correspondingly, Host L.P. made a $0.625 per unit distribution on substantially all its preferred OP units (see Distribution Policy below for more information). Host REIT did not declare a dividend on its common stock.

On October 21, 2003, Host REIT issued 23.5 million shares of common stock in an underwritten public offering. Proceeds after deducting the underwriting discount and offering expenses, were approximately $250 million. The proceeds were contributed to us in exchange for the issuance of 23.5 million common OP units to Host REIT.

On November 6, 2003, we issued $725 million in 7 1/8% Series J senior notes due in 2013. The net proceeds, after deducting the initial purchasers’ commissions and offering expenses, of $711 million were used to redeem $429 million of our existing 7 7/8% Series A senior notes due in 2005 and $282 million of our 8.45% Series C senior notes due in 2008 on December 8, 2003. The terms of the Series A and C senior notes required that we pay a premium in exchange for the right to retire this debt in advance of its maturity date. In conjunction with the redemption, we recorded a loss of approximately $28 million for the payment of the premium and the acceleration of the related deferred financing fees in the fourth quarter of 2003.

The following table summarizes significant financing activity, except for the credit facility, payment of distributions and non-cash equity and derivative transactions (all of which are discussed below), completed since the beginning of fiscal year 2001 (in millions):

Transaction Date		Description of Transaction	Transaction amount
December	2003	Partial prepayment of the Canadian mortgage loan(1)	$(33)
December	2003	Retired a total of $711 million of Series A and C senior notes	(711)
December	2003	Repayment of World Trade Center hotel debt(1)	(65)
November	2003	Issuance of 7 1/8% Series J senior notes due in 2013 (2)	725
October	2003	Issuance of 23.5 million common OP units to Host REIT (2)	250
September	2003	Refinancing proceeds from the JW Marriott, Washington, D.C. mortgage loan	88
September	2003	Repayment of the JW Marriott, Washington, D.C. mortgage loan	(95)
August	2003	Retired a portion of 7 7/8% Series A senior notes due in 2005 (3)	(71)
August	2003	Issuance of 27.5 million common OP units to Host REIT (2)	251
April	2003	Partial prepayment of the Canadian mortgage loan	(7)
March	2003	Retired a portion of 9.25% senior notes due in 2007	(8)
January	2003	Partial prepayment of The Ritz-Carlton, Naples and Buckhead mortgage	(17)
September	2002	Retired 9.5% senior notes due in 2005 (4)	(13)
December	2001	Issuance of 9.5% Series H senior notes (5)	450
October	2001	Retired San Antonio Marriott Riverwalk mortgage loan	(17)
August	2001	Proceeds from the Canadian mortgage loan (6)	97
August	2001	Retired The Ritz-Carlton, Amelia Island mortgage loan (6)	(88)
March	2001	Issuance of Class C cumulative redeemable preferred OP Units (7)	143

(1)	See “Recent Events”.
(2)	See discussion above.
(3)	The terms of this debt required that we pay the holders a premium in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of $2.3 million on the early extinguishment of this debt, which includes the payment of the premium and the acceleration of the related deferred financing fees.
(4)	We retired the remaining $13 million of these senior notes at approximately 101% of par. We recorded a nominal loss on the retirement.
(5)	Proceeds from the Series H senior notes were used to repay the outstanding balance on the credit facility. Additionally, we entered into an interest rate swap agreement with regards to this principal balance. These notes were exchanged in June 2002 for Series I senior notes on a one-for-one basis and are substantially identical to the Series H senior notes and are freely transferable by the holders.
(6)	Certain of our Canadian subsidiaries entered into a financing agreement pursuant to which they borrowed $97 million. The Calgary Marriott, Toronto Airport Marriott, Toronto Marriott Eaton Centre and Toronto Delta Meadowvale hotels serve as collateral. The proceeds from this financing were used to refinance existing indebtedness on these hotels, as well as to fund a portion of the repayment of the $88 million mortgage note on The Ritz-Carlton, Amelia Island hotel.
(7)	On March 27, 2001, we issued approximately 6.0 million units of 10% Class C cumulative redeemable preferred OP Units for net proceeds of $143 million. Holders of the Class C Preferred OP Units are entitled to receive cumulative cash distributions at a rate of 10% per year of the $25 per unit liquidation preference.

To reduce future cash interest payments, as well as future amounts due at maturity or upon redemption, we may from time to time purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities. In November 2003, Host REIT’s Board of Directors authorized us to purchase or retire up to $600 million of our senior notes, in addition to the $711 million of Series A and Series C redemptions made as part of a refinancing of those senior notes as discussed above. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. As a result of additional asset sales or to take advantage of favorable market conditions, we may retire or refinance additional senior notes and mortgage debt from time to time. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted unit as a result of the payment of any applicable premiums and the acceleration of previously deferred financing charges.

Debt

As of September 12, 2003, Host L.P.’s debt was $6.1 billion. The weighted average interest rate of all of Host L.P.’s debt is approximately 7.7% and the current average maturity is 6.3 years. Additionally, approximately 86% of Host L.P.’s debt has a fixed rate of interest as of September 12, 2003.

Over time, we expect to decrease the proportion of fixed rate debt in our capital structure to 75% to 80% of our total debt, although there can be no assurances that we will be able to achieve this result on terms acceptable to us. We may do this through the use of derivative instruments including interest rate swaps or through the periodic refinancings of fixed rate mortgage debt with floating rate debt. In furtherance of this objective, on August 21, 2003 we entered into two interest rate swap agreements maturing in October 2007. Under the agreements, which have substantially identical terms, we receive fixed rate payments at 9.25% and make floating rate payments based on six-month LIBOR plus 590 basis points on a combined notional amount of $242 million. These agreements have the effect of swapping our interest obligations on $242 million in principal amount of 9.25% Series G senior notes to a floating rate of interest.

On September 9, 2003, we refinanced the $95 million mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points. In connection with the refinancing, we purchased an interest rate cap that has the effect of limiting the interest rate on the new floating rate mortgage loan to not greater than 8.1% for the first two years of the loan. Although the loan matures in 2005, we may extend the term of the loan for three one-year periods upon satisfaction of certain conditions. The loan may be prepaid beginning in May 2004, and no prepayment penalty will be assessed for any prepayments made after March 2005. With the completion of this refinancing and the subsequent settlement of the World Trade Center hotel claim which allowed us to repay the $65 million mortgage on that property, we have no significant refinancing requirements until 2005, other than the $27 million mortgage loan due in August 2004. See “Recent Events.”

Under the terms of our senior notes indenture and the credit facility, our ability to incur indebtedness is subject to restrictions and the satisfaction of various conditions, including an EBITDA-to-interest coverage ratio (as defined in the senior notes indenture) for Host L.P. of at least 2.0 to 1.0. We do not currently meet this interest coverage ratio. As a result, our ability to incur indebtedness is limited to indebtedness specifically permitted under the credit facility and the senior notes indenture, such as borrowings under the credit facility and borrowings in connection with a refinancing of existing debt.

Currently, we have $3.2 billion of senior notes outstanding that are rated by Moody’s Investors Service and Standard & Poor’s. As a result of the significantly reduced operating levels in the lodging industry, the ratings on our senior notes and the senior notes issued by many other lodging companies have been downgraded or placed on negative credit watch. On February 13, 2003, Standard and Poor’s downgraded its rating on our senior debt from BB- to B+. At the same time Standard & Poor’s also downgraded its rating on Host REIT’s preferred stock from B- to CCC+. On August 6, 2003, Moody’s announced that it had placed its Ba3 rating of our senior unsecured debt and its B3 rating of Host REIT’s preferred stock under review for possible downgrade. On December 4, 2003, Moody’s concluded its review and changed its ratings outlook on our senior notes and Host REIT’s preferred stock to stable. While we have no senior note maturities until 2006, if operations were to decline further, or if our credit ratios do not otherwise improve, the ratings on our senior notes could be reduced further. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or to issue additional preferred stock would likely increase.

All of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. We have 30 assets that are secured by mortgage debt. Twelve of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed below.

Eight of our hotel properties secure a $596 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. The hotels securing the CMBS Loan are the New York Marriott Marquis, the San Francisco Airport Hyatt Regency, the Cambridge Hyatt Regency, the Reston Hyatt Regency, the Boston Hyatt Regency, The Drake Hotel New York, the Swissôtel Atlanta and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. Annual debt service is $64 million. As a result of the effect of the weak economy on our operations, this provision was triggered beginning in the third quarter of 2002 and will remain in effect until the CMBS Portfolio generates the necessary minimum cash flow for two consecutive quarters, at which point, the cash that has been escrowed will be returned to us. As of September 12, 2003, approximately $13 million of cash has been escrowed. We do not expect cash flows from the CMBS Portfolio to be at the level required to trigger the release of the escrow until we have a significant improvement in operations. Additional amounts may also be escrowed, and these amounts may be significant.

During August 2001, we entered into a $97 million loan agreement for our four Canadian properties. As a result of a decline in operations at these properties in late 2001 and 2002, we were required under the loan agreement to escrow cash from the hotels after the payment of debt service. In April 2003, approximately $7 million of the cash escrowed in accordance with the loan was applied to the outstanding balance of the indebtedness and approximately $2 million was released to us. As this indebtedness is denominated in United States dollars and the functional currency of the properties is Canadian dollars, we entered into currency forward contracts to buy U.S. dollars at a fixed price at the time we entered into this loan. These forward contracts hedge the currency exposure of converting Canadian dollars into U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment of approximately $84 million. These contracts had been designated as cash flow hedges of the debt service and balloon payment and were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. As a result of the April 2003 prepayment, a portion of the forward contracts no longer qualified for hedge accounting. The pro-rata portion of the accumulated loss included in other comprehensive income as of the date of prepayment plus the change in the fair market value of the ineffective portion of the hedge from April 24, 2003 have been recognized in our consolidated statements of operations. The adjustments resulted in the recognition of approximately $1 million of expense for year-to-date 2003, which is included in corporate and other expenses. On December 29, 2003, we made an additional partial repayment of approximately $33 million of the Canadian mortgage loan. This partial repayment resulted in all of the forward currency hedge contracts being deemed ineffective for accounting purposes, and we recorded the remaining unrealized loss on the contracts of approximately $19 million. We will record the increase or decrease in the fair value of the outstanding forward currency contracts in net income (loss) each period.

Operating results at our three properties located in Toronto have not yet fully recovered from the impact which SARS had on travel to this city. As a result, we entered into an agreement with our lenders in July 2003 to modify certain covenants so that we would not be required to make additional prepayments through January 28, 2004. The terms of the modification required us to provide additional collateral of $10 million in cash and pay an additional 25 basis points of interest on the loan.

Distribution Policy

Funds used by Host REIT to pay dividends on its common and preferred stock are provided through distributions from Host L.P. For every share of common and preferred stock of Host REIT, Host L.P. has issued to Host REIT a corresponding common OP unit and preferred OP unit. Host REIT is the owner of substantially all of the preferred OP units and, as of December 1, 2003, approximately 93% of the common OP units. The remaining 7% of the common OP units are held by various limited partners. As a result of the minority position in Host L.P. common OP units, these holders share, on a pro rata basis, in amounts being distributed by Host L.P. As a general rule, when Host REIT pays a common or preferred dividend, Host L.P. pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host REIT paid a five cent per share dividend on its common stock, it would be based on payment of a five cent per common OP unit distribution by Host L.P. to Host REIT and all other common OP unit holders.

Our failure to meet the EBITDA-to-interest coverage ratio in our senior notes indenture and credit facility as noted above currently restricts our ability to pay dividends on our common and preferred equity, except to the extent necessary to maintain Host REIT’s status as a REIT. Required income distributions for 2002 were satisfied in part by the payment of dividends on the preferred stock in 2002. The remaining 2002 income distribution requirement was satisfied by the payment of dividends that were declared on the preferred stock in the first three quarters of 2003.

Taxable income generated by the insurance recovery on the World Trade Center and Financial Center hotels will be sufficient to allow Host REIT to pay the dividend on its preferred stock for the fourth quarter of 2003. As a result, on December 16, 2003, we announced that Host REIT’s Board of Directors had declared a dividend of $0.625 per share of preferred stock, which will be paid on January 15, 2004 to preferred stockholders of record on December 31, 2003. Taxable income generated by the insurance recovery may also be sufficient to allow Host REIT to pay up to the first three quarters of dividends on its preferred stock in 2004. Preferred dividend payments beyond those supported by the taxable income generated by this settlement will depend on, among other factors, taxable income or loss from operations in 2004 or our ability to meet a minimum EBITDA-to-interest coverage ratio (both as required by the senior notes indenture). See “Recent Events.”

Host REIT has not paid a dividend on its common stock (and, correspondingly, Host L.P. has not made a distribution on its common OP units) since the third quarter of 2001. Host REIT does not currently expect to pay a common dividend for the remainder of 2003. The decision to reinstate the common dividend (including the amount of any such dividend) will be made by the Board of Directors and will depend on several factors, including those described above for distributions on the preferred stock, as well as our liquidity and any accrued unpaid dividends on the preferred stock.

Contractual Obligations

The table below summarizes our obligations for principal payments on our debt and future minimum lease payments on our operating and capital leases as of September 12, 2003 (in millions):

	Payments due by period
	Total	Less than 1 year (4)	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations (1)	$6,060	$81	$665	$1,606	$3,708
Capital Lease Obligations (2)	15	2	9	4	—
Operating Lease Obligations (3)	1,955	36	207	195	1,517

Total	$8,030	$119	$881	$1,805	$5,225

(1)	The amounts shown include amortization of principal and debt maturities on our debt as well as discounts of $5 million on our senior notes.

(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants of $2 million, payable to us under non-cancelable subleases. The lease payments also include interest payable of $3 million.
(3)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and HPT subleases of $29 million and $611 million, respectively, payable to us under non-cancelable subleases.
(4)	Amounts shown are for the fourth quarter of 2003 only.

Guarantees

We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•	We remain contingently liable for leases on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of rental payments. The amount is approximately $40 million as of September 12, 2003.

•	We are obligated under the partnership agreement (and various tax-sharing agreements with former affiliated entities) to pay all taxes (Federal, state, local and foreign—including any related interest and penalties) incurred by us, as well as any liabilities that the IRS successfully may assert against us and under certain circumstances against former affiliated entities. As the potential liability is based in part on a finding by a specific taxing authority, these amounts cannot be estimated at this time.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Crestline in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Crestline, who, in turn, is indemnified by the current owner of the facility.

•	We are required to maintain a letter of credit for $2.9 million to guarantee payment of certain expenses related to the mortgage for the Hanover Marriott which is owned by one of our wholly-owned subsidiaries. Our mortgage lender is the beneficiary under the letter of credit which expires in April 2004.

•	On November 20, 2003, we sold the Jacksonville Marriott and the associated ground lease was assigned to the purchaser. We are contingently liable under the ground lease for amounts not to exceed $2.25 million. However, the purchaser of the hotel has indemnified us against any payment on the ground lease. Further, if we pay the maximum amount of $2.25 million, the landlord would be required to deed the land to us.

Ratio and Deficiency of Earnings to Fixed Charges

The deficiency of earnings to fixed charges and preferred unit distributions for Host L.P. was $142 million for year-to-date 2003; $12 million for year-to-date 2002 and $21 million for full year 2002. The ratio of earnings to fixed charges and preferred unit distributions was 1.1 to 1.0 and 1.2 to 1.0 for full year 2001 and 2000, respectively. Amounts have been restated for the effect of discontinued operations.

Investments in Affiliates

We have made investments in certain ventures which we do not consolidate and, accordingly, are accounted for under the equity method of accounting in accordance with our accounting policies as described in Note 1 to the consolidated financial statements. We have included the table below and the following discussion to provide investors with additional information on these investments. Investments in affiliates consist of the following at September 12, 2003:

	Ownership Interests	Investment	Debt	Assets
		(in millions)
CBM Joint Venture LLC	50%	$63	$902	120 Courtyard Hotels
Tiburon Golf Ventures, L.P.	49%	21	—	36-hole golf course

Total		$84	$902

We and Marriott International each own a 50% interest in a joint venture that owns, through two limited partnerships, 120 Courtyard by Marriott properties totaling 17,550 rooms. The joint venture, CBM Joint Venture LLC, has approximately $902 million of debt. This debt is comprised of first mortgage loans secured by the properties owned by each of the two partnerships, senior notes secured by the ownership interest in one partnership and mezzanine debt. The mezzanine debt is an obligation of a subsidiary of the joint venture and the lender is an affiliate of Marriott International. None of the debt is recourse to, or guaranteed by, us or any of our subsidiaries. RevPAR at the Courtyard hotels declined 4.8% for year-to-date 2003 when compared to the same period in 2002. Based on our current forecasts for the full year 2003, the hotels in one of these two partnerships are not expected to generate sufficient cash flow from operations to fund the partnership’s debt service obligations. If there is insufficient cash flow to fund its debt service obligations, the partnership would continue to make use of (i) a senior note debt service reserve, (ii) certain rights to require repayment to the partnership of a portion of ground rent and certain management fees it has previously paid to Marriott International, and (iii) subordination provisions for current payments in its ground leases and management agreements to cover any shortfall. As of September 12, 2003, the joint venture has deferred a total of $2.9 million in ground rent and base management fees. Interest does not accrue on such deferred amounts, but these amounts must be repaid prior to distributions to equity holders. In addition, we anticipate that the joint venture will defer interest payments on the mezzanine debt at least until the fourth quarter of 2003. As of September 12, 2003, the joint venture has deferred $18.2 million of interest payments on the mezzanine debt. Deferral of these interest payments is not a default under the mezzanine debt agreements. To the extent deferred, unpaid mezzanine debt interest amounts are added to principal and earn interest at 13%. As of September 12, 2003, the partnerships and the joint venture maintained aggregate unrestricted cash balances of approximately $15 million.

We currently have a 49% interest in Tiburon Golf Ventures, L.P., which owns the 36-hole Greg Norman-designed golf course surrounding The Ritz-Carlton, Naples Golf Resort.

We own minority interests in two partnerships. One owns the Budapest Marriott, and the other owns the Des Moines Marriott. We also own minority preferred shares in STSN, Inc., a technology service provider company. As a result of operating losses at these investments, we wrote the carrying value down to zero prior to January 1, 2000. Further, we have not received any distributions from these investments. We do not have any guarantees or commitments in relation to any of these interests. We do incur immaterial expenses related to these investments. If we are able to dispose of these investments, we will recognize a gain in an amount equal to the proceeds received.

In the second quarter of 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the 772-room JW Marriott, Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we consolidated the partnership, and recorded property and equipment of $131 million and $95 million in mortgage debt.

During the second and third quarters of 2002, we sold our 1% general partner interests in the Marriott Residence Inn Limited Partnership and Marriott Residence Inn II Limited Partnership, which owned 15 and 23 Residence Inn properties, respectively.

For a more detailed discussion of our other real estate investments, which includes a summary of the outstanding debt balances of our affiliates, see Note 4 to the consolidated financial statements.

Other Developments Relating to Real Estate Investments

One of our consolidated properties that we own through a joint venture with Marriott International, the Mexico City Marriott Airport hotel, has experienced a measurable amount of settlement during the past several years. While settlement of buildings in the region of Mexico City where the hotel is located is common, our hotel, which is comprised of several buildings, has shown different degrees of settlement among the buildings. We have studied various ways to address the settlement issues and are in the process of finalizing a remediation plan, which is likely to include the temporary closure of the hotel while these remediation efforts are completed. Alternatively, we are considering other options, including selling the hotel prior to conducting remediation efforts. The net book value of the hotel was $29 million at September 12, 2003.

Lodging Statistics

Comparable Hotel Results

We present certain operating results and statistics for the periods included in this prospectus on a comparable hotel basis. We define our comparable hotels as full-service properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, (ii) for which we reported operating results throughout the reporting periods being compared, and (iii) that have not sustained substantial property damage or undergone large-scale capital projects during the reporting periods being compared.

Comparable hotels for year-to-date 2003 and 2002.    For year-to-date 2003 and 2002, we consider 116 of our portfolio of 120 full-service hotels owned on September 12, 2003 to be comparable hotels. The operating results of the following hotels that we own as of September 12, 2003 are excluded from comparable hotel results for these periods:

•	the New York Financial Center Marriott (substantially damaged in the September 11, 2001 terrorist attacks and re-opened in January 2002);

•	the Boston Marriott Copley Place (acquired in June 2002);

•	The Ritz-Carlton, Naples Golf Resort (opened in January 2002); and

•	The JW Marriott, Washington, D.C. (consolidated in our financial statements beginning in the second quarter of 2003).

In addition, during the first three quarters of 2003 we sold the Ontario Airport Marriott, the Norfolk Waterside Marriott, the Oklahoma City Waterford Marriott and the Palm Beach Gardens Marriott. For this reason, the operating results of these four hotels are also not included in comparable hotel results for year-to-date 2003 and 2002.

Comparable hotels for fiscal years 2002 and 2001.    For fiscal years 2002 and 2001, we consider 118 of our portfolio of 123 full-service hotels owned on December 31, 2002 to be comparable hotels. Also, comparable hotel results exclude hotels disposed of or destroyed during these periods. The comparable hotel results for these periods exclude:

•	the New York Financial Center Marriott, the Boston Marriott Copley Place and The Ritz-Carlton, Naples Golf Resort (for the reasons noted above);

•	J.W. Marriott Mexico City and the Mexico Airport Marriott (which were not consolidated until we acquired the entity through which we own our interest in these properties, Rockledge Hotel Properties, Inc. in April 2001);

•	Pittsburgh City Center Marriott (sold in 2001);

•	Vail Marriott Mountain Resort (sold in 2001);

•	New York Marriott World Trade Center (destroyed in the September 11, 2001 terrorist attacks); and

•	St. Louis Marriott Pavilion (transferred to the mortgage lender in 2002).

In addition to excluding non-comparable full-service properties, our comparable hotel operating results for all periods presented reflect the following adjustments:

•	comparable hotel results exclude operating results for our non-hotel properties and our leased limited-service hotels;

•	the revenues and expenses at our comparable hotel properties have been adjusted so that the comparable results include the same number of days of operations between years (see “Reporting Periods” above); and

•	we exclude depreciation and amortization and corporate and other expenses from operating profit as presented in our statements of operations.

We believe that the comparable hotel results are useful measures of our performance that help us and our investors evaluate the ongoing operating performance of our hotels and facilitate comparisons with other REITs and hotel owners. Because the results are for comparable properties, they present results without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during the relevant periods. This allows management and investors to measure performance of the full-service hotels we owned during the entirety of the periods being compared. In addition, because the results exclude non-cash expenses and corporate-level costs and expenses such as general administrative costs, management believes they are a useful measure of the core performance of our full-service hotel properties. For this reason, management also uses these results for internal budgeting purposes and in making decisions on whether to acquire or dispose of hotel properties.

While these measures are based on GAAP, costs such as depreciation and amortization, income taxes, interest expense, corporate expenses, and other corporate items have been incurred by us and are not reflected in this presentation. As a result, the comparable hotel results do not represent our total revenues, expenses or operating profit and these hotel results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

The following table presents certain operating results and statistics for our comparable hotels for year-to-date 2003 and 2002 and fiscal years 2002 and 2001:

Comparable Hotel Results

(in millions, except hotel statistics)

	Year-to-date		Fiscal Year
	September 12, 2003	September 6, 2002	2002(5)	2001
Number of hotels	116	116	118	118
Number of rooms	56,061	56,061	56,327	56,327
Percent change in Comparable RevPAR	(5.6)%	—	(5.1)%

Comparable hotel sales
Room	$1,360	$1,440	$2,082	$2,160
Food and beverage	713	736	1,118	1,114
Other	157	174	248	282

Comparable hotel sales (2)	2,230	2,350	3,448	3,556

Comparable hotel expenses
Room	341	350	512	520
Food and beverage	535	540	819	821
Other	95	99	144	147
Management fees, ground rent and other costs	780	777	1,138	1,144

Comparable hotel expenses (3)	1,751	1,766	2,613	2,632

Comparable Hotel Adjusted Operating Profit	479	584	835	924

Non-comparable hotel results, net (4)	23	10	31	28
Office building and limited service properties, net	1	1	4	9
Business interruption insurance proceeds (1)	—	11	17	—
Other income	12	—	—	2
Depreciation and amortization	(258)	(251)	(372)	(374)
Corporate and other expenses	(42)	(40)	(49)	(51)
Lease repurchase expense	—	—	—	(5)

Operating Profit	$215	$315	$466	$533

(1)	Represents the $11 million and $17 million, respectively, of business interruption insurance proceeds, net of certain operating expenses, we have recognized for year-to-date 2002 and fiscal year 2002 for the World Trade Center hotel, which was destroyed September 11, 2001 and the Marriott Financial Center hotel which was also damaged in the terrorist attack.
(2)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year-to-date		Fiscal Year
	September 12, 2003	September 6, 2002	2002	2001
Revenues per the consolidated statements of operations	$2,422	$2,463	$3,680	$3,767
Non-comparable hotel sales	(143)	(100)	(219)	(224)
Hotel sales for the property for which we receive rental income, net	31	30	46	100
Rental income for office buildings and limited service hotels	(51)	(51)	(77)	(83)
Other income	(12)	—	—	2
Business interruption insurance proceeds	—	(11)	(17)	—
Adjustment for hotel sales for comparable hotels to reflect thirty-six weeks of operations for the year-to-date periods for Marriott-managed hotels	(17)	19	35	(4)

Comparable hotel sales	$2,230	$2,350	$3,448	$3,556

(3)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year-to-date		Fiscal Year
	September 12, 2003	September 6, 2002	2002	2001
Operating costs and expenses per the consolidated statements of operations	$2,207	$2,148	$3,214	$3,234
Non-comparable hotel expenses	(127)	(91)	(182)	(190)
Hotel expenses for the property for which we receive rental income	36	35	45	95
Rent expense for office buildings and limited service hotels	(50)	(50)	(73)	(74)
Adjustment for hotel expenses for comparable hotels to reflect thirty-six weeks of operations for the year-to-date periods for Marriott-managed hotels	(15)	15	30	(3)
Depreciation and amortization	(258)	(251)	(372)	(374)
Corporate and other expenses	(42)	(40)	(49)	(51)
Lease repurchase expense	—	—	—	(5)

Comparable hotel expenses	$1,751	$1,766	$2,613	$2,632

(4)	Non-comparable hotel results, net includes the following items: (i) the results of operations of our non-comparable hotels and (ii) for year-to-date results, the difference between comparable hotel adjusted operating profit which reflects 252 days of operations and the operating results included in the consolidated statements of operations which reflects 255 and 249 days, respectively, and (iii) for 2002 and 2001 results, the difference between comparable hotel adjusted operating profit which reflects 371 days and 364 days of operations, respectively, and the operating results included in the consolidated statements of operations which reflects 365 days.
(5)	Operating profit for fiscal years 2002 represents historical operating profit as previously reported in our 2002 Form 10-K. As a result of the reclassification of operations for hotels that were disposed of in 2003 to discontinued operations, our Comparable Hotel Adjusted Operating Profit and Operating Profit are approximately $7 million higher than what is presented in the consolidated financial statement included herein.

Hotel Operating Statistics

In contrast to the reporting periods for our statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported based on the reporting cycle used by Marriott International. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen versus sixteen weeks, such as fiscal year 2002). This means, however, that the reporting periods we use for hotel operating statistics may differ slightly from the reporting periods used for our statement of operations for the first and fourth quarters where, as noted above, we are required by the REIT tax laws to report results on the calendar year. For the hotel operating statistics reported here:

•	hotel results for year-to-date 2003 and year-to-date 2002 reflect results for the thirty six week periods (or 252 days) from January 4, 2003 to September 12, 2003 and December 29, 2001 to September 6, 2002, respectively, for our Marriott-managed hotels and results for January through August for operations of all other hotels which report results on a monthly basis.

•	hotel results for fiscal year 2002 reflect 53 weeks of operations compared to 52 weeks of operations for fiscal year 2001 for our Marriott-managed hotels.

The following tables set forth performance information for our full-service hotels by geographic region as of September 12, 2003 and September 6, 2002 for our comparable hotels, as well as all full-service hotels:

Comparable Hotels by Region

	As of September 12, 2003		Year-to-date September 12, 2003			Year-to-date September 6, 2002			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Atlanta	15	6,563	$132.62	66.6%	$88.29	$139.90	68.0%	$95.14	(7.2)%
DC Metro	12	4,593	142.31	71.8	102.21	141.33	71.0	100.39	1.8
Florida	12	7,303	157.20	71.5	112.39	154.74	72.5	112.19	0.2
International	6	2,552	110.19	65.3	71.96	110.20	71.8	79.10	(9.0)
Mid-Atlantic	9	6,222	170.33	73.6	125.32	181.52	76.9	139.51	(10.2)
Mountain	8	3,313	102.98	64.5	66.43	108.65	67.5	73.34	(9.4)
New England	6	2,277	120.79	61.9	74.77	129.19	68.4	88.31	(15.3)
North Central	15	5,395	119.82	67.2	80.55	118.88	68.5	81.41	(1.1)
Pacific	22	11,526	147.21	69.0	101.57	152.21	71.5	108.87	(6.7)
South Central	11	6,317	125.28	76.2	95.41	129.43	78.3	101.33	(5.8)

All regions	116	56,061	139.02	69.7	96.90	142.71	71.9	102.63	(5.6)

All Full-Service Hotels by Region(1)

	As of September 12, 2003		Year-to-date September 12, 2003			Year-to-date September 6, 2002			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Atlanta	15	6,563	$132.62	66.6%	$88.29	$139.90	68.0%	$95.14	(7.2)%
DC Metro	13	5,365	141.49	72.5	102.58	138.74	71.7	99.44	3.2
Florida	13	7,598	158.70	70.9	112.59	155.61	71.6	111.43	1.0
International	6	2,552	110.19	65.3	71.96	110.20	71.8	79.10	(9.0)
Mid-Atlantic	10	6,726	171.69	73.4	125.96	181.10	76.6	138.70	(9.2)
Mountain	8	3,313	102.98	64.5	66.43	108.62	67.5	73.32	(9.4)
New England	7	3,416	139.13	67.7	94.19	136.05	69.1	93.96	0.2
North Central	15	5,395	119.82	67.2	80.55	118.88	68.5	81.41	(1.1)
Pacific	22	11,526	147.06	69.0	101.50	150.89	71.6	108.03	(6.0)
South Central	11	6,317	124.52	76.1	94.78	128.21	77.7	99.68	(4.9)

All regions	120	58,771	140.23	69.9	98.07	142.76	71.8	102.57	(4.4)

(1)	Results include the operations of hotel properties acquired or disposed of during the periods presented.

The following tables set forth performance information by geographic region for fiscal year 2002 and 2001 for our comparable properties, as well as all full-service hotels:

Comparable Hotels by Region

	As of December 31, 2002		Fiscal Year 2002			Fiscal Year 2001			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Atlanta	15	6,563	$138.70	66.4%	$92.03	$150.80	65.0%	$98.02	(6.1)%
DC Metro	13	4,998	139.70	69.9	97.59	150.67	67.9	102.26	(4.6)
Florida	13	7,582	150.26	70.1	105.38	158.34	69.4	109.88	(4.1)
International	4	1,641	97.57	70.9	69.15	102.04	71.8	73.28	(5.6)
Mid-Atlantic	9	6,222	186.41	76.7	143.05	189.43	77.5	146.77	(2.5)
Mountain	8	3,313	107.89	64.1	69.19	110.02	66.2	72.79	(5.0)
New England	6	2,277	129.97	69.3	90.02	144.62	66.2	95.78	(6.0)
North Central	15	5,395	120.89	67.8	82.00	131.20	66.9	87.80	(6.6)
Pacific	23	11,822	149.43	69.3	103.63	163.96	68.9	112.98	(8.3)
South Central	12	6,514	128.62	76.8	98.79	132.32	75.5	99.91	(1.1)

All regions	118	56,327	142.17	70.4	100.12	151.16	69.8	105.45	(5.1)

All Full-Service Hotels by Region

	As of December 31, 2002		Fiscal Year 2002			Fiscal Year 2001 (1)			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Atlanta	15	6,563	$138.70	66.4%	$92.03	$150.80	65.0%	$98.02	(6.1)%
DC Metro	13	4,998	139.70	69.9	97.59	150.67	67.9	102.26	(4.6)
Florida	14	7,877	152.53	69.3	105.76	158.34	69.4	109.88	(3.8)
International	6	2,552	110.03	71.0	78.09	113.34	70.7	80.18	(2.6)
Mid-Atlantic	10	6,726	186.47	76.5	142.70	189.76	77.5	147.06	(3.0)
Mountain	8	3,313	107.87	64.1	69.17	113.03	65.8	74.35	(7.0)
New England	7	3,416	142.27	70.0	99.65	144.62	66.2	95.78	4.0
North Central	15	5,395	120.89	67.8	82.00	131.20	66.9	87.80	(6.6)
Pacific	23	11,822	149.43	69.3	103.63	163.96	68.9	112.98	(8.3)
South Central	12	6,514	128.47	76.5	98.32	130.81	74.9	97.97	0.4

All regions	123	59,176	143.19	70.4	100.74	151.68	69.9	105.96	(4.9)

(1)	For 2001, the results of operations represent 125 hotels with 59,954 rooms.

FFO Per Diluted Unit

FFO per Diluted Unit

The National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations, or FFO, as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities. We use FFO per diluted unit as a measure of our performance because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, because real estate values have historically risen or fallen with market conditions, most industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, we have adopted FFO per unit as a measure to evaluate our performance in comparison to our peer group in NAREIT, substantially all of which use the same measure. We believe that the presentation of FFO per diluted unit provides useful information to investors regarding our results of operations because it is a better measure of our operating performance. In addition, it facilitates comparisons between us and other REITs, including when making investment decisions. FFO per diluted unit is also used by the Compensation Policy Committee of the Board of Directors of Host REIT to establish criteria for performance-based compensation and in the annual budget process.

Limitations on the Use of FFO per Diluted Unit

FFO per diluted unit, as presented, may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentation. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include disclosure of our capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following table provides a reconciliation of net loss available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Host Marriott L.P.

Reconciliation of Net Loss Available to

Common Unitholders per Unit to Funds From Operations per Diluted Unit

	Year-to-date September 12, 2003			Year-to-date September 6, 2002
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net loss available to common unitholders per unit	$(178)	295.3	$(.60)	$(42)	288.2	$(.14)
Adjustments:
Cumulative effect of change in accounting principle	24	—	.08	—	—	—
Gain from discontinued operations	—	—	—	(13)	—	(.05)
Depreciation and amortization	257	—	.87	254	—	.88
Partnership adjustments	18	—	.06	20	—	.07
Adjustments for dilutive securities:
Assuming distribution of common units for shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	2.5	(.01)	—	3.2	(.01)
Assuming conversion of Convertible Preferred Securities	—	—	—	22	30.9	—

FFO per diluted unit (a) (b)	$121	297.8	$.40	$241	322.3	$.75

Host Marriott L.P.

Reconciliation of Net Loss Available to

Common Unitholders per Unit to Funds From Operations per Diluted Unit

	Fiscal Year 2002			Fiscal Year 2001
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net loss available to common unitholders per unit	$(54)	289.2	$(.19)	$25	282.3	$.09
Adjustments:
Gain from discontinued operations	(13)	—	(.04)	—	—	—
Depreciation and amortization	366	—	1.26	370	—	1.31
Partnership adjustments	23	—	.08	24	—	.08
Adjustments for dilutive securities:
Assuming distribution of common units for shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	4.0	(.01)	—	5.1	(.02)
Assuming conversion of Convertible Preferred Securities	32	30.9	(.01)	32	30.9	(.04)

FFO per diluted unit (a)	$354	324.1	$1.09	$451	318.3	$1.42

(a)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units distributed to Host REIT for Host REIT common shares granted under comprehensive stock plans, those preferred OP units held by minority partners, other minority interests that have the option to convert their limited partnership interest to common OP units and the Convertible Preferred Securities of Host REIT. No effect is shown for securities if they are anti-dilutive.

(b)	In year-to-date 2003, the FFO per diluted unit includes the following items:

•	the recognition of approximately $9.6 million of other income from the settlement of a claim that we brought against our directors’ and officers’ insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International that arose from the sale of certain limited partnership units to investors prior to 1993. The settlement amount, net of taxes of approximately $2.4 million, resulted in FFO per diluted unit of approximately $.02.

•	in conjunction with the redemption of $71 million of our Series A senior notes, we incurred approximately $2.3 million of expense related to the 2.627% premium paid and the acceleration of related deferred financing fees. This change decreased FFO per diluted unit by approximately $.01.

New Accounting Pronouncements

The FASB recently issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS 150. This statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options. These provisions are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On October 8, 2003, the Financial Accounting Standards Board (FASB) issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures on the issuer’s financial statements as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuers financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter 2003 Form 10-Q, we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003, effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, in the fourth quarter of 2003 we will record a cumulative effect of change in accounting principle reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives.

The FASB also recently announced a deferral of the date for implementation of FASB Interpretation (FIN) 46-6, “Consolidation of Variable Interest Entities.” This FSP 46-6 is the final product wherein the FASB agreed to defer for public companies, the required effective dates to implement FIN No. 46, Consolidation of Variable Interest Entities, for interests held in a variable interest entity (VIE) or potential VIE that was created before February 1, 2003. For calendar year-end public companies, the deferral moves the required effective date from the third quarter to the fourth quarter of 2003. We do not expect this statement to have a significant effect on our financial position or operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents scheduled maturities and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Weighted average interest rates are based on implied forward rates in the yield curve as of September 12, 2003. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are presented in U.S. dollar equivalents, which is the company’s reporting currency.

	Expected Maturity Date
	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
	($ in millions)
Liabilities
Debt:
Fixed Rate	$81	$83	$491	$628	$892	$3,721	$5,896	$6,021
Average interest rate	8.0%	8.0%	8.0%	8.0%	8.0%	7.6%
Variable Rate
Variable rate mortgages	$—	$1	$90	$86	$—	$—	$177	$183
Average interest rate	4.1%	4.1%	5.7%	7.2%	—%	—%

Total Debt							$6,073	$6,204

Interest Rate Derivatives
Interest Rate Swaps
Fixed to Variable	$—	$—	$—	$—	$692	$—	$692	$34
Average pay rate	6.5%	6.6%	8.1%	9.2%	9.9%	—%
Average receive rate	9.4%	9.4%	9.4%	9.4%	9.4%	—%

As of September 12, 2003, approximately 86% of our debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. We have some financial instruments that are sensitive to changes in interest rates, including our credit facility. The interest rate on our credit facility is based on a spread over LIBOR, ranging from 2.5% to 3.75%. There were no amounts outstanding on our credit facility at September 12, 2003. Amounts outstanding under the prior credit facility were repaid in full in December 2001 with the net proceeds from the offering of the Series H senior notes, which were subsequently exchanged for Series I senior notes, and a portion of the proceeds from the sale of two properties.

Over time, we expect to decrease the proportion of fixed rate debt on our capital structure to 75% to 80% of our total debt, although there can be no assurances that we will be able to achieve this result on terms acceptable to us. In furtherance of this objective, we have entered into several interest rate swaps.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points on a $450 million notional amount. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swap at September 12, 2003 and December 31, 2002 was $32.1 million and $40.3 million, respectively.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at September 12, 2003 was $1.4 million.

A change in LIBOR of 100 basis points will result in a $6.9 million increase or decrease in our annual interest expense as a result of the combined $692 million in swap agreements.

In addition, on September 9, 2003, we refinanced the $95 million fixed rate mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points due September 2005.

Exchange Rate Sensitivity

Foreign Currency Forward Exchange Agreements

The table below summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency forward exchange agreements as of September 12, 2003. For foreign currency forward exchange agreements, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract.

	Expected Maturity Date
	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
Anticipated Transactions and Related Derivatives
Foreign Currency Forward Exchange Agreements
Contract Amount, in millions	$2.9	$8.9	$9.2	$97.0	$—	$—	$118.0	$103.6
Average Contractual Exchange Rate	1.56	1.56	1.57	1.57	—	—

On August 30, 2001, our Canadian subsidiaries entered into a mortgage loan pursuant to which they borrowed $96.6 million (denominated in U.S. dollars) at a variable rate of LIBOR plus 2.75%. The Calgary Marriott, Toronto Airport Marriott, Toronto Marriott Eaton Centre, and Toronto Delta Meadowvale hotels serve as collateral for this financing. In addition, since the mortgage loan on these Canadian properties is denominated in U.S. Dollars and the functional currency of the Canadian subsidiaries is the Canadian Dollar, the subsidiaries entered into currency forward contracts to hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments. Up until April 2003 as discussed below, this swap had been designated as a cash flow hedge of the debt service payments, and the forward contracts were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. The fair value of the forward contracts is recorded each period. The weighted average interest rate for this mortgage loan was 4.5% and 4.6%, respectively, for year-to-date 2003 and the year ended December 31, 2002. The fair value of the forward contracts was $(14.4) million and $3.8 million, respectively, at September 12, 2003 and December 31, 2002.

As a result of the $7 million prepayment on the Canadian mortgage debt in April 2003, a portion of the foreign currency hedge on the debt became ineffective. Accordingly, a portion of the change in the fair market value of the forward contracts is recorded in net income (loss). In July 2003, we entered into an agreement with our lenders to modify certain covenants to this mortgage debt so that we would not be required to make additional prepayments at least through January 28, 2004. The terms of the modification required us to provide additional collateral of $10 million in cash and pay an additional 25 basis points of interest per annum on the loan. On December 30, 2003, we announced our intention to repay approximately $33 million of the Canadian mortgage debt and this repayment will result in the entire foreign currency hedge being deemed ineffective for accounting purposes. See “Recent Events” and “Debt.”

BUSINESS AND PROPERTIES

We are a Delaware limited partnership whose sole general partner is Host Marriott Corporation, a Maryland corporation. We were formed in connection with a series of transactions pursuant to which the former Host Marriott Corporation, a Delaware corporation, or HMC, and its subsidiaries converted their business operations to qualify as a REIT. We refer to this conversion in this prospectus as the “REIT conversion.” As a result of the REIT conversion, the hotel ownership business formerly conducted by HMC and its subsidiaries is conducted by and through us and our subsidiaries, and HMC was merged with and into Host REIT. Host REIT elected, beginning January 1, 1999, to be treated as a REIT for federal income tax purposes.

The Lodging Industry

The lodging industry in the United States consists of both private and public entities, which operate in an extremely diversified market under a variety of brand names. Competition in the industry is based primarily on the level of service, quality of accommodations, location and room rates. In order to cater to a wide variety of tastes and needs, the lodging industry is broadly divided into six groups: luxury, upper-upscale, upscale, midscale (with and without food and beverage service) and economy. Most of our hotels operate in urban markets either as luxury properties under such brand names as Ritz-Carlton and Four Seasons or as upper-upscale properties under such brand names as Marriott, Hyatt and Hilton. Although the competitive position of each of our hotels varies by market, we believe that they compare favorably to the hotels with which they compete in their respective markets.

Supply and demand growth in the lodging industry and the markets in which we operate may be influenced by a number of factors, including growth of the economy, interest rates, unique local considerations and the relatively long lead time required to develop urban, convention and resort hotels. Properties in the upper-upscale segment of the lodging industry benefited from a favorable imbalance between supply and demand during the early 1990’s, driven in part by low construction levels and high gross domestic product, or GDP growth. From 1998 through 2000, supply moderately outpaced demand, which caused slight declines in occupancy rates; however, the impact of the occupancy decline was mitigated by increases in the average daily rate during the period. Over the past three years, demand has decreased substantially primarily due to terrorist acts, the threat of additional terrorist acts, the war in Iraq and the economic downturn. We expect the rate of supply growth to continue to decrease for at least the next two years due to the limited availability of development financing for new construction. We believe that demand will begin to grow during the first half of 2004, as the economy continues to strengthen and business travel increases.

Business Strategy

Our primary business objective is to provide superior total returns to our unitholders through a combination of distributions, appreciation in net asset value per unit, and growth in earnings. In order to achieve this objective we seek to:

•	maximize the value of our existing portfolio through aggressive asset management, by working with the managers of our hotels to continue to reduce operating costs and increase revenues and by completing selective capital improvements designed to improve operations and profitability;

•	maintain a capital structure and liquidity profile that is appropriate given the operating characteristics of the assets we own;

•	acquire upper-upscale and luxury full-service hotels if market conditions permit, including hotels operated by leading management companies. In the past we have completed our acquisitions through various structures, including transactions involving portfolios, single assets and through joint ventures; and

•	opportunistically dispose of non-core assets, such as older assets with significant capital needs, assets that are at a competitive risk given potential new supply or assets in slower-growth markets.

We believe we are well-qualified to pursue our asset management, acquisition and disposition strategies. Our management team has extensive experience in acquiring and financing lodging properties and believes that its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring lodging properties and that this competitive advantage carries over to the work we do to improve and maintain the quality of our assets. These efforts include maximizing the value of our existing portfolio by directing our managers to reduce operating costs and to increase revenues at our hotels, monitoring property and brand performance, pursuing expansion and repositioning opportunities, overseeing capital expenditure budgets and forecasts, assessing return on capital expenditure opportunities, and analyzing competitive supply conditions in each of our markets.

Our acquisition strategy focuses on hotels operating as upper-upscale and luxury full-service hotels. We continue to believe there will be opportunities to acquire hotels in these segments at attractive multiples of cash flow and at discounts to replacement cost. Our acquisition strategy continues to focus on:

•	properties with unique locations in markets with high barriers for entry for prospective competitors, including hotels located in urban, airport and resort and convention locations;

•	properties operated under premium brand names, such as Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt and Westin;

•	larger hotels that are consistent with our portfolio objectives and require a significant investment, which narrows the competition for these acquisitions; and

•	underperforming hotels whose operations can be enhanced by conversion to high quality brands and/or by upgrading or adding to the existing facilities.

Our acquisition efforts since 1998 have been limited by the lack of suitable targets that complement our portfolio, increased price competition, inadequate returns and capital limitations due to weak equity markets. Consequently, our activity has been primarily focused on acquiring the interests of limited or joint venture partners, consolidating our ownership of assets already included in our portfolio and as described in “Operating Structure,” and purchasing the lessee interests, which were created as part of the REIT conversion. With the strengthening equity markets in 2003, suitable single asset and portfolio acquisition opportunities have become available. On November 13, 2003, we closed on the acquisition of the 806-room Hyatt Regency Maui Resort and Spa. We are also currently in preliminary discussions with other sellers of hotels that meet our asset objectives, but have not entered into any definitive agreements. We are interested in exploring acquisitions that can be accomplished, at least in part, through the issuance of operating partnership units, thereby resulting in an overall improvement in our credit profile. However, we cannot be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed.

We have not acquired hotels outside of the United States in recent years due to the difficulty in identifying opportunities that meet our return criteria. However, we intend to continue to evaluate acquisition opportunities in international locations, and will pursue these only when we believe they will offer satisfactory returns after adjustments for currency and country-related risks.

In addition to acquiring and maintaining superior assets, a key part of our strategy is to engage the leading hotel management companies such as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Starwood to operate our properties. As of December 29, 2003, 101 of our 117 properties were managed by subsidiaries of Marriott International, Inc., as Marriott or Ritz-Carlton brand hotels and an additional two hotels are part of Marriott International’s full-service hotel system through franchise agreements. Our remaining hotels are represented by other nationally recognized brands such as Four Seasons, Hyatt and Hilton. In general, we believe that these premium brands have consistently outperformed other brands in the industry. Consistent with our strategy of engaging the leading hotel management companies to operate our properties, on June 26, 2003, we converted our 501-room Swissôtel Boston to the Boston Hyatt Regency and we recently announced that we will convert our 365-room Atlanta Swissôtel to the Westin Buckhead on January 7, 2004. We believe that the broader brand name recognition and resources of Hyatt and Westin will help improve operations and drive increased profitability in the long term at these hotels.

Operating Structure

Host REIT manages all aspects of our business through its Board of Directors and executive officers. This includes decisions with respect to sale and purchase of hotels, the investment in these hotels and the financing of our assets. Together with Host REIT, we continue, in an UPREIT structure, the full-service hotel ownership business formerly conducted by HMC and its subsidiaries.

During 1998, HMC reorganized its business and contributed their hotels and certain other assets so that they were owned by us and our subsidiaries. As a result of this reorganization, Host REIT became our sole general partner. For each share of Host REIT common stock, we have issued one unit of operating partnership interest, or OP unit to Host REIT. When distinguishing between ourselves and Host REIT, the primary difference is the approximate 7% of the partnership interests of Host L.P. not held by Host REIT as of December 29, 2003.

We are a Delaware limited partnership. All of our assets are owned by us or our subsidiaries, all of which are general or limited partnerships or limited liability companies. The OP units owned by holders other than Host REIT are redeemable at the option of the holders, generally within one year after the date of issuance of the holder’s OP units. Upon redemption of an OP unit, a holder may receive cash from us in an amount equal to the market value of one share of Host REIT common stock. Host REIT has the right, however, to acquire any OP unit offered for redemption directly from the holder in exchange for one share of Host REIT common stock, instead of a cash redemption by us.

Due to certain tax laws restricting REITs from deriving revenues directly from the operations of hotels, as part of the REIT conversion, the hotel properties were leased by us and our subsidiaries to third party lessees. In turn, these third party lessees assumed or entered into agreements with Marriott International and the other operators of our hotels to conduct the day-to-day management of the hotels. At the time of the REIT conversion, substantially all of our hotels were leased to Crestline. The REIT Modernization Act, which was enacted in

December 1999, amended the Federal tax laws to permit REITs, effective January 1, 2001, to lease hotels to a corporation that qualifies as a taxable REIT subsidiary and to own all the voting stock of such a subsidiary. Unlike other subsidiaries of a REIT, the earnings of a taxable REIT subsidiary are subject to normal corporate level Federal and state income taxes.

On January 1, 2001, one of our wholly owned taxable REIT subsidiaries, HMT Lessee LLC, acquired from Crestline the equity interests in the lessees of 112 of our hotels and the leasehold interests in four of our other hotels for $208 million in cash. In connection with that transaction, during the fourth quarter of 2000, we recorded a $207 million non-recurring, pre-tax loss related to the termination of the leases for financial reporting purposes. In addition, we recorded an $82 million tax benefit which is reflected as a deferred tax asset because, for income tax purposes, the transaction was recorded as an acquisition of leasehold interests that will be amortized over the remaining term of the leases.

During June 2001, HMT Lessee LLC acquired our remaining four leases held by third parties. In the first of these transactions, we acquired the lease for the San Diego Marriott Hotel and Marina by purchasing the lessee equity interest from Crestline for $4.5 million. We acquired the leases for the remaining three hotels which we did not already own, the San Diego Marriott Mission Valley, the Minneapolis Marriott Southwest, and the Albany Marriott in connection with the acquisition from Wyndham International, Inc. of their minority limited partnership interests in five partnerships holding seven of our Marriott-branded hotels.

The acquisition of the leases positioned us to better control our portfolio of hotels. Further, because we consolidate the taxable REIT subsidiary, our results of operations reflect the revenues and expenses generated by our hotels as well as taxes paid by the taxable REIT subsidiary.

Lodging Property Portfolio

Overview.    Our lodging portfolio, as of December 29, 2003 consisted of 117 upper-upscale and luxury full-service hotels containing approximately 58,400 rooms.

The following chart details our portfolio by brand as of December 29, 2003:

Brand	Number of Hotels	Rooms
Marriott	93	48,279
Ritz-Carlton	10	3,831
Hyatt	6	3,524
Swissôtel	3	1,492
Four Seasons	2	608
Other brands	3	686

	117	58,420

Our portfolio is geographically diversified with hotels in most of the major metropolitan areas in 28 states, Washington, D.C., Toronto and Calgary, Canada and Mexico City, Mexico. Our locations include central business districts of major cities, near airports and resort/convention locations where large-scale development opportunities are limited. These hotels, because of their locations, typically benefit from significant barriers to entry by competitors. Historically, our properties in urban, resort and convention locations have had higher RevPAR results than similar properties in suburban locations. Our hotels have an average of approximately 499 rooms per hotel. Fifteen of our hotels have more than 750 rooms. Our hotels typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities, which enable them to serve business, leisure and group travelers. The average age of our properties is nineteen years, although many of the properties have had substantial renovations or major additions.

To maintain the overall quality of our lodging properties we assess annually the need for refurbishments and capital improvements. Typically, room refurbishments occur at intervals of approximately seven years, based on an annual review of the condition of each property. The management agreements for the majority of our properties require us to escrow 5% of hotel sales for refurbishments and, on average, we spend approximately

$200 to $250 million annually on these refurbishments and capital improvements. We will occasionally spend less than these amounts. For example, in 2002 and the first half of 2003, we reduced our capital expenditures based on our assessment of the operating environment and to preserve capital. During this period, our capital expenditures were focused on property maintenance and improvements designed to maintain appropriate levels of quality. As a result of the commitment we have historically made to maintaining our assets, we believe that the reductions in capital expenditures during the last two years have not adversely affected the long-term value of our portfolio. For 2003, we anticipate spending approximately $200 to $220 million on refurbishments and capital improvements. As the industry recovers, we plan to continue our strategy of pursuing capital expenditure projects designed to enhance the value of our hotels.

Development Projects.    During 2002 and 2001, we completed the development of the 295-room Ritz-Carlton, Naples Golf Resort and completed the addition of two spas to existing properties. In January 2002, we opened The Ritz-Carlton, Naples Golf Resort, which is located approximately three miles from our existing Ritz-Carlton, Naples beachfront hotel. The Naples Golf Resort had a development cost of approximately $75 million and includes 15,000 square-feet of meeting space, four food and beverage outlets, and full access to the Tiburon Golf Club, a 36-hole Greg Norman designed golf complex, which borders the hotel. We own 49% of the partnership which owns Tiburon Golf Club, and invested an additional $3 million in 2002 to complete an additional nine holes for the 36-hole golf course. The newly created golf resort and a 50,000 square-foot beachfront spa facility, which opened in April 2001 at a cost of approximately $25 million, operate in concert with the 463-room Ritz-Carlton, Naples beachfront hotel.

Foreign Operations.    We currently own four Canadian and two Mexican properties containing a total of 2,552 rooms. During 2002 and 2001, 97% of our total revenues were attributed to sales within the United States and the remaining 3% of our total revenues were attributed to these properties.

Competition.    The lodging industry is highly competitive. Competition is often specific to individual markets and includes hotels operated under brands in the upper-upscale and luxury full-service segments. In addition, many management contracts do not have restrictions on the ability of management companies to convert, franchise or develop other hotel properties in our markets. As a result, we often compete with our managers such as Marriott International, which may own or invest in hotels that compete with our hotels.

We believe, however, that our properties will enjoy competitive advantages associated with their operations under the Marriott, Ritz-Carlton, Four Seasons, Hilton, Westin and Hyatt hotel brand systems. The national marketing programs and reservation systems of these brands combined with the strong management systems and expertise they provide should enable our properties to continue to perform favorably in terms of both occupancy and room rates. Each of our managers maintains national reservation systems. Host REIT’s website permits users to connect to the Marriott, Ritz-Carlton, Four Seasons, Hilton and Hyatt reservation systems to reserve rooms at our hotels. In addition, repeat guest business is enhanced by guest rewards programs offered by Marriott, Hilton and Hyatt and Westin.

Seasonality.    Our hotel sales have traditionally experienced moderate seasonality, which varies based on the individual hotel property and the region. Additionally, hotel revenues in the fourth quarter reflect sixteen or seventeen weeks of results compared to twelve weeks for each of the first three quarters of the fiscal year. During 2000, the hotel sales were not recorded in our revenues, as most of our hotels were leased to third parties; however, hotel sales were used to calculate rental income. Hotel sales by quarter for the years 2000 through 2002 for our lodging properties are as follows:

Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2000	21%	25%	22%	32%
2001	23	26	23	28 (1)
2002	21	25	21	33
Average	22%	25%	22%	31%

(1)	The fourth quarter results for 2001 were significantly affected by the terrorist attacks on September 11, 2001.

Hotel Properties.    The following table sets forth the location and number of rooms of our 117 hotels as of December 29, 2003. Each hotel is operated as a Marriott brand hotel unless otherwise indicated by its name.

Location	Rooms
Arizona
Mountain Shadows Resort	337
Scottsdale Suites	251
The Ritz-Carlton, Phoenix	281
California
Coronado Island Resort(1)	300
Costa Mesa Suites	253
Desert Springs Resort and Spa	884
Fullerton(1)	224
Hyatt Regency, Burlingame	793
Manhattan Beach(1)	385
Marina Beach(1)	370
Newport Beach	586
Newport Beach Suites	254
Sacramento Host Airport	89
San Diego Hotel and Marina(1)(2)	1,358
San Diego Mission Valley(2)	350
San Francisco Airport	685
San Francisco Fisherman’s Wharf	285
San Francisco Moscone Center(1)	1,498
San Ramon(1)	368
Santa Clara(1)	755
The Ritz-Carlton, Marina del Rey(1)	304
The Ritz-Carlton, San Francisco	336
Torrance	487
Colorado
Denver Southeast(1)	590
Denver Tech Center	628
Denver West(1)	305
Connecticut
Hartford/Farmington	381
Hartford/Rocky Hill(1)	251
Florida
Fort Lauderdale Marina	579
Harbor Beach Resort(1)(2)	637
Miami Airport(1)	772
Miami Biscayne Bay(1)	601
Orlando World Center Resort	2,000
Singer Island Hilton	223
Tampa Airport(1)	296
Tampa Waterside	717
Tampa Westshore(1)	310
The Ritz-Carlton, Amelia Island	449
The Ritz-Carlton, Naples	463
The Ritz-Carlton, Naples Golf Resort	295
Georgia
Atlanta Marquis	1,675
Atlanta Midtown Suites(1)	254
Atlanta Norcross	222
Atlanta Northwest	401

Location	Rooms
Atlanta Perimeter(1)	400
Four Seasons, Atlanta	244
Grand Hyatt, Atlanta	438
JW Marriott Hotel at Lenox(1)	371
Swissôtel, Atlanta	365
The Ritz-Carlton, Atlanta	444
The Ritz-Carlton, Buckhead	553
Hawaii
Hyatt Regency, Maui	806
Illinois
Chicago/Deerfield Suites	248
Chicago/Downers Grove Suites	254
Chicago/Downtown Courtyard	337
Chicago O’Hare	681
Chicago O’Hare Suites(1)	256
Swissôtel, Chicago	632
Indiana
South Bend(1)	298
Louisiana
New Orleans	1,290
Maryland
Bethesda(1)	407
Gaithersburg/Washingtonian Center	284
Massachusetts
Boston/Newton	430
Boston Marriott Copley Place	1,139
Hyatt Regency, Cambridge	469
Hyatt Regency, Boston	501
Michigan
The Ritz-Carlton, Dearborn	308
Detroit Livonia	224
Detroit Romulus	246
Detroit Southfield	226
Minnesota
Minneapolis City Center(1)	583
Minneapolis Southwest(2)	321
Missouri
Kansas City Airport(1)	382
New Hampshire
Nashua	245
New Jersey
Hanover	353
Newark Airport(1)	591
Park Ridge(1)	289
New Mexico
Albuquerque(1)	411
New York
Albany(2)	359
New York Financial Center	504
New York Marquis(1)	1,944
Swissôtel, The Drake	495
North Carolina
Charlotte Executive Park	297

Location	Rooms
Greensboro/Highpoint(1)	299
Raleigh Crabtree Valley	375
Research Triangle Park	225
Ohio
Dayton	399
Oregon
Portland	503
Pennsylvania
Four Seasons, Philadelphia	364
Philadelphia Convention Center (2)	1,408
Philadelphia Airport(1)	419
Tennessee
Memphis	404
Texas
Dallas/Fort Worth Airport	491
Dallas Quorum(1)	548
Houston Airport(1)	565
Houston Medical Center(1)	386
JW Marriott Houston	514
San Antonio Rivercenter(1)	1,001
San Antonio Riverwalk(1)	512
Utah
Salt Lake City(1)	510
Virginia
Dulles Airport(1)	368
Fairview Park	395
Hyatt Regency, Reston	517
Key Bridge(1)	585
Pentagon City Residence Inn	299
The Ritz-Carlton, Tysons Corner(1)	398
Washington Dulles Suites	253
Westfields	336
Washington
Seattle SeaTac Airport	459
Washington, DC
JW Marriott, Washington, D.C.	772
Washington Metro Center	456
Canada
Calgary	384
Toronto Airport(2)	424
Toronto Eaton Center(1)	459
Toronto Delta Meadowvale	374
Mexico
JW Marriott, Mexico City (2)	312
Mexico City Airport (2)	599

TOTAL	58,420

(1)	The land on which this hotel is built is leased under one or more long-term lease agreements.
(2)	This property is not wholly owned by us.

Other Real Estate Investments

In addition to our 117 full-service hotels, we maintain investments in joint ventures or partnerships that in the aggregate own two full-service hotels, 120 limited service hotels, a 36-hole golf course, and other investments, the operations of which we do not consolidate. Typically, we manage our investments and conduct business through a combination of general and limited partnership and limited liability company interests. As of September 12, 2003, the combined balance sheets of these investments included approximately $1.1 billion in assets and $0.9 billion in debt, principally first mortgages on hotel properties. All of the debt of these entities is non-recourse to us and our subsidiaries. We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority shareholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning at FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” and that our variable interest will absorb the majority of the entity’s expected losses if they occur or receive the majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity.

For a more detailed discussion of our other real estate investments, including a summary of the outstanding debt balances of our affiliates, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Investments in Affiliates” and Note 4 to the Consolidated Financial Statements—“Investments in Affiliates.”

Environmental and Regulatory Matters

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. These laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require corrective or other expenditures. In connection with our current or prior ownership or operation of hotels, we may be potentially liable for various environmental costs or liabilities. Although we are currently not aware of any material environmental claims pending or threatened against us, we can offer no assurance that a material environmental claim will not be asserted against us in the future.

Material Agreements

Substantially all our hotels are managed and operated by third parties pursuant to management agreements with our lessee subsidiaries. The initial term of our management agreements is generally 15 to 20 years with one or more renewal terms. Our management agreements with our operators typically include terms described below.

•	General. Under each management agreement, the manager provides comprehensive management services to the applicable lessee.

•	Operational services. The managers generally have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by the managers’ technical and operational experts and promoting and publicizing of the hotels. The manager receives compensation in the form of a base management fee, typically calculated as a percentage of gross revenues, and an incentive management fee, typically calculated as a percentage of operating profit after the owner has received a priority return on its investment in the hotel.

•	Executive supervision and management services. The managers provide all managerial and other employees for the hotels, review the operation and maintenance of the hotels, prepare reports, budgets and projections, provide other administrative and accounting support services to the hotel, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services, and protect trademarks, trade-names and service marks.

•	Chain services. The management agreements require the manager to furnish chain services that are generally furnished on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services, (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at the hotel. Costs and expenses incurred in providing such services are allocated among all hotels managed by the manager or its affiliates.

•	Working capital and fixed asset supplies. Our management agreements typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•	Furniture, Fixtures and Equipment replacements. The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary therefore, subject to our review or approval. Under the agreements, we are required to provide to the manager all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager in an escrow account. However, for 80 of our hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account which we control, subject to maintaining a minimum balance of the greater of $29 million, or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•	Building alterations, improvements and renewals. The management agreements require the manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition.

•	Sale of the hotel. Most of the management agreements limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of the manager.

•	Service marks. During the term of the management agreements, the service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the service marks, logo and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the management agreement with respect to such hotel.

•	Termination fee. Most of the management agreements provide that if the management agreement is terminated prior to its full term due to casualty, condemnation or the sale of the hotel, the manager may be eligible to receive a termination fee.

•	Performance Termination. Many of the management agreements provide for termination rights in the case of a manager’s failure to meet certain financial performance criteria. Similarly, certain of the management agreements condition the manager’s right to extend the term upon satisfaction of certain financial performance criteria.

Employees

On December 1, 2003, we had 185 employees, including approximately 27 employees at the Sacramento Host Airport hotel. The employees at the Sacramento Hotel are covered by a collective bargaining agreement that is subject to review and renewal on a regular basis. We believe that we and our managers generally have good relations with labor unions at our hotels. We and our managers have not experienced any material business interruptions as a result of labor disputes.

Legal Proceedings

We believe all of the lawsuits in which we are a defendant, including the following lawsuits, are without merit and we intend to defend vigorously against such claims; however, no assurance can be given as to the outcome of any of the lawsuits.

Accelerated High Yield Growth Fund, Ltd., et al. v. HMC Hotel Properties II Limited Partnership et al., C.A. No. 18254NC.    This litigation represents the last in a series of cases that began in 1996 in response to a tender offer by HMC for interests in the Marriott Hotel Properties II Limited Partnership, or MHP II, and expanded to cover the 1998 roll-up of MHP II into Host L.P.

In late 2001, we reached an agreement to settle two MHP II-related class actions – one in Florida state court, the other in Delaware state court – in which we agreed to pay $12,000 per limited partnership unit of HMP II. The settlement included all claims arising out of both the 1996 tender offer and the REIT conversion. MacKenzie Patterson Special Fund 2, L.P., or MacKenzie Patterson, elected to opt out of this settlement with respect to its 28 limited partnership units.

On August 23, 2000, MacKenzie Patterson filed this lawsuit in Delaware Chancery Court against us alleging breach of contract, fraud, and conversion in the MHP II roll-up. MacKenzie Patterson alleges that our acquisition of MHP II violated the partnership agreement and that the general partner breached its fiduciary duties by allowing the roll-up to occur. MacKenzie Patterson is seeking unspecified damages. Discovery is underway in the case.

Joseph S. Roth et al. v. MOHS Corporation et al, Case No. 00CH14500 (“O’Hare Suites”).    On October 5, 2000, Joseph S. Roth and Robert M. Niedelman, filed a putative class action lawsuit in the Circuit Court of Cook County, Illinois, Chancery Division, against us, Marriott International, and MOHS Corporation (one of our subsidiaries and a former general partner of O’Hare Suites). On July 2, 2003, the court ruled on plaintiffs’ motion for class certification, certifying a 256-person class on plaintiffs’ contract and breach of fiduciary duty claims, but denying certification on their six tort claims (which included unjust enrichment, fraud, negligence, negligent misrepresentation, and conspiracy to defraud).

The certified class of plaintiffs consists of 256 limited partners who owned units in Mutual Benefit Marriott Chicago Suites Hotel Partners, L.P. as of the date of the roll-up of the partnership into Host L.P. on December 30, 1998. Plaintiffs allege that we improperly paid incentive management fees to the hotel manager in 1997 and 1998, which resulted in an inadequate appraised value for their limited partner units in connection with the acquisition of O’Hare Suites during the REIT conversion. Plaintiffs are seeking damages of approximately $17 million.

On August 18, 2003, plaintiffs filed a motion to certify the tort claims for a subclass of approximately 200 former limited partners residing in Illinois and six other states. We filed our opposition to this motion on October 31, 2003 and anticipate a ruling by the court by year end. Also on August 18, 2003, plaintiffs filed a motion for partial summary judgment on their breach of contract claim. We subsequently also moved for summary judgment on this issue and expect a decision on the breach of contract claim in early 2004. A trial date has not yet been set.

Certain Policies

The following is a discussion of our and Host REIT’s policies with respect to investments, financing, lending, and certain other activities. Our policies with respect to these activities are determined by the Board of Directors of Host REIT and may be amended or revised from time to time at the discretion of the Board of Directors.

Investment Policies

Investments in Real Estate or Interests in Real Estate.    Host REIT is required to conduct all of its investment activities through us. Our investment objectives are to:

•	achieve long-term sustainable growth in FFO per OP Unit and cash flow;

•	maximize the value of our existing portfolio through an aggressive asset management program which focuses on selectively improving and expanding our hotels;

•	acquire additional existing and newly developed upscale and luxury full service hotels in targeted markets (primarily focusing on downtown hotels in core business districts in major metropolitan markets and resort/convention locations);

•	complete our current development and expansion program, and selectively develop and construct upscale and luxury full service hotels;

•	recycle capital through opportunistic asset sales and selective dispositions of noncore assets; and

•	opportunistically pursue other real estate investments.

Our business primarily focuses on upscale and luxury full service hotels. Where appropriate, and subject to REIT qualification rules and limitations contained in our partnership agreement, we may sell certain of our hotels.

We also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property.

Investments in Real Estate Mortgages.    While we will emphasize equity real estate investments, we may, in our discretion, invest in mortgages and other similar interests. We do not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. In addition, we may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers.    Subject to the percentage ownership limitations and gross and asset income tests necessary for REIT qualification, we also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with our investment policies. No such investments will be made, however, unless the Board of Directors determines that the proposed investment would not cause either Host REIT or us to be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Financing Policies

Neither our nor Host REIT’s organizational documents contain restrictions on incurring debt. The indenture described in this prospectus under “Description of Series K Senior Notes” and our existing credit facility impose limitations on the incurrence of indebtedness. We may, from time to time, reduce our outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in our partnership agreement and the terms of our outstanding indebtedness. We will from time to time re-evaluate our borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market conditions, market values of properties, growth and acquisition opportunities and other factors. Consequently, our financing policy is subject to modification and change. We may waive or modify our borrowing policy without notice to, or vote of, the holders of any of our securities or any securities of Host REIT.

To the extent that the Host REIT Board of Directors determines to seek additional capital, we or Host REIT may raise such capital through equity offerings, debt financing or retention of cash flow or a combination of these methods. As long as we are in existence, the net proceeds of all equity capital raised by Host REIT will be contributed to us in exchange for OP Units, which will dilute the ownership interest of our limited partners.

In the future, we may seek to extend, expand, reduce or renew our existing credit facility, or obtain new credit facilities or lines of credit, subject to our general policy relating to the ratio of debt-to-total market capitalization, for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Internal Revenue Code. In the future, we and Host REIT also may determine to issue securities senior to Host REIT common shares or Host L.P. OP units, including preferred shares and debt securities (either of which may be convertible into common shares or OP units or may be accompanied by warrants to purchase common shares or OP units).

We have not established any limit on the number or amount of mortgages that may be placed on any single hotel or on its portfolio as a whole, although our objective is to reduce our reliance on secured indebtedness.

Lending Policies

We may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value we receive for the hotel sold.

Policies With Respect to Other Activities

We may, but do not presently intend to, make investments other than as previously described. Other than diminimus amounts, Host REIT will make investments only through us. We and Host REIT have authority to offer our securities and to repurchase or otherwise reacquire our securities and may engage in such activities in the future. We and Host REIT also may make loans to joint ventures in which we may participate in the future to meet working capital needs. We do not, and Host REIT does not, intend to engage in trading, underwriting, agency distribution or sale of securities of other issuers. Host REIT’s policies with respect to such activities may be reviewed and modified from time to time by Host REIT’s Board of Directors without notice to, or the vote of, the holders of any securities of Host REIT or us.

MANAGEMENT

The following table sets forth certain information with respect to persons who are the directors and executive officers of Host REIT, our sole general partner, as of December 1, 2003.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive or Corporate Officer of Host REIT
Richard E. Marriott Chairman of the Board	64	Mr. Richard E. Marriott is our Chairman of the Board. He is also a Director of the Polynesian Cultural Center and is Chairman of the Board of First Media Corporation. Mr. Marriott also serves on the Federal City Council, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Christopher J. Nassetta President and Chief Executive Officer and Director	41	Mr. Nassetta is our President and Chief Executive Officer. He also serves as a Director of CoStar Group, Inc., as a Trustee of Prime Group Realty Trust and as a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta joined our company in 1995 as Executive Vice President and was elected our Chief Operating Officer in 1997. He became our President and Chief Executive Officer in May 2000. Prior to joining us, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company.

Elizabeth A. Abdoo Executive Vice President, General Counsel and Corporate Secretary	45	Elizabeth A. Abdoo joined Host REIT in June 2001 as Senior Vice President and General Counsel and became Executive Vice President in February 2003. She was elected Corporate Secretary in August 2001. Prior to joining our company, Ms. Abdoo served as Senior Vice President and Assistant General Counsel of Orbital Sciences Corporation from January 2000 to May 2001 and prior to that as Vice President and Assistant General Counsel since 1996.

Minaz Abji Executive Vice President, Asset Management	50	Minaz Abji joined Host REIT in 2003 as Executive Vice President, Asset Management. Prior to joining our company, Mr. Abji was President of Canadian Hotel Income Properties REIT, a Canadian REIT located in Vancouver, British Columbia where he began working in August 1998. Mr. Abji previously worked for Starwood Hotels and Resorts in Canada as area managing director from May to August 1998. Before that, he was with Westin from 1975 to April 1998, most recently serving as area managing director, until its acquisition by Starwood.

James F. Risoleo Executive Vice President, Acquisitions and Development	48	James F. Risoleo joined Host REIT in 1996 as Senior Vice President for Acquisitions, and he was elected Executive Vice President in 2000. He is responsible for our development, acquisition and disposition activities. Prior to joining our company, Mr. Risoleo served as Vice President of Development for Interstate Hotels Corporation, then the nation’s largest independent hotel management company. Before joining Interstate, he was Senior Vice President at Westinghouse Financial Services.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive or Corporate Officer of Host REIT

W. Edward Walter Executive Vice President and Chief Financial Officer	48	W. Edward Walter joined Host REIT in 1996 as Senior Vice President for Acquisitions, and was elected Treasurer in 1998, Executive Vice President in 2000, Chief Operating Officer in 2001 and Chief Financial Officer in 2003. Prior to joining our company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation, a real estate firm that focused on tax-exempt real estate investments.

Richard A. Burton Senior Vice President, Taxes and General Tax Counsel	48	Richard A. Burton joined Host REIT in 1996 as Senior Vice President-Taxes and General Tax Counsel. Prior to joining our company, Mr. Burton was Senior Tax Counsel at Mobil Oil Corporation, and prior to that was with the law firm of Sutherland, Asbill & Brennan.

John A. Carnella Senior Vice President and Treasurer	39	John A. Carnella joined Host REIT in 1997 as Senior Vice President for Acquisitions. In 1998, he moved to our Treasury Department and was elected Treasurer in 2001. Prior to joining Host REIT, Mr. Carnella was an investment banker with Lazard Freres & Co. and, most recently, he served as a Senior Vice President with the investment banking division of National Westminster Bank.

Larry K. Harvey Senior Vice President and Corporate Controller	39	Larry K. Harvey joined Host REIT in February 2003 as Senior Vice President and Corporate Controller. Prior to joining our company, Mr. Harvey served as Chief Financial Officer of Barceló Crestline Corporation, formerly Crestline Capital Corporation and in various other positions with Crestline, from January 1999 to January 2003. From May of 1994 through December of 1998, he served in various accounting positions at HMC, our predecessor, and was the Vice President, Corporate Accounting prior to the spin-off of Crestline.

Pamela K. Wagoner Senior Vice President, Human Resources And Leadership Development	40	Pamela K. Wagoner joined Host REIT in October 2001 as Vice President for Human Resources and became Senior Vice President in February 2003. Prior to joining our company, Ms. Wagoner served as Vice President of Human Resources at SAVVIS Communications. From 1998 through August 2000, Ms. Wagoner was Director of Human Resources at Lucent Technologies, Inc. and prior to that was Director of Human Resources at Yurie Systems Inc., since 1996, which was acquired by Lucent.

Robert M. Baylis Director since 1996	65	Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, Covance, Inc., Gildan Activewear, Inc., and PartnerRe Ltd. In addition, he is an overseer of the University of Pennsylvania Museum, a Director of The International Forum, an executive education program of the Wharton School, and a member of the Advisory Council of the Economics Department of Princeton University.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive or Corporate Officer of Host REIT
Terence C. Golden Director since 1995	59	Mr. Golden served as President and Chief Executive Officer of HMC and then Host REIT from 1995 until his retirement in May 2000. He serves as Chairman of Bailey Capital Corporation. In addition, Mr. Golden is a director of Cousins Properties, Inc., Potomac Electric Power Company, and The Morris and Gwendolyn Cafritz Foundation. He is also Chairman of the Federal City Council. Prior to coming to Host Marriott, Mr. Golden had served as chief financial officer of The Oliver Carr Company and was a Founder and National Managing Partner of Trammel Crow Residential Companies. He has also served as Administrator of the U.S. General Services Administration and as Assistant Secretary of the U.S. Department of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos Director since 1993	62	Ms. Korologos is Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm in New York, and is Vice Chairman of the Rand Board of Trustees. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served with distinction in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, Kellogg Company, Microsoft Corporation, Vulcan Materials Company and Harman International Industries, Inc.

Judith A. McHale Director since 2002	56	Ms. McHale has been President and Chief Operating Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel since 1995. From 1989 to 1995, she served as Executive Vice President and General Counsel of Discovery Communications, Inc. Ms. McHale is also a Director of the John Hancock Financial Services Company, Polo Ralph Lauren Corporation and Potomac Electric Power Company. Ms McHale is Chair of the Board of Directors of Cable in the Classroom and also serves on the boards of the Children’s National Medical Center Campaign Trustees Group, the Honorary Advisory Council of the Children’s Inn at National Institute of Health, Vital Voices Global Partnership, The Africa Society, and Africare.

John B. Morse, Jr. Director since 2003	57	Mr. Morse has served since 1989 as Vice President, Finance and Chief Financial Officer of The Washington Post Company. He also serves as President of Washington Post Telecommunications and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. He also serves as Trustee of the College Foundation of the University of Virginia.

Mr. John G. Schreiber resigned from the Board of Directors effective November 5, 2003.

Committees of the Board of Directors

The Board of Directors of Host REIT, our general partner, has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. Each committee consists entirely of independent directors meeting the newly enacted New York Stock Exchange requirements for independence. Committee assignments are generally made in May after the annual meeting of stockholders by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee. As a result of John Schreiber’s resignation from the Board of Directors, on November 5, 2003, the Board approved new committee assignments at its November meeting which are reflected below.

The Board of Directors may from time to time form other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Audit Committee

Number of Members: three

Members: Robert M. Baylis (Chair), Terence C. Golden and John B. Morse, Jr. Each member of the Audit Committee is, in the business judgment of the Board, independent and meets the qualifications and expertise requirements of the New York Stock Exchange. Robert M. Baylis, the Committee’s Chairman, and John B. Morse, Jr. are, in the business judgment of the Board, “audit committee financial experts” within the meaning of Commission rules.

Functions:

•	responsible for appointing the independent auditors;

•	approves the scope of audits and other services to be performed by the independent and internal auditors;

•	reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit service could impair the independence of the outside auditors;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	meets with the independent auditors, management representatives and internal auditors;

•	reviews interim financial statements each quarter before we file our Quarterly Report on Form 10-Q with the Commission; and

•	reviews audited financial statements each year before we file our Annual Report on Form 10-K with the Commission.

Compensation Policy Committee

Number of Members: three

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis and Judith A. McHale.

Functions:

•	oversees compensation policies and plans for officers and employees;

•	reflects the compensation philosophy in structuring compensation programs;

•	approves the compensation of our senior officers;

•	advises the Board on the adoption of policies that govern our annual compensation and stock ownership plans;

•	reviews and approves our goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	reviews and advises the Board on the process used for gathering information on the compensation paid by other similar businesses;

•	reviews succession plans relating to the CEO and other senior management; and

•	reviews periodic reports from management on matters relating to our personnel appointments and practices.

Nominating and Corporate Governance Committee

Number of Members: three

Members: Judith A. McHale (Chair), Ann McLaughlin Korologos and John B. Morse, Jr.

Functions:

•	considers candidates for election as directors;

•	makes recommendations with respect to corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

•	qualifications of director candidates;

•	compensation of directors; and

•	selection of committee chairs and committee assignments.

Host REIT may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

Compensation of Directors

Directors are compensated partially in cash and partially in Host REIT common stock to align their interests with those of our stockholders. Directors who are also our employees receive no additional compensation for their service as directors.

Annual Retainer and Attendance Fees.     Directors who are not also Host REIT employees receive an annual retainer fee of $30,000, as well as an attendance fee of $1,250 for attendance at any stockholders’ meeting, meeting of the Board of Directors or meeting of a committee of the board of directors. If the director attends more than one meeting on a given day, an attendance fee is paid for each meeting. The chair of each committee of the Board receives an additional annual retainer fee of $6,000.

Annual Stock Awards.    Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors who are not also our employees receive annual awards of common stock equivalents in addition to their annual retainer and attendance fees. The number of common stock equivalents is determined based on the fair market value of Host REIT’s common stock on the date the retainer and attendance fees are earned. The annual award of common stock equivalents is equal in value to the annual retainer fee and is credited to the directors immediately following the annual meeting of stockholders. The common stock equivalents are converted into shares of Host REIT common stock only after a director stops serving on the Board of Directors. The plan also permits participants to be credited with dividend equivalents that are equal in value to the dividends paid on Host REIT common stock.

Deferral of Payment.    Directors who are not also Host REIT employees may elect to defer payment of all or any portion of their annual retainer and attendance fees under the Non-Employee Directors’ Deferred Stock Compensation Plan. Fees that are deferred under the Non-Employee Directors’ Deferred Stock Compensation Plan are credited as common stock equivalents, which are then converted into shares of Host REIT common stock only after a director stops serving on the Board of Directors. The common stock equivalents are credited with dividend equivalents, which are equal in value to the dividends paid on Host REIT common stock. Directors who are employees may elect to defer compensation to the Executive Deferred Compensation Plan.

Other.    Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. Directors also receive complimentary rooms, food and beverage and other hotel services for business or leisure travel when they stay at properties owned by us or managed by Marriott International, Inc. or its affiliates, and directors are reimbursed for taxes associated with the value of this perquisite.

Executive Compensation

The table below sets forth a summary of the compensation paid for the last three fiscal years to our Chief Executive Officer and to the four additional most highly compensated persons serving as executive officers of Host REIT at the end of the last fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation				Long-Term Compensation			All Other Compensation(6) ($)
		Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		LTIP Payouts ($)
Richard E. Marriott Chairman of the Board	2002 2001 2000	336,000 336,000 320,000	168,000 84,000 192,000	506,432 320,878 440,221	(3) (3) (3)	— — 312,947	(4)	— — —	13,015 16,821 28,980

Christopher J. Nassetta President and Chief Executive Officer	2002 2001 2000	800,000 800,000 624,584	890,000 350,720 794,684	— — —		5,000,000 — 2,586,763	(5) (4)	— — —	34,522 47,696 69,271

W. Edward Walter Executive Vice President and Chief Financial Officer	2002 2001 2000	467,250 429,810 330,209	478,371 211,466 348,300	— — —		2,000,000 764,902 1,506,058	(5) (4) (4)	— — —	20,362 23,192 30,625

Robert E. Parsons, Jr.(7) Executive Vice President, Special Projects	2002 2001 2000	467,250 467,250 445,000	465,007 217,178 534,000	— — —		500,000 — 812,991	(5) (4)	— — —	20,533 30,012 53,995

James F. Risoleo Executive Vice President, Acquisitions and Development	2002 2001 2000	365,000 346,233 279,296	367,300 163,076 296,000	— — —		400,000 399,900 990,704	(5) (4) (4)	— — —	15,842 13,587 33,546

(1)	Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under the Executive Deferred Compensation Plan.
(2)	The bonus consists of the cash bonus earned pursuant to the performance criteria for annual incentive awards established by the Compensation Policy Committee. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.

(3)	The amounts set forth in this column for Mr. Marriott include $194,885, $132,150 and $125,100 in 2002, 2001 and 2000, respectively, for the allocation of company personnel costs for personal use, and $245,140, $152,110 and $213,185 in 2002, 2001 and 2000, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column, and $64,185 in 2002 for personal use of company aircraft.
(4)	Long-term incentive stock awards are generally made as a multi-year grant that vests over a three-year vesting period based partially on achievement of annual performance criteria and partially on continued employment until December 31st of each year in the vesting period. These shares are intended to provide the executive a strong incentive to increase the value of the company during their employment. Although the grant vests over three years and portions may not ultimately be earned, we reflect the total value of the award in the year it was authorized. Host REIT authorized such a grant in 1998, which vested over a three-year period covering 1999-2001, and the value of the grant was reported in 1998. For 1999, each officer received the portion of the award that vested based on continuous employment for that year, and no shares were vested based on satisfaction of performance criteria in 1999. The awards to each of the named executive officers were amended in 2000 to extend the period covered by the program by one year to 2002. As a result, each named executive officer received an additional allocation of shares in 2000, which could be earned over three years through 2002 and the value of those additional shares was reported in 2000. In addition, shares awarded to Mr. Nassetta in 2000 reflected his promotion to Chief Executive Officer and President.

In 2001, awards for Mr. Walter and Mr. Risoleo were further amended to reflect promotions to Executive Vice President and Chief Operating Officer and Executive Vice President – Acquisitions and Development, respectively. Mr. Walter and Mr. Risoleo each received additional allocations of 57,382 shares and 30,000 shares, respectively, which could be earned during 2001 and 2002 and which were reported in 2001.

All shares awarded in 2000 are valued at $8.94 per share, the fair market value of Host REIT’s common stock on the New York Stock Exchange on February 25, 2000, the date the shares were granted. All shares awarded in 2001 were valued at $13.33 per share, the fair market value of Host REIT’s stock on the New York Stock Exchange on May 17, 2001, the date the shares were granted. Cash dividends on the shares of restricted stock shall, after withholding for the payment of any taxes due on the dividends, be reinvested in shares of Host REIT common stock.

Under the grants in 2000, thirty percent of the shares vested on a yearly basis over a three-year period as long as the executive continued to be employed by us (with one-third of the shares vesting in 2000, one-third of the shares vesting in 2001 and the final one-third vesting in 2002). The remaining seventy percent of the shares vest based on performance criteria established by the Compensation Policy Committee, and portions of the shares could be earned by: (i) satisfying an earnings-based measure (based on funds from operations) established each calendar year, (ii) satisfying a total stockholder return measure, and (iii) any shares not vested by satisfaction of these annual performance criteria could be earned by satisfying a total cumulative stockholder return measure established in 2000 for the years 2000—2002. With the conclusion of the three-year program in 2002 covered by the grants, the table below summarizes the shares initially granted and subsequent allocations, as well as shares forfeited for failure to satisfy performance criteria. No performance criteria were satisfied in 2001 and only a portion of the shares vested in 2002 for satisfaction of performance criteria in that year.

	Mr. Marriott	Mr. Nassetta	Mr. Walter		Mr. Parsons	Mr. Risoleo
Total Shares Available 2000-2002	170,173	810,000	467,382	*	522,817	265,000	*
Total Shares Vested	110,613	512,500	298,705		339,831	168,749
Total Shares Forfeited	59,560	297,500	168,677		182,986	96,251

*	For Messrs. Walter and Risoleo, the total shares available amount for 2000-2002 reflects the additional allocation of shares in 2001.
(5)

Equals the market value of restricted stock awards to Messrs. Nassetta, Walter, Parsons and Risoleo on August 1, 2002, the date on which the shares were granted. The shares of restricted stock were granted to these executives in recognition of the work performed in positioning and restructuring the company leading up to and after the events of September 11, 2001 and the economic downturn, including the restructuring of a majority of the company’s management and other corporate agreements, and to provide the executives with a strong incentive to continue to increase the value of the company during their employment. One-third of the shares to each executive were vested on the date of the grant. The restrictions on the remaining two-thirds of the restricted stock lapse over time as long as the executive is employed by us (with one-third of the shares vesting in one year and the final one-third vesting two years after the date of grant). The number of shares granted were as follows: Mr. Nassetta: 476,644 shares; Mr. Walter: 190,658 shares; Mr. Parsons: 47,664 shares; and Mr. Risoleo: 38,132 shares. The market value is based on the average of the high and low sale price of the common stock on August 1, 2002 of $10.49 on the New York Stock Exchange. Cash dividends on the shares of restricted stock shall, after withholding for the payment of any taxes due on the dividends, be reinvested in shares of Host REIT common stock.

The total number of all restricted and deferred shares that remain subject to vesting conditions held by each named executive officer as of the end of the 2002 fiscal year and the aggregate value of those shares at such time were as follows: Mr. Marriott: 141,764 shares valued at $1,243,270; Mr. Nassetta: 842,763 shares valued at $7,391,032; Mr. Walter: 412,457 shares valued at $3,617,248; Mr. Parsons: 347,835 shares valued at $3,050,513; and Mr. Risoleo: 185,590 shares valued at $1,627,624. The fair market value of Host REIT’s common stock on December 31, 2002 was $8.77 (the average of the high and low sale price that day on the New York Stock Exchange).

(6)	This column represents our matching contributions made under the Retirement and Savings Plan and our Executive Deferred Compensation Plan. Under the Retirement and Savings Plan, we contributed $5,500 for each of the named executive officers in 2002. The amounts contributed under the Executive Deferred Compensation Plan for 2002 for each named executive officer were as follows: Mr. Marriott, $7,100; Mr. Nassetta, $29,022; Mr. Parsons, $15,033; Mr. Walter, $14,862; and Mr. Risoleo, $10,342. For Mr. Marriott, this column also includes the amount of the taxable economic benefit to Mr. Marriott as a result of our purchase of certain life insurance policies for the benefit of a trust established by Mr. Marriott. For 2002, such taxable economic benefit to Mr. Marriott was $415.
(7)	Mr. Parsons left the employ of Host L.P. and Host REIT in the second quarter of 2003.

AGGREGATED STOCK OPTION/SAR EXERCISES AND YEAR-END VALUE

The table below sets forth, on an aggregated basis:

•	information regarding the exercise of options to purchase Host REIT common stock (and shares of common stock of Marriott International, Inc., which was previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;

•	information regarding the exercise of stock appreciation rights (SARs) in Host REIT common stock by each of the named executive officers listed above on the Summary Compensation Table; and

•	the value on December 31, 2002 of all unexercised options and SARs held by such individuals.

Messrs. Nassetta, Walter and Risoleo do not have any options to purchase stock or SARs in either of the companies listed in the following table. Richard E. Marriott is the only executive officer who holds stock appreciation rights in Host REIT common stock. In 1998, Mr. Marriott entered into an agreement with Host REIT which canceled all of his then outstanding options to purchase Host REIT common stock and replaced them with stock appreciation rights on equivalent economic terms.

AGGREGATED STOCK OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL

YEAR-END OPTION/SAR VALUES

Name	Company (1)	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year End(2) (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End(3) ($)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Marriott	HM MI	— —	— —	66,685 122,634	— —	459,002 3,429,314	— —

	TOTAL	—	—	189,319	—	3,888,316	—

Robert E. Parsons, Jr.	HM	—	—	14,637	—	98,849	—

	TOTAL	—	—	14,637	—	98,849	—

(1)	“HM” represents options to purchase Host REIT common stock or SARs in Host REIT common stock. “MI” represents options to purchase Marriott International, Inc. common stock.
(2)	The number and terms of these options reflect several adjustments made as a result of the spin-off of Marriott International in October 1993, the spin-off of Host Marriott Services Corporation in December 1995, the spin-off from Marriott International of Sodexho Marriott Services Corporation in March 1998, and Host REIT’s conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3)	These figures are based on a per share price for Host REIT common stock of $8.77 and a per share price for Marriott International, Inc. common stock of $33.02. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 31, 2002.

Employment Arrangements

Host REIT does not maintain employment agreements with any of its executive officers. We entered into a Separation Agreement and Release with Robert Parsons effective on his resignation from the company in May 2003. Mr. Parsons had been employed by the company for over 20 years. Mr. Parsons received severance in the aggregate amount of $1,700,000. In addition, pursuant to the terms of his Restricted Stock Agreement dated August 1, 2002, Mr. Parsons received the remaining shares of restricted stock that had been granted in August 2002 in recognition of work performed in repositioning the company leading up to an after the events of September 11, 2001. We also agreed to pay the cost of health benefits for a period of 18 months.

Split-Dollar Life Insurance

In December 2003, we terminated a split-dollar life insurance agreement between the company and The REM Insurance Trust, a trust established by Mr. Richard E. Marriott, Host REIT’s Chairman of the Board. The split-dollar agreement was put in place in exchange for the termination of Mr. Marriott’s accrued interest, as of November 30, 1996, in awards of deferred bonus stock to him under The Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan. Under that split-dollar agreement, the REM Trust had acquired life insurance policies on behalf of Mr. Marriott and his wife, Nancy Marriott. We paid certain premiums on the policies, and had a right to be reimbursed for the premiums at maturity (estimated at 32 years).

Under a termination and release agreement among the company, the REM Trust and Mr. Marriott, we terminated our responsibility to make any additional premium payments and our right to receive premiums at maturity. In exchange, the REM Trust paid us the net present value of the policy, which is approximately $165,000.

Severance Plan

In 2002, the Compensation Policy Committee approved the adoption of the Host Marriott Severance Plan for members of senior management, including Messrs. Nassetta, Walter and Risoleo. Host REIT’s Chairman of the Board, Mr. Marriott, is not covered by the plan. The plan provides for the payment of severance compensation upon termination as follows:

•	Termination for Cause: an executive terminated for cause receives no severance and forfeits any unvested long-term incentive stock compensation;

•	Termination as a Result of Death or Disability: upon death or disability an executive receives a prorated annual bonus through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under our life insurance and disability plans applicable to all employees. We have purchased life insurance with respect to each of Messrs. Nassetta, Walter, and Risoleo to fund the cost to us of the long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death;

•	Voluntary Termination by Executive Without Good Reason: an executive who resigns in this manner receives no severance compensation and the executive’s unvested long-term incentive stock compensation is forfeited;

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason Following a Change in Control: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to three times his current base salary plus three times his average bonus. All other members of senior management covered by the plan are entitled to two times their current base salary plus two times their average bonus. All long-term incentive stock compensation vests, and we will pay for the executive’s benefits under our standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter. These provisions remain in effect for a period of one year following a change in control of Host REIT; and

•

Termination Without Cause or Voluntary Termination by Executive With Good Reason Not Following a Change in Control:  an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to two times his current base salary plus two times his average bonus. All other members of senior management covered by the plan are entitled to a payment equal to their current base salary plus their average annual bonus. One year’s worth of the executive’s time-based and performance-based portions (assuming achievement of target performance goals) of long-term incentive stock compensation is subject to accelerated vesting, and we will pay for the executive’s benefits under our standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter.

The plan also provides for a one-year non-compete/non-solicitation period and allows each executive a period of one year after termination to exercise any options to which the executive may be entitled due to the accelerated vesting of long-term incentive compensation. We intend to seek qualification of the cash and benefit provisions of the Severance Plan under the Employee Retirement Income Security Act of 1974.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of the Compensation Committee during 2002: John G. Schreiber (Chair), Ann McLaughlin Korologos, Harry L. Vincent, Jr. and Robert M. Baylis. In addition, J. W. Marriott, Jr. was a director of Host REIT until May 2002 and served on the Compensation Policy Committee until January 2002. Richard E. Marriott, our Chairman of the Board, was a director of Marriott International, Inc. until May 2002, a company where J. W. Marriott, Jr. serves as Chairman and Chief Executive Officer. J. W. Marriott, Jr. was not a member of the Compensation Policy Committee in 2002 at the time the Committee made any decisions on executive compensation for 2001, and did not participate in any executive compensation matters during 2002.

Except as noted above, during 2002:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of Host REIT or any of its subsidiaries;

•	none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with Host REIT or any of its subsidiaries in which the amount involved exceeds $60,000;

•	none of Host REIT’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on Host REIT’s compensation committee;

•	none of Host REIT’s executive officers was a director of another entity where one of that entity’s executive officers served on Host REIT’s compensation committee; and

•	none of Host REIT’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on Host REIT’s Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of the Hyatt Regency Maui from Blackstone Real Estate Advisors, L.P.

On November 13, 2003, we closed on the acquisition of the 806-room Hyatt Regency Maui Resort and Spa. The purchase price was $321 million, or $398,000 per room, and was paid in cash. The acquisition was funded with the proceeds of Host REIT’s August 2003 and October 2003 equity offerings of 27.5 million and 23.5 million shares, respectively, resulting in net proceeds of approximately $501 million. These proceeds were contributed to Host L.P. in return for 51 million operating partnership units.

The seller of the Hyatt Regency Maui is an affiliate of Blackstone Real Estate Advisors, L.P. John G. Schreiber, a director of Host REIT until November 5, 2003, is a co-founder and partner of Blackstone Real Estate Advisors, L.P., an affiliate of the Blackstone Group L.P.

In assessing the value of the property, Host REIT’s Board of Directors used a discounted cash flow analysis, taking into account the hotel’s past performance, estimated future performance and anticipated capital expenditure needs. Mr. Schreiber did not participate in any of the deliberations of Host REIT’s Board of Directors regarding this acquisition.

Relationship between Marriott International, Inc. and Host REIT

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between HMC, the predecessor to Host REIT, and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two separate companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of February 28, 2003, Richard E. Marriott, the Chairman of Host REIT’s Board, beneficially owns approximately 12.7% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who was one of Host REIT’s directors until his retirement from our Board in May 2002, beneficially owns approximately 12.4% of the outstanding shares of common stock of Marriott International. In addition, J.W. Marriott, Jr. serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott served as a director of Marriott International until May 2002. By reason of their ownership of such shares of common stock and their current and former positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective business. This distribution agreement has been amended from time to time. In connection with our renegotiation of our management agreements with Marriott International, we have amended the distribution agreement to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control.

We have entered into other agreements with Marriott International in connection with the business separation, which govern our ongoing relationships. These other agreements include:

Tax Sharing Agreement.    We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

License Agreement.    We entered into a license agreement with Marriott International that grants us a non-exclusive, royalty-free, worldwide license to use the Marriott mark for corporate or partnership name purposes and only in connection with our activities relating directly to our business of developing, purchasing, leasing, selling and owning hotel properties. The license is subject to certain conditions, most significantly that the majority of all hotels owned by us are managed by or operated pursuant to a franchise granted by Marriott International or its affiliates.

Administrative Services Agreements and Office Space Lease.    We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to rent approximately 2,400 square feet of office space (at a cost of approximately $7,200 per month for 2003). In 2002 and through September 12, 2003 we paid Marriott International approximately $1.1 million for such services and office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries entered into management agreements with us and certain of our subsidiaries to manage the Marriott- and Ritz-Carlton-branded full-service hotels and Courtyard-branded limited service hotels owned or leased by us and our subsidiaries Marriott International also entered into franchise agreements with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for seven Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2002 and year-to-date September 12, 2003, we and our subsidiaries paid $150 million and $82 million, respectively, in management and franchise fees to Marriott International.

In addition, some of our subsidiaries are partners in a joint venture that owned 120 Courtyard by Marriott lodging properties as of December 1, 2003. These properties are operated by Marriott International or its subsidiaries under long-term agreements. Our subsidiaries are co-general partners in such partnerships. In 2002 and year-to-date September 12, 2003, those partnerships paid fees of $26 million and $17 million, respectively, to Marriott International under those agreements. The partnerships also paid $21 million and $11 million, respectively, in rent to Marriott International in 2002 and year-to-date September 12, 2003, for leases of land upon which some of the partnerships’ hotels are located.

On July 25, 2002, we completed our negotiations with Marriott International to amend our management and other agreements for substantially all our Marriott- and Ritz-Carlton-managed hotels. These changes were effective as of December 29, 2001. The management contract changes include the following:

•	expanded approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system-wide programs;

•	a reduction in the amount of working capital requirements, and the expansion of an existing agreement that allows funding of FF&E expenditures as incurred from one account that we control rather than depositing funds into individual escrow accounts at each hotel, which collectively increased cash available to us in July 2002 for general corporate purposes by approximately $125 million;

•	a reduction in incentive management fees payable on Marriott-managed hotels;

•	a gradual reduction in the amounts payable with respect to various centrally administered programs;

•	additional territorial restrictions for certain hotels in 10 markets; and

•	clarification of existing provisions that limit our ability to sell a hotel or our company to a competitor of Marriott International.

Acquisition Financing and Joint Venture

Marriott International has provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. It is possible that Marriott International may from time to time provide this type of financing in the future. In 2002, Marriott International did not provide us with any new acquisition financing, although one of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness at September 12, 2003 was $20 million.

During 2000, we, through our subsidiaries, formed a joint venture with Marriott International, the “Courtyard Joint Venture,” to acquire the partnership interests in Courtyard by Marriott Limited Partnership and Courtyard by Marriott II Limited Partnership for an aggregate payment of approximately $372 million plus interest and legal fees, of which we and one of our subsidiaries contributed approximately $90 million. The Courtyard Joint Venture acquired 120 Courtyard by Marriott properties totaling 17,550 rooms and financed the acquisition with $200 million in non-recourse mezzanine indebtedness borrowed from Marriott International and with cash and other assets contributed by our affiliates and by Marriott International. A subsidiary of Marriott International continues to manage these 120 hotels under long-term management agreements. This investment was consummated in settlement of litigation involving these two limited partnerships, in which we, through our affiliates, served as general partner, rather than as a strategic initiative.

Relationship with Bracewell & Patterson LLP

During 2002 we retained the law firm of Bracewell & Patterson LLP for consultation and lobbying services primarily associated with the passage of the Terrorism Risk Insurance Act of 2002. Edwin R. Bethune, a partner at the firm, is the father-in-law of Christopher Nassetta, our Chief Executive Officer. Total fees paid to Bracewell & Patterson LLP were approximately $207,000 for services provided in 2002.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Credit Facility

On May 14, 2003, we entered into an amendment to our credit facility with Deutsche Bank Trust Company Americas, as Administrative Agent, and certain other agents and lenders. As a result of such amendment, the financial covenants which we are subject to were modified to provide additional flexibility for the remaining term of the credit facility. We currently have $250 million of availability under our credit facility and have no amounts outstanding. As was the case under our credit facility prior to the amendment, the scheduled maturity date continues to be in June 2005. The option to extend the maturity date for an additional year after June 2005, which was subject to our achieving a minimum leverage ratio, has been eliminated under the amendment. Amounts outstanding under the credit facility are guaranteed by substantially all of our subsidiaries and are secured on an equal and ratable basis with our existing senior notes, including the Series K senior notes, and certain other senior debt by a pledge of the equity interests of certain of our subsidiaries.

Financial and Other Covenants

We continue to be subject to financial covenants under the credit facility for leverage, interest coverage, fixed charge coverage and unsecured interest coverage, but the applicable financial covenant levels have generally been made less stringent than would have been applicable during comparable time periods under the credit facility prior to the May 2003 amendment. In addition, the amendment provides that in the event that these financial covenants are not satisfied during any one of certain fiscal quarters specified in the amendment (the baseline covenants), such event will not cause a default or event of default so long as less restrictive covenant levels are met during such fiscal quarter and our projections show that compliance with the baseline covenant levels that would normally be applicable under the amended credit facility will be achieved in the following fiscal quarter. The ability to utilize the less restrictive covenant levels is available on a one-time basis only. In the event that it becomes necessary to utilize such less restrictive levels, we will generally be temporarily prohibited from borrowing additional amounts under the credit facility for such fiscal quarter and, to the extent that we utilized the less restrictive covenants levels at a time that amounts were outstanding under the credit facility, we will temporarily become subject to more restrictive limitations on our ability to make certain investments and capital expenditures, pay dividends, or incur new indebtedness.

Mandatory Commitment Reductions Relating to Asset Sales

Under the amendment, we will continue to be required to use the proceeds of certain asset sales to permanently reduce the revolving loan commitment in effect under the credit facility. In general, in the event that we consummate assets sales during any 12 month period that generate net proceeds in excess of 1% of our total assets (calculated using undepreciated real estate assets), the revolving loan commitment will automatically be reduced by the amount of such proceeds to the extent that such proceeds are not reinvested or committed to be reinvested in our business within 364 days following the date the 1% threshold is exceeded. The amendment provides certain exceptions to this general rule. For instance, when the revolving loan commitment is $250 million or less, further revolving loan commitment reductions occur with respect to asset sale proceeds that are not reinvested only to the extent that amounts are outstanding under the credit facility. If no amounts are outstanding, a commitment reduction can be avoided if we achieve commensurate reductions in the amount of our other secured indebtedness or indebtedness under our senior note indenture.

Senior Notes

As of December 29, 2003, we have six series of senior notes outstanding, which total approximately $3.2 billion, including the Series J senior notes. The indenture for our outstanding senior notes contains covenants and restrictions which are customary for senior notes of this nature. These covenants and restrictions limit, among other things, our ability to:

•	pay dividends and other distributions with respect to our equity interests and purchase, redeem or retire our equity interests;

•	incur additional indebtedness and issue preferred equity interests;

•	enter into certain asset sales;

•	enter into transactions with affiliates;

•	incur liens on assets to secure certain debt; and

•	engage in certain merger or consolidations and transfers of assets.

The indenture also limits our restricted subsidiaries’ ability to create restrictions on making certain payments and distributions.

Because our EBITDA-to-interest coverage ratio is below 2.0 to 1.0, our ability to incur additional debt and make dividend payments is limited except to the extent required to permit Host REIT to maintain REIT status. The Series J senior notes issuance (for which the Series K senior notes are being exchanged) constitutes refinancing indebtedness under the senior notes indenture.

Indebtedness under each series of senior notes is guaranteed by substantially all of our operating subsidiaries. The senior notes (and respective guarantees thereof) are secured on an equal and ratable basis with both the credit facility (and guarantees thereof) and certain other senior indebtedness by a pledge of the equity interests of certain of our subsidiaries.

Mortgage Debt

We have aggregate indebtedness of approximately $2.3 billion that is secured by certain of our real estate assets with a book value of approximately $3.6 billion. All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. We have 30 assets that are secured by mortgage debt. Twelve of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed in “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Debt.”

Convertible Debt Obligation to Host REIT

The obligation for the $492 million of 6 3/4% Convertible Subordinated Debentures due 2026, or the Debentures, as of September 12, 2003 has been included on our financial statements as our debt because upon the conversion to a REIT by HMC, now Host REIT, we assumed primary liability for repayment of the Debentures of Host REIT underlying the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust, or the Trust, a consolidated subsidiary trust of Host REIT. The common securities of the Trust were not contributed to us and therefore the Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host REIT will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host REIT, we will issue to Host REIT the number of OP units equal to the number of shares of common stock issued by Host REIT in exchange for the Debentures.

In December 1996, the Trust issued 11 million shares of 6 3/4% convertible quarterly income preferred securities, or the Convertible Preferred Securities, with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Trust. The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of the Convertible Preferred Securities are guaranteed by us to the extent the Trust has funds available therefor. This guarantee, when taken together with our obligations under the indenture pursuant to which the Debentures were issued, the Debentures themselves, Host REIT’s obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible

Preferred Securities were invested in the Debentures due December 2, 2026 issued by us. The Trust was formed solely to issue the Convertible Preferred Securities and its own common securities, or the Common Securities, and to invest the proceeds therefrom in the Debentures, which is its sole asset.

Each of the Convertible Preferred Securities and the related debentures are convertible at the option of the holder into shares of Host REIT common stock at the rate of 3.2537 shares per Convertible Preferred Security (equivalent to a conversion price of $15.367 per share of Host REIT’s common stock). During 2002 and through December 29, 2003, no shares were converted to Host REIT’s common stock. During 2001, 400 shares were converted into common stock. The conversion ratio and price have been adjusted to reflect the impact of the distribution of shares of Crestline Capital Corporation common stock and Host REIT common stock in connection with the REIT conversion. Host REIT may, at its option, cause this conversion right to expire if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the current market price of Host REIT common stock exceeds 120% of the conversion price of the Convertible Preferred Securities.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Interest payments on the Debentures may be deferred for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host REIT will not be permitted to declare or pay any cash distributions with respect to OP units or debt securities that rank pari passu with or junior to the Debentures.

The Convertible Preferred Securities are redeemable at the Trust’s option upon any redemption of the Debentures after December 2, 1999 at a premium to par prior to December 2006 or at par thereafter plus accrued and unpaid distributions, if any, to the redemption date. In addition, in the event Host REIT redeems the Debentures in certain circumstances upon the occurrence of a tax event, as defined in the indenture governing the Debentures, the appropriate amount of the Convertible Preferred Securities will be redeemed at 100% of the principal amount, together with accrued and unpaid distribution to the redemption date. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.

DESCRIPTION OF SERIES K SENIOR NOTES

We will issue the Series K senior notes pursuant to an indenture dated as of August 5, 1998 by and among Host Marriott, L.P., the Subsidiary Guarantors signatory thereto and The Bank of New York, as trustee, as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture, the related pledge and security agreement, dated as of June 6, 2002 (the “Pledge Agreement”), which governs property securing, among other things, the obligations on the Series K senior notes and the registration rights agreement to be dated as of the Issue Date (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors and the initial purchasers of the Series K senior notes. It does not restate those agreements in their entirety. We urge you to read the Indenture, the Registration Rights Agreement and the Pledge Agreement because they, and not this description, define your rights as holders of these Series K senior notes. You may obtain copies of the Indenture, the Registration Rights Agreement and the Pledge Agreement from Host Marriott, L.P. upon request. You can find out how to obtain these documents by looking at the section of this prospectus entitled “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this section, references to “we,” “our,” or “us” include only Host Marriott, L.P. and its successors in accordance with the terms of the Indenture and not our subsidiaries.

General

We will initially issue $725,000,000 aggregate principal amount of Series K senior notes. The Indenture will provide, in addition to the $725,000,000 aggregate principal amount of Series K senior notes being issued on the Issue Date, for the issuance of additional Series K senior notes having identical terms and conditions to the Series K senior notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.” The aggregate principal amount of Series K senior notes and Additional Notes will be unlimited in aggregate principal amount outstanding. Any such Additional Notes would be issued on the same terms as the Series K senior notes and would constitute part of the same series of securities as the Series K senior notes and would vote together as one series on all matters with respect to the Series K senior notes. All references to Series K senior notes herein includes the Additional Notes, except as stated otherwise.

The Series K senior notes will mature on November 1, 2013. Interest on the Series K senior notes will accrue at the rate of 7 1/8% per annum and will be payable every six months in arrears on May 1 and November 1, commencing on May 1, 2004. We will make each interest payment to the holders of record of the Series K senior notes on the immediately preceding April 15 and October 15.

The Series K senior notes offered hereby will be our senior, general obligations. The Series K senior notes offered hereby will be initially secured by a pledge of all the Capital Stock of certain of our subsidiaries, which Capital Stock also equally and ratably secures our obligation under the Credit Facility, the Existing Senior Notes, and certain other Indebtedness ranking on an equitable and ratable basis with the Series K senior notes. See “—Security.” The Series K senior notes offered hereby will be pari passu with all of our other existing and future unsubordinated Indebtedness (including the Existing Senior Notes) subject to the right of the Company and the Subsidiary Guarantors, in certain circumstances, to incur up to $300 million of Secured Indebtedness, the proceeds of which must be used to repay and permanently reduce Indebtedness outstanding under the Credit Facility. See “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” The Series K senior notes and the Existing Notes effectively will be subordinated to this and to all other Secured Indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such Secured Indebtedness. The Series K senior notes will rank senior to all of our subordinated obligations.

The Series K senior notes offered hereby will be, jointly and severally guaranteed on a senior basis by the Subsidiary Guarantors. The Guarantee of the Subsidiary Guarantors with respect to the senior notes, and the pledges of equity interests, are subject to release upon satisfaction of certain conditions.

Interest on any series of senior notes issued under the Indenture is or will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series K senior notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Series K senior notes will be payable at the office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. Except as provided below, at our option payment of interest may be made by check mailed to the holders of any Series K senior notes at the addresses set forth upon our registry books; provided, however, holders of certificated Series K senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series K senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise our office or agency will be the corporate trust office of the trustee presently located at 101 Barclay Street, New York, New York 10286.

Guarantees

The Series K senior notes offered hereby will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by the Subsidiary Guarantors. If we default in the payment of the principal of, or premium, if any, or interest on, a guaranteed series of senior notes issued under the Indenture when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, the Subsidiary Guarantors shall be required promptly to make such payment in full. The Indenture provides that the Subsidiary Guarantors will be released from their obligations as guarantors under such series of senior notes under certain circumstances. The obligations of the Subsidiary Guarantors will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

Each of our current and future Restricted Subsidiaries that subsequently guarantee any of our Indebtedness (the “Guaranteed Indebtedness”) (each a “Future Subsidiary Guarantor”) will be required to guarantee the Series K senior notes offered hereby and any other series of senior notes guaranteed under the Indenture. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the senior notes.

Subject to compliance with the preceding paragraph, the Indenture also provides that any guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released upon (1) the sale or other disposition of Capital Stock of the Subsidiary Guarantor, if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary, (2) the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary, (3) a Legal Defeasance or Covenant Defeasance, or (4) the unconditional and complete release of such Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness.

Security

Our obligation to pay the principal of, premium, if any, and interest on the Series K senior notes will be secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the Existing Senior Notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series K senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. The Indenture also provides that, unless otherwise provided in a supplemental indenture with respect to a series of senior notes, the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility will also be pledged to secure each such series of senior notes on an equal and ratable basis with respect to the Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be and will not be required to be pledged to secure any such series of senior notes if the pledge of or grant of a security interest in such shares is prohibited by law. Deutsche Bank Trust Company Americas (the administrative agent under the Credit Facility) currently serves as the collateral agent with respect to such stock pledge, subject to replacement in certain circumstances. So long as the Credit Facility is in effect, the lenders under the Credit Facility will have the right to direct the manner and method of enforcement of remedies with respect to the stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the collateral agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing the notes shall be released; provided that should the obligations of the Operating Partnership under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Operating Partnership must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series K senior notes.

Ranking

The Series K senior notes offered hereby will be our senior, general obligations, ranking, pari passu in right of payment with any of our other outstanding or future unsubordinated Indebtedness, including, without limitation, the Existing Senior Notes and our obligations under the Credit Facility. The Series K senior notes offered hereby will be senior to all of our subordinated obligations. Each of the Subsidiary Guarantees of the Existing Senior Notes and any other series of guaranteed senior notes, including the Series K senior notes offered hereby, will rank, subject to the limitation described above, pari passu with all current and future unsubordinated Indebtedness, and senior to all current and future subordinated Indebtedness, of the Subsidiary Guarantors subject to our and the Subsidiary Guarantors’ right, in certain circumstances, to incur up to $300 million of Secured Indebtedness, the proceeds of which must be used to repay and permanently reduce Indebtedness outstanding under the Credit Facility. Holders of the Series K senior notes will be direct creditors of the Subsidiary Guarantors by virtue of such Guarantees of the Series K senior notes.

Optional Redemption

At any time prior to November 1, 2008, upon not less than 30 nor more than 60 days’ notice, we may redeem the Series K senior notes in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Any notice to the holders of Series K senior notes of such a redemption need not set forth the redemption price of such Series K senior notes but need only set forth the calculation thereof as described in the immediately preceding sentence. The redemption price, calculated as aforesaid, should be set forth in an Officer’s Certificate delivered to the trustee no later than one Business Day prior to the redemption date.

At any time on or after November 1, 2008, we may redeem the Series K senior notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing November 1 of the years indicated below, in each case together with accrued and unpaid interest, if any, thereon to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date):

Year	Percentage
2008	103.563%
2009	102.375%
2010	101.188%
2011 and thereafter	100.000%

Prior to November 1, 2006, we may redeem from time to time up to 35% of the aggregate principal amount of the Series K senior notes outstanding at a redemption price equal to 107.125% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date) with the Net Cash Proceeds of one or more Equity Offerings; provided, that at least 65% of the aggregate principal amount of the Series K senior notes originally issued on the Series Issue Date remain outstanding after such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated.

No sinking fund is provided for the Series K senior notes.

Notice

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Series K senior notes to be redeemed at its registered address.

Series K senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series K senior notes called for redemption.

Certain Definitions

Set forth below are certain defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Disqualified Stock of a Person:

(1) existing at the time such Person becomes a Restricted Subsidiary of the Company; or

(2) assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event;

provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that:

(1) a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control;

(2) the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control; and

(3) Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

“Asset Acquisition” means:

(1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries; or

(2) an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock);

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the indenture entitled “Consolidation, Merger and Sale of Assets”;

provided that “Asset Sale” shall not include:

(a) sales or other dispositions of inventory, receivables and other current assets;

(b) sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions;

(c) leases of real estate assets;

(d) Permitted Investments (other than Investments in Cash Equivalents) or Restricted Investments made in accordance with the “Limitation on Restricted Payments” covenant;

(e) any transaction comprising part of the REIT Conversion; and

(f) any transactions that, pursuant to the “Limitation of Asset Sales” covenant, are defined not to be an Asset Sale.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of:

(a) the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security; and

(b) the amount of such principal (or redemption) payment;

by:

(2) the sum of all such principal (or redemption) payments.

“Blackstone Acquisition” means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

“Board” means:

(1) with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation;

(2) with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue;

(3) in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue;

(4) in the case of a limited liability company (an “LLC”), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue; and

(5) with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given, only the value of the contribution in excess of such other consideration).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof);

(2) time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(3) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody’s; and

(4) liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (1) through (3) inclusive;

provided that the securities described in clauses (1) through (3) inclusive have a maturity of one year or less after the date of acquisition.

“Change of Control” means:

(1) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or Host REIT (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or Host REIT for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable;

(3) during any period of 12 consecutive months after the Issue Date (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or Host REIT (together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Host or Host REIT, as applicable, then in office; or

(4) Host REIT ceases to be a general partner of the Operating Partnership or ceases to control the Company;

provided, however, that neither:

(x) the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host’s or Host REIT’s other Subsidiaries; nor

(y) the REIT Conversion (or any element thereof);

shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means August 5, 1998.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Company” means Host Marriott, L.P., and its successors and assigns (and, from the Issue Date to the consummation of the Merger, HMH Properties, Inc., and its successors and assigns).

“Consolidated” or “consolidated” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that:

(1) “consolidation” will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person; and

(2) “consolidation” will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP;

(it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

The terms “consolidated” and “consolidating” have correlative meanings to the foregoing.

“Consolidated Coverage Ratio” of any Person on any Transaction Date means the ratio, on a pro forma basis, of:

(1) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period, to:

(2) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period;

provided that for purposes of such calculation:

(a) acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income- producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(b) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

(c) the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period; and

(d) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

“Consolidated EBITDA” means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication:

(1) the sum of:

(a) Consolidated Interest Expense;

(b) provisions for taxes based on income (to the extent of such Person’s proportionate interest therein);

(c) depreciation and amortization expense (to the extent of such Person’s proportionate interest therein);

(d) any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein);

(e) any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person’s proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that:

1. such dividends or distributions are not included in the Consolidated Net Income of such Person for such period, and

2. the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (e), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined;

(f) any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (2) of this definition; and

(g) any nonrecurring expenses incurred in connection with the REIT Conversion,

minus:

(2) the sum of:

(a) all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) for such period; and

(b) any cash expenditures of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures did not reduce the Consolidated Net Income of such Person for such period and were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued;

all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of:

(1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, as determined (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the notes issued under the indenture or to establish the Credit Facility), of such Person and its Consolidated Subsidiaries during such period, including:

(a) original issue discount and noncash interest payments or accruals on any Indebtedness;

(b) the interest portion of all deferred payment obligations; and

(c) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period; and

(2) dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person’s proportionate interest therein, such Person’s Restricted Subsidiaries);

provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (1) or (2)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary.

For purposes of this definition:

(x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that:

(1) net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person;

(2) the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(3) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded; and

(4) the net income, if positive, of any of such Person’s Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (2), (3) and (4), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

“Consolidated Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

“Conversion Date” means December 29, 1998.

“Credit Facility” means the credit facility established pursuant to the Credit Agreement, dated as of August 5, 1998 among the Company, Host, certain other Subsidiaries party thereto, the lenders party thereto, Bankers Trust Company, as Arranger and Administrative Agent, and Wells Fargo Bank, N.A., The Bank of Nova Scotia and Credit Lyonnais New York Branch, as Co-Arrangers, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors) but excluding Indebtedness incurred under clause (l) of paragraph (4) of the covenant entitled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is:

(1) required to be redeemed on or prior to the Stated Maturity of the notes for cash or property other than Qualified Capital Stock;

(2) redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3) convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (1) or (2) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below.

With respect to Capital Stock of a Restricted Subsidiary only, the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons’ Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained in this definition:

(a) the QUIPs are not Disqualified Stock;

(b) any Capital Stock issued by the Operating Partnership to Host REIT shall not be deemed to be Disqualified Stock solely by reason of a right by Host REIT to require the Company to make a payment to it sufficient to enable Host REIT to satisfy its concurrent obligation with respect to Capital Stock of Host REIT, provided such Capital Stock of Host REIT would not constitute Disqualified Stock; and

(c) no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

“E&P Distribution” means:

(1) one or more distributions to the shareholders of Host and/or Host REIT of:

(a) shares of SLC; and

(b) cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or Host REIT from time to time as being necessary to assure that Host and Host REIT have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which Host REIT’s election to be taxed as a REIT is effective; and

(2) the distributions from the Operating Partnership to:

(a) Host REIT necessary to enable Host REIT to make the distributions described in clause (1; and

(b) holders of Units (other than Host REIT) required as a result of or a condition to such distributions made pursuant to clause (2)(a).

“Equity Offering” means any public or private sale of (i) Qualified Capital Stock by the Company or (ii) Capital Stock by Host REIT where the Net Cash Proceeds of such sale are contributed to the Company as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on Form S-8.

“Excluded Person” means, in the case of the Company, Host, Host REIT or any Wholly Owned Subsidiary of Host or Host REIT.

“Exempted Affiliate Transaction” means:

(1) employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company;

(2) payments of reasonable fees and expenses to the members of the Board;

(3) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company;

(4) Permitted Tax Payments;

(5) Permitted Sharing Arrangements;

(6) Procurement Contracts;

(7) Operating Agreements;

(8) Restricted Payments permitted under the “Limitation on Restricted Payments” covenant; and

(9) any and all elements of the REIT Conversion.

“Existing Senior Notes” means amounts outstanding from time to time of:

(1) the 7 7/8% Senior Notes due 2005 of the Company;

(2) the 7 7/8% Senior Notes due 2008 of the Company;

(3) the 8.45% Senior Notes due 2008 of the Company;

(4) the 8 3/8% Senior Notes due 2006 of the Company;

(5) the 9 1/4% Senior Notes due 2007 of the Company; and

(6) the 9 1/2% Senior Notes due 2007 of the Company,

in each case not in excess of amounts outstanding immediately following the Series Issue Date of the Series K senior notes, less amounts retired from time to time.

“Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined:

(1) in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction; or

(2) by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

“Fifty Percent Venture” means a Person:

(1) in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests;

(2) in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means; and

(3) which is not consolidated for financial reporting purposes with the Company under GAAP.

“FF&E” means furniture, fixtures and equipment, and other tangible personal property other than real property.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“HMH Properties” means HMH Properties, Inc., a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

“Host” means Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the Issue Date, and its successors and assigns.

“Host REIT” means Host Marriott Corporation, a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

“Host REIT Merger” means the merger of Host with and into Host REIT, with Host REIT surviving the merger, which merger occurred on December 29, 1998.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication:

(1) all liabilities and obligations, contingent or otherwise, of such Person:

(a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b) evidenced by bonds, notes, debentures or similar instruments;

(c) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(d) evidenced by bankers’ acceptances;

(e) for the payment of money relating to a Capitalized Lease Obligation; or

(f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(2) all net obligations of such Person under Interest Swap and Hedging Obligations; and

(3) all liabilities and obligations of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity.

For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

(1) “Investment” shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity;

(2) the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary; or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3) any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

“Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., currently BBB—(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided in each case such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Issue Date” means August 5, 1998.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

“Limited Partner Note” means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership elected to receive at the time of the Partnership Mergers instead of or in exchange for Units.

“Make-Whole Premium” means, with respect to any note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and premium, if any, that would be payable on such note on November 1, 2008, as set forth under “Optional Redemption,” and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date) to and including November 1, 2008, discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the note being redeemed.

“Marriott International” means Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Merger” means the merger of HMH Properties with and into the Operating Partnership, with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1) with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b) provisions for all Taxes (including Taxes of Host REIT) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole;

(c) payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold; or (II) is required to be paid as a result of such sale;

(d) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(e) any Permitted REIT Distributions related to such Asset Sale;

(provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person); and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person).

“Net Investments” means, with respect to any referenced category or group of Investments:

(1) the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date;

minus:

(2) the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date; and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

“Non-Conforming Assets” means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize Host REIT’s status as a REIT.

“Non-Consolidated Entity” means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

“Non-Consolidated Restricted Entity” means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

“Non-Controlled Entity” means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

“Offering” means the offering of the notes for sale by the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary Guarantor, as applicable, by an officer of the Company or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

“Old Notes” means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

“Operating Agreements” means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

“Operating Partnership” means Host Marriott, L.P., a Delaware limited partnership.

“Parent” of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

“Partnership Mergers” means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

“Paying Agent” means, until otherwise designated, the Trustee.

“Permitted Investment” means any of the following:

(1) an Investment in Cash Equivalents;

(2) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an “Acquired Person”) if, as a result of such Investments:

(a) the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company; or

(b) the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(3) an Investment in a Person, provided that:

(a) such Person is principally engaged in a Related Business;

(b) the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person’s governing board or otherwise; and

(c) any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause (3) subsequent to the Issue Date would exceed 10% of Total Assets;

(4) Permitted Sharing Arrangement Payments;

(5) securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant “Limitation on Asset Sales” (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of the “Limitation on Asset Sales” covenant);

(6) Investments in the Company or in Restricted Subsidiaries of the Company;

(7) Permitted Mortgage Investments;

(8) any Investments constituting part of the REIT Conversion; and

(9) any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company’s proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (3) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company’s proportionate ownership interest therein).

“Permitted Lien” means any of the following:

(1) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(2) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that:

(a) the underlying obligations are not overdue for a period of more than 30 days; and

(b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(3) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(4) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(5) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(6) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and

(7) Liens securing on an equal and ratable basis the notes and any other Indebtedness.

“Permitted Mortgage Investment” means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets provided that:

(1) the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements;

(2) such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means; or

(3) the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (1) and (2) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

“Permitted REIT Distributions” means, so long as Host REIT believes in good faith after reasonable diligence that Host REIT qualifies as REIT under the Code, a declaration or payment of any dividend or the making of any distribution:

(1) to Host REIT equal to the greater of:

(A) the amount estimated by Host REIT in good faith after reasonable diligence to be necessary to permit Host REIT to distribute to its shareholders with respect to any calendar year

(whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host REIT within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or

(B) the amount that is estimated by Host REIT in good faith after reasonable diligence to be necessary either to maintain Host REIT’s status as a REIT under the Code for any calendar year or to enable Host REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host REIT to its shareholders, with such distributions to be made as and when determined by Host REIT, whether during or after the end of the relevant calendar year;

in either the case of (A) or (B) if:

(a) the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company; and

(b) no Default or Event of Default shall have occurred and be continuing; and

(2) to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to Host REIT.

“Permitted REIT Payments” means, without duplication, payments to Host REIT and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit Host REIT and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

“Permitted Sharing Arrangements” means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

“Permitted Sharing Arrangements Payment” means payments under Permitted Sharing Arrangements.

“Permitted Tax Payments” means payment of any liability of the Company, Host, Host REIT or any of their respective Subsidiaries for Taxes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Private Partnership” means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, was partially but not Wholly Owned by Host or one of its Subsidiaries.

“Private Partnership Acquisition” means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

“Procurement Contracts” means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

“Pro Rata Share” means “PRS” where:

PRS equals CR divided by TC multiplied by OPTC

where:

CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries,

TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted Subsidiaries, and

OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

“Public Partnerships” mean, collectively:

(1) Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership (with which HMC Atlanta Merger Limited Partnership was merged);

(2) Desert Springs Marriott Limited Partnership, a Delaware limited partnership (with which HMC Desert Merger Limited Partnership was merged);

(3) Hanover Marriott Limited Partnership, a Delaware limited partnership (with which HMC Hanover Merger Limited Partnership was merged);

(4) Marriott Diversified American Hotels, L.P., a Delaware limited partnership (with which HMC Diversified Merger Limited Partnership was merged);

(5) Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (with which HMC Properties I Merger Limited Partnership was merged);

(6) Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership (with which HMC Properties II Merger Limited Partnership was merged);

(7) Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership (with which HMC Chicago Merger Limited Partnership was merged);

(8) Potomac Hotel Limited Partnership, a Delaware limited partnership (with which HMC Potomac Merger Limited Partnership was merged); and

(9) Marriott Suites Limited Partnership, a Delaware limited partnership (with which MS Merger Limited Partnership was merged);

or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

“Qualified Assets” means:

(1) Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of Host, Host REIT and each other Parent of the Company substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company; and

(2) other assets related to corporate operations of Host, Host REIT and each other Parent of the Company which are de minimus in relation to those of Host, Host REIT and each other Parent of the Company and their Restricted Subsidiaries, taken as a whole.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of “Disqualified Stock,” also includes any Capital Stock of a Restricted Subsidiary, Host REIT or any Parent of the Company that is not Disqualified Stock.

“Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock; or

(2) any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

“QUIPS” means the 6 3/4% Convertible Preferred Securities issued by Host Marriott Financial Trust, a statutory business trust.

“QUIPs Debt” means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

“Rating Agencies” means (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of all of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means currently:

(1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3) the equivalent of any such category of S&P or Moody’s used in another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (currently + and - for S&P, 1, 2 and 3 for Moody’s or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of:

(1) a Change of Control; and

(2) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the occurrence, on or within 90 days after the earliest to occur of:

(1) a Change of Control; and

(2) the date of the first public notice of the occurrence of a Change of Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of:

(a) in the event the notes are rated by either Moody’s or S&P on the Rating Date as Investment Grade, a decrease in the rating, of the notes by either of such Rating Agencies to a rating that is below Investment Grade; or

(b) in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

“Real Estate Assets” means real property and all FF&E associated or used in connection therewith.

“Reference Period” with regard to any Person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the securities or the indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Stock:

(1) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or

(2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness or Disqualified Stock in a principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, not to exceed:

(a) the principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced; plus

(b) all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall:

(x) not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing; and

(y) be subordinated in right of payment to the rights of holders of the notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

“REIT Conversion” means the various transactions which were carried out in connection with Host’s conversion to a REIT, as generally described in the S-4 Registration Statement, including without limitation:

(1) the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries;

(2) the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes);

(3) the Partnership Mergers;

(4) the Private Partnership Acquisitions;

(5) the issuance of Limited Partner Notes in connection with the foregoing;

(6) the Blackstone Acquisition;

(7) the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets;

(8) the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries;

(9) the Host REIT Merger;

(10) the E&P Distribution; and

(11) such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit Host REIT to elect to be treated as a REIT for Federal income tax purposes.

“Related Business” means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person (but without duplication):

(1) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness;

(4) any Restricted Investment by such Person; and

(5) the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members;

provided, however, that the term “Restricted Payment” does not include:

(a) any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock;

(b) any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries;

(c) Permitted Tax Payments;

(d) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made;

(e) the retirement of Units upon conversion of such Units to Capital Stock of Host REIT;

(f) any transactions comprising part of the REIT Conversion;

(g) any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations;

(h) Permitted REIT Payments; and

(i) payments in accordance with the existing terms of the QUIPS;

and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person’s co-obligation with respect thereto.

“Restricted Subsidiary” means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

“S-4 Registration Statement” means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

“Secured Indebtedness” means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

“Series Issue Date” means with respect to any series of Indebtedness issued under the Indenture, the date any notes of such series are first issued.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

“SLC” means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the notes or a Subsidiary Guarantee thereof, as applicable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date;

(2) any partnership:

(a) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest; or

(b) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated;

(3) any Non-Controlled Entity; and

(4) any Fifty Percent Venture.

“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the notes by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the notes and the indenture.

“Subsidiary Guarantors” means:

(1) the current Subsidiary Guarantors identified in the following sentence; and

(2) any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the indenture;

but in each case excluding any Persons whose guarantees have been released pursuant to the terms of the indenture.

The current Subsidiary Guarantors are:

(1)	Airport Hotels LLC

(2)	Host of Boston, Ltd.

(3)	Host of Houston, Ltd.

(4)	Host of Houston 1979

(5)	Chesapeake Financial Services LLC

(6)	City Center Interstate Partnership LLC

(7)	HMC Retirement Properties, L.P.

(8)	HMH Marina LLC

(9)	Farrell’s Ice Cream Parlour Restaurants LLC

(10)	HMC Atlanta LLC

(11)	HMC BCR Holdings LLC

(12)	HMC Burlingame LLC

(13)	HMC California Leasing LLC

(14)	HMC Capital LLC

(15)	HMC Capital Resources LLC

(16)	HMC Park Ridge LLC

(17)	HMC Partnership Holdings LLC

(18)	Host Park Ridge LLC

(19)	HMC Suites LLC

(20)	HMC Suites Limited Partnership

(21)	PRM LLC

(22)	Wellsford-Park Ridge HMC Hotel Limited Partnership

(23)	YBG Associates LLC

(24)	HMC Chicago LLC

(25)	HMC Desert LLC

(26)	HMC Palm Desert LLC

(27)	MDSM Finance LLC

(28)	HMC Diversified LLC

(29)	HMC East Side II LLC

(30)	HMC Gateway LLC

(31)	HMC Grand LLC

(32)	HMC Hanover LLC

(33)	HMC Hartford LLC

(34)	HMC Hotel Development LLC

(35)	HMC HPP LLC

(36)	HMC IHP Holdings LLC

(37)	HMC Manhattan Beach LLC

(38)	HMC Market Street LLC

(39)	New Market Street LP

(40)	HMC Georgia LLC

(41)	HMC Mexpark LLC

(42)	HMC Polanco LLC

(43)	HMC NGL LLC

(44)	HMC OLS I L.P.

(45)	HMC OP BN LLC

(46)	HMC Pacific Gateway LLC

(47)	HMC PLP LLC

(48)	Chesapeake Hotel Limited Partnership

(49)	HMC Potomac LLC

(50)	HMC Properties I LLC

(51)	HMC Properties II LLC

(52)	HMC SBM Two LLC

(53)	HMC Seattle LLC

(54)	HMC SFO LLC

(55)	HMC Swiss Holdings LLC

(56)	HMC Waterford LLC

(57)	HMH General Partner Holdings LLC

(58)	HMH Norfolk LLC

(59)	HMH Norfolk, L.P.

(60)	HMH Pentagon LLC

(61)	HMH Restaurants LLC

(62)	HMH Rivers LLC

(63)	HMH Rivers, L.P.

(64)	HMH WTC LLC

(65)	HMP Capital Ventures LLC

(66)	HMP Financial Services LLC

(67)	Host La Jolla LLC

(68)	City Center Hotel Limited Partnership

(69)	Times Square LLC

(70)	Ivy Street LLC

(71)	Market Street Host LLC

(72)	MFR of Illinois LLC

(73)	MFR of Vermont LLC

(74)	MFR of Wisconsin LLC

(75)	Philadelphia Airport Hotel LLC

(76)	PM Financial LLC

(77)	PM Financial LP

(78)	HMC Property Leasing LLC

(79)	HMC Host Restaurants LLC

(80)	Santa Clara HMC LLC

(81)	S.D. Hotels LLC

(82)	Times Square GP LLC

(83)	Durbin LLC

(84)	HMC HT LLC

(85)	HMC JWDC LLC

(86)	HMC OLS I LLC

(87)	HMC OLS II L.P.

(88)	HMT Lessee Parent LLC

(89)	HMC/Interstate Ontario, L.P.

(90)	HMC/Interstate Manhattan Beach, L.P.

(91)	Host/Interstate Partnership, L.P.

(92)	HMC/Interstate Waterford, L.P.

(93)	Ameliatel

(94)	HMC Amelia I LLC

(95)	HMC Amelia II LLC

(96)	Rockledge Hotel LLC and

(97)	Fernwood Hotel LLC

(98)	HMC Copley LLC

(99)	HMC Headhouse Funding LLC

(100)	Ivy Street Hopewell LLC

(101)	HMC Diversified American Hotels, L.P.

(102)	Potomac Hotel Limited Partnership

“Subsidiary Indebtedness” means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company’s proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

“Total Assets” means the sum of:

(1) Undepreciated Real Estate Assets; and

(2) all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Total Unencumbered Assets” as of any date means the sum of:

(1) Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2) all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Transaction Date” means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Units” means the limited partnership units of the Operating Partnership.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that:

(1) any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation;

(2) either:

(a) the Subsidiary to be so designated has total assets of $1,000 or less; or

(b) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the “Limitation on Restricted Payments” covenant described below; and

(3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock” and “Limitation on Restricted Payments” covenants.

The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2) all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the indenture.

Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting, members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The following covenants apply to the Series K senior notes being offered pursuant to this prospectus:

Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to the unconditional, irrevocable offer to purchase described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the “Change of Control Payment Date”).

On or before the Change of Control Payment Date, we will:

(1) accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all notes so tendered; and

(3) deliver to the trustee notes so accepted together with an Officer’s Certificate listing the aggregate principal amount of the notes or portions thereof being purchased by us.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the Change of Control Payment, and the trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any notes not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

The provisions of the indenture relating to a Change of Control Triggering Event may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, we may not have sufficient financial resources available to fulfill our obligation to repurchase the notes upon a Change of Control Triggering Event.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Securities Exchange Act of 1934, as amended, and the rules thereunder and all other applicable Federal and state securities laws.

Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock

(1) Except as set forth below, we will not and neither the Subsidiary Guarantors nor any of our or their respective Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom:

(a) the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and our Disqualified Stock and the Disqualified Stock of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of our Adjusted Total Assets; and

(b) our Consolidated Coverage Ratio would be greater than or equal to 2.0 to 1, we and our Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

(2) In addition to the foregoing limitations set forth in (1) above, except as set forth below, we, the Subsidiary Guarantors and our and their Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all of our outstanding Secured Indebtedness and Subsidiary Indebtedness and all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Subsidiary Guarantors and our and their Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of our Adjusted Total Assets, we and our Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

(3) In addition to the limitations set forth in (1) and (2) above, we, the Subsidiary Guarantors and our and their Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries).

(4) Notwithstanding paragraphs (1) or (2), we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following:

(a) Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount, together with all Indebtedness Incurred pursuant to clause (l) and (m) of this paragraph (4), not to exceed $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(b) Indebtedness or Disqualified Stock owed:

a) to us; or

b) to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to us or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (b);

(c) Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (a), (b), (d), (f), (h), (l) or (m) of this paragraph) and any refinancings thereof;

(d) Indebtedness:

(i) in respect of performance, surety or appeal bonds Incurred in the ordinary course of business;

(ii) under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements:

(A) are designed solely to protect us, the Subsidiary Guarantors or any of our or their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

(B) do not increase the Indebtedness of the obligor outstanding, at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(iii) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or any obligations of the Subsidiary Guarantors or any of our or their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by us, the Subsidiary Guarantors and our and their Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(e) our Indebtedness, to the extent the net proceeds thereof are promptly:

(i) used to purchase all of the notes tendered in a Change of Control Offer made as a result of a Change of Control; or

(ii) deposited to defease the notes as described below under “Legal Defeasance and Covenant Defeasance”;

(f) Guarantees of the notes and Guarantees of our Indebtedness or Indebtedness of any of the Subsidiary Guarantors by any of our or their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary;

(g) Indebtedness evidenced by the notes and the Guarantees thereof and represented by the indenture up to the amounts issued pursuant thereto as of the Issue Date;

(h) the QUIPs Debt;

(i) Limited Partner Notes; and

(j) Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion;

(k) Acquired Indebtedness assumed in connection with an Asset Acquisition if, on the date of any such Incurrence, the Consolidated Coverage Ratio of the Person or asset or assets so acquired would be greater than or equal to 2.0 to 1; provided however, that an acquisition within the meaning of clause (2) of the definition of “Asset Acquisition,” will be deemed to be an acquisition of a Person for purposes of determining such Consolidated Coverage Ratio;

(l) Secured Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $300.0 million, provided, however, that (i) the Incurrence of such Secured Indebtedness is otherwise permitted pursuant to paragraph (2) above and (ii) the proceeds of such Secured Indebtedness are used substantially concurrently to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount); provided further, however, that Indebtedness Incurred in reliance on this clause (l), together with all Indebtedness Incurred pursuant to clause (a) and (m) of this paragraph (4) does not at any time exceed an aggregate principal amount (or accreted value, if applicable), of $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount); and

(m) additional Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $100.0 million, provided, however, that Indebtedness Incurred in reliance on this clause (m), together with all Indebtedness Incurred pursuant to clause (a) and (l) of paragraph (4) does not at any time exceed an aggregate principal amount (or accreted value, if applicable), of $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

(5) For purposes of determining any particular amount of Indebtedness under this covenant:

(a) Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (a) of paragraph (4) of this covenant; and

(b) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness as being Incurred under only one of such clauses.

Indebtedness or Disqualified Stock of any Person that is not our Restricted Subsidiary, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes our Restricted Subsidiary (including by designation) or is merged with or into or consolidated with us or one of our Restricted Subsidiaries, shall be deemed to have been Incurred or issued at the time such Person becomes our Restricted Subsidiary or is merged with or into or consolidated with us, or one of our Restricted Subsidiaries, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

Limitation on Liens

Neither we, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Notes unless effective provision is made to secure the notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Notes is secured by such Lien.

Limitation on Restricted Payments

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) a Default or Event of Default shall have occurred and be continuing;

(2) we could not Incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant; or

(3) the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication:

(a) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date;

(b) 100% of the aggregate Net Cash Proceeds received by us after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary including from an issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes or Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”), and the amount of any of our Indebtedness (other than Indebtedness subordinate in right of payment to the notes) that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into our Capital Stock (other than Disqualified Stock), or otherwise received as Capital Contributions, exclusive of Capital Contributions to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”;

(c) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”);

(d) the fair market value of noncash tangible assets or Capital Stock (other than ours or that of the our Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock; and

(e) the fair market value of noncash tangible assets or Capital Stock (other than ours or that of our Parent) representing interests in Persons contributed as a Capital Contribution to us after the Issue Date.

Notwithstanding the foregoing, (A) for purposes of determining whether we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may make a Restricted Payment representing the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person constituting Preferred Stock, our Consolidated Coverage Ratio contemplated by clause (b) of paragraph (1) of the “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, shall be greater than or equal to 1.7 to 1 and (B) we may make Permitted REIT Distributions.

We estimate that as of September 12, 2003, the sum of the amounts referenced in clauses (a) through (e) above was approximately $4.0 billion.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

Neither we nor the Subsidiary Guarantors will create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by us or our Restricted Subsidiaries;

(2) pay any Indebtedness owed to us or any Subsidiary Guarantor;

(3) make loans or advances to us or any Subsidiary Guarantor; or

(4) transfer its property or assets to us or any Subsidiary Guarantor.

The foregoing provisions shall not prohibit any encumbrances or restrictions:

(1) imposed under the indenture as in existence immediately following the Issue Date or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3) existing under or by reason of applicable law;

(4) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(5) in the case of clause (4) of the first paragraph of this covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole;

(6) with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(7) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us) and (c) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes; or

(8) in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause (4) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced. Nothing contained in this covenant shall prevent us, the Subsidiary Guarantors or any of our or their respective Restricted Subsidiaries from:

(a) creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the “Limitation on Liens” covenant; or

(b) restricting the sale or other disposition of our property or assets or property or assets of any of our Restricted Subsidiaries that secure our Indebtedness or Indebtedness of or any of our Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

Limitation on Transactions with Affiliates

Neither we, the Subsidiary Guarantors, nor any of our or their respective Restricted Subsidiaries will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any of our Affiliates or any Affiliate of any of our Restricted Subsidiaries (“Affiliate Transactions”), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to us, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions approved by a majority of our Board;

(2) the payment of reasonable and customary fees and expenses to members of our Board who are not our employees;

(3) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant or any payments specifically exempted from the definition of Restricted Payments; and

(4) Permitted REIT Payments.

Notwithstanding the foregoing, any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (2) through (4) of the preceding paragraph:

(a) with an aggregate value in excess of $10 million must first be approved pursuant to a Board Resolution by a majority of our Board who are disinterested in the subject matter of the transaction; and

(b) with an aggregate value in excess of $25 million, will require us to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to us, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $25 million but not in excess of $50 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to us, such Subsidiary Guarantor or such Restricted Subsidiary.

Limitation on Asset Sales

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by us, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by our Board, in good faith; and

(2) at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of:

(a) any Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold; and

(b) any securities or other obligations received by us, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by us, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which we, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash.

In the event that the aggregate Net Cash Proceeds received by us, any Subsidiary Guarantors or such Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period”) exceed 1% of Total Assets (determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Securities and Exchange Commission or provided to the trustee pursuant to the “Reports” covenant), then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 1% of Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period must have been or must be:

(1) invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to the Net Cash Proceeds are, in fact, so invested, within an additional 180 days:

(a) fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of our Board will immediately constitute or be part of our Related Business or a Related Business of the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction;

(b) Permitted Mortgage Investments; or

(c) a controlling interest in the Capital Stock of an entity engaged in a Related Business;

provided that concurrently with an Investment specified in clause (c), such entity becomes a Restricted Subsidiary; or

(2) used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

Pending the application of any such Net Cash Proceeds as described above, we may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not or were not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.”

Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, we will make an offer to purchase from the holders of the notes and holders of any of our other Indebtedness ranking pari passu with the notes from time to time outstanding with similar provisions requiring us to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of notes and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding, and without complying with, any of the foregoing provisions:

(1) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(2) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the “Consolidation, Merger and Sale of Assets” and “Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors” covenants in the indenture;

(3) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

(4) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may exchange assets held by us, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that our Board has determined in good faith that the fair market value of the assets received by us are approximately equal to the fair market value of the assets exchanged by us.

No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an “Asset Sale.”

Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

No Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless:

(1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor’s obligations under such Subsidiary Guarantor’s Guarantee under the indenture on the terms set forth in the indenture; and

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

Notwithstanding the foregoing, the Guarantee of the notes by a Subsidiary Guarantor shall be automatically released upon:

(a) The sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary;

(b) the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary;

(c) a Legal Defeasance or Covenant Defeasance; or

(d) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

Limitation on Status as Investment Company

The indenture prohibits us and our Restricted Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended).

Covenants upon Attainment and Maintenance of an Investment Grade Rating

The covenants “—Limitation on Liens,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and other Payment Restrictions Affecting Subsidiary Guarantors,” “—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales,” will not be applicable in the event, and only for so long as, the Series K senior notes are rated Investment Grade.

Reports

Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the trustee and to each holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

Events of Default

An Event of Default with respect to any series of senior notes issued under the Indenture is defined as:

(1) our failure to pay any installment of interest on the senior notes of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) our failure to pay all or any part of the principal of, or premium, if any, on, the notes of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise;

(3) our failure or the failure by any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the senior notes of that series or the Indenture with respect to that series of senior notes and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the senior notes of that series outstanding;

(4) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries;

(5) a default in (a) our Secured Indebtedness or the Secured Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) our other Indebtedness or other Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of $50 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;

(6) final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against us or any of our Significant Subsidiaries and not stayed, bonded or discharged within 60 days; and

(7) any other Event of Default with respect to note of that series, which is specified in a Board Resolution, a supplemental indenture or an Officer’s Certificate, in accordance with the indenture.

The Indenture provides that if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such default, give to the holders written notice of such default; provided that the trustee may withhold from holders of the senior notes notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the senior notes of that series) if it determines that withholding notice is in their interest.

If an Event of Default with respect to the senior notes of any series occurs and is continuing (other than an Event of Default specified in clause (4), above, relating to us), then either the trustee or the holders of 25% in aggregate principal amount of the senior notes of that series then outstanding, by notice in writing to us (and to the trustee if given by holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to us occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding senior notes of such series without any declaration or other act on the part of trustee or the holders. The holders of a majority in aggregate principal amount of senior notes of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the senior notes of such series, other than the non-payment of the principal of, premium, if any, and interest on the senior notes of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the then outstanding senior notes of a series may direct the trustee in its exercise of any trust or power with respect to such series.

The holders of a majority in aggregate principal amount of the senior notes of a series at the time outstanding may waive on behalf of all the holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any senior note of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior note of that series affected.

Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the senior notes of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to such series.

Consolidation, Merger and Sale of Assets

We will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into us, unless:

(1) either we shall be the continuing Person or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired such property and assets of ours shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations, on the notes and under the indenture;

(2) immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) we will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every one of our rights and powers under the Indenture with the same effect as if such successor Person had been named therein as the Company and we shall be released from the obligations under the Series K senior notes and the Indenture.

Legal Defeasance and Covenant Defeasance

We may, at our option, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding senior notes of any series (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding senior notes of such series and Guarantees thereof, except as to:

(1) rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such senior notes when such payments are due from the trust funds;

(2) our obligations with respect to such senior notes concerning issuing temporary senior notes, registration of senior notes, mutilated, destroyed, lost or stolen senior notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trust, duties, and immunities of the trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect, with respect to any series of senior notes, to have our obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the senior notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of senior notes:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior notes of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such senior notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such senior notes;

(2) in the case of the Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to trustee confirming that (A) we have received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

(6) we shall have delivered to the trustee an Officer’s Certificate stating that the deposit was not made by us with the intent of preferring the holders of such senior notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(7) we shall have delivered to the trustee an Officer’s Certificate stating that the conditions precedent provided for have been complied with.

Amendments, Supplements and Waivers

The Indenture contains provisions permitting us, the Subsidiary Guarantors and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series may be made by us, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior notes of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Subsidiary Guarantors shall require the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the senior notes of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any senior note;

(2) reduce the principal amount of, or premium, if any, or interest on, any senior note;

(3) change the place of payment of principal of, or premium, if any, or interest on, any senior note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any senior note;

(5) reduce the above-stated percentages of outstanding senior notes the consent of whose holders is necessary to modify or amend the Indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the senior notes (except a rescission of acceleration of the securities of any series and a waiver of the payment default that resulted from such acceleration);

(7) alter the provisions relating to the redemption of the senior notes at our option;

(8) reduce the percentage or aggregate principal amount of outstanding senior notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(9) make the senior notes subordinate in right of payment to any other Indebtedness.

No Personal Liability of Partners, Stockholders, Officers, Directors

No recourse for the payment of the principal of, premium, if any, or interest on any of the Series K senior notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, or the Subsidiary Guarantors in the Indenture, or in any of the Series J senior notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Series K senior notes, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Exchange Offer; Registration Rights

We have filed a registration statement to comply with our obligations under the registration rights agreement to register the issuance of the Series K senior notes. See “The Exchange Offer.”

In the event that (1) any law or applicable interpretations of the staff of the Commission does not permit us to effect the exchange offer or (2) if, for any other reason the exchange offer is not consummated within 260 calendar days after the initial delivery date, we and the subsidiary guarantors will, at our and their expense, (a) as promptly as reasonably practicable file a shelf registration statement covering resales of the Series J senior notes, (b) use their reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use their reasonable best efforts to keep effective the shelf registration statement until the earlier of two years from the issue date or such shorter period ending when all Series J senior notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or when the Series J senior notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. We will, in the event of the filing of the shelf registration statement, provide to each holder of the Series J senior notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series J senior notes. A holder of Series J senior notes that sells its Series J senior notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Series J senior notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series J senior notes included in the shelf registration statement and to benefit from the provisions regarding any increase in interest applicable to the Series J senior notes set forth in the following paragraph.

Although we have filed a registration statement with respect to the exchange of the Series J senior notes for Series K senior notes, and we intend to file the shelf registration statement described above, to the extent required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. If (a) neither of the registration statements described above is filed on or before the date specified for such filing, (b) neither of such registration statements is declared effective by the Commission on or prior to the date specified for such effectiveness, (c) an exchange offer registration statement becomes effective, but we and the subsidiary guarantors fail to consummate the exchange offer within 260 days of the initial delivery date, or (d) the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Series J senior notes during the period specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), then we and the subsidiary guarantors will pay liquidated damages to each holder of Series J senior notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Series J senior notes held by such holder. Upon a Registration Default, liquidated damages will accrue at the rate specified above until such Registration Default is cured and the amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Series J senior notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Series J senior notes (regardless of whether one or more than one Registration Default is outstanding). All accrued liquidated damages will be paid by us and the subsidiary guarantors on each interest payment date to the holders by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

Notwithstanding the foregoing, we may issue a notice that the shelf registration statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending use of the shelf registration statement required under applicable securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective does not exceed 30 days in the aggregate, then the liquidated damages payable with respect to the Series J senior notes will not be incurred as described above.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which will be made available from us upon request.

Book-Entry; Delivery; Form and Transfer

The Series K senior notes initially will be in the form of one or more registered global notes without interest coupons. Upon issuance, the global notes will be deposited with the trustee, as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s direct participants and indirect participants (each as defined in the following section “Depository Procedures”).

Transfer of beneficial interests in any global notes will be subject to the applicable rules and procedures of DTC and its direct participants or indirect participants, which may change from time to time.

The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global notes may be exchanged for notes in certificated form in certain limited circumstances. See “Transfer of Interests in Global Notes for Certificated Notes.”

Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the “direct participants”, and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the “Indirect Participants”. DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

DTC has also advised us that, pursuant to DTC’s procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the global notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the global notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the global notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests therein directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. All ownership interests in any global notes may be subject to the procedures and requirements of DTC.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Transfers of Interests in Global Notes for Certificated Notes.”

Except as described in “—Transfers of Interests in Global Notes for Certificated Notes” owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Under the terms of the Indenture, we, the subsidiary guarantors and the trustee will treat the persons in whose names the Series K senior notes are registered (including Series K senior notes represented by global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the subsidiary guarantors or the trustee or any agent of ours, the subsidiary guarantors or the trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any global note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the global notes as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or the subsidiary guarantors. None of us, the subsidiary guarantors or the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The global notes will trade in DTC’s “Same-Day Funds Settlement System” and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

DTC has advised that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See “—Transfers of Interests in Global Notes for Certificated Notes.”

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as depository for the global notes and we thereupon fail to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the trustee or holders of a majority of the outstanding principal amount of notes, there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, we will notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related notes.

Beneficial interests in global notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any global notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC’s customary procedures).

None of us, the subsidiary guarantors or the trustee will be liable for any delay by the holder of any global notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

Same Day Settlement and Payment

The Indenture will require that payments in respect of the Series K senior notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the operating partnership will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material U.S. Federal income tax considerations relevant to the exchange of the Series J senior notes pursuant to this exchange offer. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Series K senior notes. This discussion does not address all of the U.S. Federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations and persons holding the Series K senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Series K senior notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Series J senior notes for the Series K senior notes pursuant to this exchange offer or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Exchange of the Series J Senior Notes for the Series K Senior Notes

The exchange of the Series J senior notes for the Series K senior notes in the exchange offer will not be treated as an “exchange” for Federal income tax purposes, because the Series K senior notes will not be considered to differ materially in kind or extent from the Series J senior notes. Accordingly, the exchange will not be a taxable event to holders for Federal income tax purposes. Moreover, the Series K senior notes will have the same tax attributes as the Series J senior notes and the same tax consequences to holders as the Series J senior notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

If you are a broker-dealer that receives Series K senior notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series K senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used in connection with resales of Series K senior notes received in exchange for Series J senior notes where such Series J senior notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the exchange offer and so notifies us, we have agreed that we will make this prospectus, as amended or supplemented, available to that broker-dealer for use in connection with resales, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

•	We will not receive any proceeds from any sale of Series K senior notes by broker-dealers.

•	Series K senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series K senior notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

•	Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Series K senior notes.

•	Any broker-dealer that resells Series K senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series K senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Series K senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•	The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer), subject to certain prescribed limitations, and will provide indemnification against certain liabilities, including certain liabilities that may arise under the Securities Act, to broker-dealers that make a market in the Series J senior notes and exchange Series J senior notes in the exchange offer for Series K senior notes.

By its acceptance of the exchange offer, any broker-dealer that receives Series K senior notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Series K senior notes. It also agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

VALIDITY OF SECURITIES

Certain legal matters relating to the securities offered hereby were passed upon for us by Latham & Watkins LLP, Washington, D.C. and certain matters of local law relating to the validity of the guarantees under New York law are being passed upon for us by Dorsey & Whitney LLP; Bingham McCutchen LLP; Kane, Russell, Coleman & Logan, P.C.; and Ruden, McClosky, Smith, Schuster & Russell, P.A. as set forth in and limited by their respective opinions filed as exhibits to this registration statement.

EXPERTS

The consolidated financial statements and schedule of real estate and accumulated depreciation of Host Marriott, L.P. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the financial statements of Host Marriott, L.P. refers to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002 and Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the Series K senior notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents relating to the Series K senior notes. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the Commission. Copies of this information may be found on our website (http://www.hostmarriott.com). You may also read and copy any reports and other information we file with the Commission at the public reference room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0300 for further information. In addition, the Commission maintains a website (http:/www.sec.gov) that contains such reports and other information filed by us. In addition, you may inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this documents.

INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:

Historical Financial Statements

INDEPENDENT AUDITORS’ REPORT

The Partners

Host Marriott, L.P.:

We have audited the accompanying consolidated balance sheets of Host Marriott, L.P. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and the financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott, L.P. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 1, the Partnership adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13 and Technical Corrections.

KPMG LLP

McLean, Virginia

February 24, 2003, except as to Notes 1, 5, 8, 12, 18, 19, and 20 which are as of December 2, 2003

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(in millions)

	2002	2001
ASSETS
Property and equipment, net	$7,031	$6,999
Notes and other receivables (including amounts due from affiliates of $6 million and $6 million, respectively)	53	54
Due from managers	82	141
Investments in affiliates	133	142
Other assets	518	532
Restricted cash	133	114
Cash and cash equivalents	361	352

	$8,311	$8,334

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes	$3,247	$3,235
Mortgage debt	2,289	2,261
Convertible debt obligation to Host Marriott Corporation	492	492
Other	102	106

	6,130	6,094
Accounts payable and accrued expenses	118	121
Other liabilities	252	320

Total liabilities	6,500	6,535

Minority interest	92	108
Limited partnership interests of third parties at redemption value (representing 27.7 million units and 21.6 million units at December 31, 2002 and 2001, respectively)	245	194
Partners’ capital
General partner	1	1
Cumulative redeemable preferred limited partner	339	339
Limited partner	1,136	1,162
Accumulated other comprehensive loss	(2)	(5)

Total partners’ capital	1,474	1,497

	$8,311	$8,334

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2002, 2001 and 2000

(in millions, except per common unit amounts)

	2002	2001	2000
REVENUES
Rooms	$2,134	$2,195	$—
Food and beverage	1,126	1,102	—
Other	265	280	—

Total hotel sales	3,525	3,577	—
Rental income	101	136	1,382
Other income	—	2	9

Total revenues	3,626	3,715	1,391

OPERATING COSTS AND EXPENSES
Rooms	525	534	—
Food and beverage	833	831	—
Hotel departmental expenses	937	931	—
Management fees	160	176	—
Other property-level expenses	297	293	274
Depreciation and amortization	366	361	325
Corporate expenses	30	32	42
Lease repurchase expense	—	5	207
Other expenses	19	19	24

OPERATING PROFIT	459	533	519

Minority interest expense	(8)	(16)	(27)
Interest income	20	36	40
Interest expense	(500)	(493)	(459)
Net gains on property transactions	5	6	6
Equity in earnings (losses) of affiliates	(9)	3	27

INCOME (LOSS) BEFORE INCOME TAXES	(33)	69	106
Benefit from (provision for) income taxes	(6)	(9)	95

INCOME (LOSS) FROM CONTINUING OPERATIONS	(39)	60	201
Income (loss) from discontinued operations	20	(3)	6

NET INCOME (LOSS)	(19)	57	207
Less: Distributions on preferred units	(35)	(32)	(20)

NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(54)	$25	$187

BASIC EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$(.26)	$.10	$.64
Discontinued operations	.07	(.01)	.02

BASIC EARNINGS (LOSS) PER COMMON UNIT	$(.19)	$.09	$.66

DILUTED EARNINGS PER (LOSS) COMMON UNIT:
Continuing operations	$(.26)	$.10	$.63
Discontinued operations	.07	(.01)	.02

DILUTED EARNINGS (LOSS) PER COMMON UNIT	$(.19)	$.09	$.65

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

AND COMPREHENSIVE INCOME

Years Ended December 31, 2002, 2001 and 2000

(in millions)

Class A, B and C Preferred Units Outstanding	Common OP Units Outstanding		Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
8.1	219.7	Balance, December 31, 1999	$196	$1	$1,122	$2
—	—	Net income	—	—	207	—	$207
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	(2)	(2)
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$204

—	3.3	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	15	—
—	0.7	Redemptions of limited partnership interests	—	—	(3)	—
—	—	Distributions on OP Units	—	—	(259)	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(20)	—
—	(4.9)	Repurchases of OP Units	—	—	(44)	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	(292)	—

8.1	218.8	Balance, December 31, 2000	196	1	726	(1)
—	—	Net income	—	—	57	—	$57
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	(3)	(3)
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$53

—	0.5	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	5	—
—	42.1	Redemptions of limited partnership interests	—	—	547	—
—	—	Distributions on OP Units	—	—	(222)	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(32)	—
6.0	—	Issuance of Preferred OP Units	143	—	—	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	81	—

14.1	261.4	Balance, December 31, 2001	339	1	1,162	(5)
—	—	Net income (loss)	—	—	(19)	—	$(19)
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	4	4
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$(16)

—	0.5	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	8	—
—	1.8	Redemptions of limited partnership interests of third parties	—	—	13	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(35)	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	7	—

14.1	263.7	Balance, December 31, 2002	$339	$1	$1,136	$(2)

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

(in millions)

	2002	2001	2000
OPERATING ACTIVITIES
Net income (loss)	$(19)	$57	$207
Adjustments to reconcile to cash provided by operations:
Non-cash effect of discontinued operations	(7)	16	8
Depreciation and amortization	366	361	325
Income taxes	4	(15)	(125)
Net gains on property transactions	(5)	(6)	(6)
Equity in (earnings) losses of affiliates	9	(3)	(27)
Purchase of leases	—	(208)	—
Return of working capital from Marriott International	50	—	—
Minority Interest	8	16	27
Changes in other assets	41	80	1
Changes in other liabilities	(58)	—	151

Cash provided by operations	389	298	561

INVESTING ACTIVITIES
Proceeds from sales of assets	—	60	—
Acquisitions	(117)	(63)	(40)
Capital expenditures:
Renewals and replacements	(146)	(206)	(230)
Development	(11)	(56)	(108)
Other investments	(23)	(24)	(41)
Return of escrow funds from Marriott International	75	—	—
Notes receivable collections, net	—	10	6
Affiliate notes receivable issuances and collections, net	—	—	(39)
Other	—	—	4

Cash used in investing activities	(222)	(279)	(448)

FINANCING ACTIVITIES
Issuances of debt	—	980	556
Financing costs	(8)	(12)	(16)
Debt prepayments	(13)	(703)	(278)
Scheduled principal repayments	(63)	(55)	(39)
Issuances of OP Units	1	3	4
Issuances of preferred OP Units	—	143	—
Distributions on common OP Units	—	(298)	(245)
Distributions to minority interests	(18)	(17)	(23)
Distributions on preferred OP Units	(35)	(28)	(19)
Redemption or repurchase of OP Units for cash	—	—	(47)
Repurchases of Convertible Preferred Securities	—	—	(15)
Purchase of interest rate cap	(3)	—	—
Restricted cash	(19)	7	45

Cash provided by (used in) financing activities	(158)	20	(77)

INCREASE IN CASH AND CASH EQUIVALENTS	9	39	36
CASH AND CASH EQUIVALENTS, beginning of year	352	313	277

CASH AND CASH EQUIVALENTS, end of year	$361	$352	$313

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2002, and 2001, minority partners converted operating partnership units (“OP Units”) valued at $7.4 million and $546.8 million, respectively, in exchange for approximately 1.8 million and 42.1 million shares, respectively, of common stock in Host Marriott Corporation.

During 2002, 1.1 million OP Units were issued to acquire minority interests in the partnership owning the San Diego Marriott Hotel and Marina. This transaction resulted in an increase of $10.5 million to property and equipment and equity to reflect the fair value of the interests acquired. During April 2002 (in a separate transaction), our ownership percentage in the San Diego partnership increased to 90% when the minority partners in the San Diego partnership exchanged their interests for approximately 6.9 million OP Units. The transaction resulted in an increase of $56.1 million in property and equipment and a corresponding increase in minority interest liability to reflect the fair value of the interests acquired.

During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender. We recorded the difference between the debt extinguished, the deferred incentive management fees forgiven and the fair value of the assets surrendered of $22 million, net of tax expense of $9 million, as discontinued operations.

On June 14, 2002, we acquired the Boston Marriott Copley Place in Boston, Massachusetts for a purchase price of $214 million, including the assumption of $97 million in mortgage debt.

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Description of Business

Host Marriott, L.P., a Delaware limited partnership, operating through an umbrella partnership structure with Host Marriott Corporation as the sole general partner, is primarily the owner of hotel properties. Host Marriott Corporation operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries.

The Work Incentives Improvement Act of 1999 or the REIT Modernization Act amended the tax laws to permit REITs, effective January 1, 2001, to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary. Prior to the REIT Modernization Act, we leased substantially all of our hotels to subsidiaries of Crestline Capital Corporation, or Crestline, and certain other lessees as further discussed at Note 9. However, with the inception of the REIT Modernization Act, a wholly owned subsidiary of Host LP, HMT Lessee LLC or the TRS, which has elected to be treated as a taxable REIT subsidiary for federal income tax purposes, acquired certain subsidiaries owning the leasehold interests with respect to 120 of our full-service hotels from Crestline and Wyndham International, Inc. and affiliates, or Wyndham. As a result of the acquisitions, our operating results reflect property-level revenues and expenses rather than rental income from lessees with respect to those 120 full-service properties from the effective dates of the acquisitions.

As of December 31, 2002, we owned, or had controlling interests in, 123 upper-upscale and luxury, full-service hotel lodging properties generally located throughout the United States, Canada and Mexico operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt and Swissôtel brand names. Of these properties, 110 are managed or franchised by Marriott International, Inc. and its subsidiaries or Marriott International.

Basis of Presentation

On December 15, 1998, shareholders of Host Marriott Corporation, a Delaware corporation and our predecessor, approved a plan to reorganize Host Marriott’s business operations through the spin-off of Host Marriott’s senior living business and the contribution of Host Marriott’s hotels and certain other assets and liabilities to us as a newly formed Delaware limited partnership. Host Marriott’s contribution of its hotels and certain assets and liabilities to us and our subsidiaries in exchange for units of partnership interest in us or OP Units was accounted for at Host Marriott’s historical basis and Host Marriott Corporation, a newly created Maryland corporation became our general partner. As of December 31, 2002, Host Marriott owns approximately 90% of our partnership interests. We refer to this reorganization as the “REIT conversion.” In these consolidated financial statements, “We” or “Host LP” refers to Host Marriott L.P. and our consolidated subsidiaries. “Host Marriott” refers to Host Marriott Corporation and is presented as the predecessor to Host LP since we and our subsidiaries received substantially all of the continuing operations, assets and liabilities of Host Marriott and its subsidiaries.

Principles of Consolidation

We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority shareholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues

Our consolidated results of operations for 2001 and 2002 primarily reflect revenues and expenses of our hotels. Our 2000 revenues primarily represent the rental income from leased hotels. For our hotels leased to third parties, rental income is recorded when due and is the greater of base rent or percentage rent, as defined. Percentage rent received pursuant to the leases, but not recognized as revenue until all contingencies have been met, is deferred, and included on the balance sheet in other liabilities. For fiscal year 2000, all our hotels were leased to third parties and all deferred income was earned.

Accounting for the Impact of the September 11, 2001 Terrorist Acts

We were entitled to receive business interruption insurance as a result of the discontinuation of operations of the World Trade Center Marriott and the New York Marriott Financial Center, both of which were affected by the terrorist attacks on September 11, 2001. Income resulting from business interruption insurance was not recognized until the amounts paid to us were non-refundable. We also have property insurance for these hotels and we received insurance proceeds sufficient to cover all or a substantial portion of the costs at both hotels. The net book value of the World Trade Center Marriott has been written off and a corresponding receivable recorded for the property insurance proceeds due under the terms of the insurance contract.

From September 11, 2001 to December 31, 2002, we received $35 million in business interruption insurance with respect to the two hotels. These proceeds were offset by $12 million of operating expenses for the same period, primarily representing net operating losses at the Marriott Financial Center, ground lease payments at the World Trade Center Marriott and severance and other payroll costs. As a result of the resolution of certain contingencies related to a portion of the insurance recoveries, we recognized $17 million of income associated with business interruption insurance on these two properties during 2002. The Marriott Financial Center was reopened on January 7, 2002. We have received approximately $6 million in insurance proceeds for property damage relating to the two hotels from September 11, 2001 to December 31, 2002.

On December 2, 2003, we announced the settlement of the outstanding matters relating to the terrorist attacks of September 11, 2001 affecting the New York World Trade Center Marriott and New York Marriott Financial Center hotels with the hotels’ insurer and hotels’ manager as well as the Port Authority of New York and New Jersey. As a result, we received net insurance proceeds of approximately $370 million. A portion of the proceeds was used to repay the $65 million debt incurred upon acquisition of the World Trade Center Marriott hotel.

Under our agreement with the Port Authority, we surrendered the site where the hotel was located and terminated a ground lease that would have run until 2094. As a result, we are no longer obligated to rebuild at the site, but received a right of first offer through 2023 with respect to hotel development on the World Trade Center site.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of this settlement, we will record in discontinued operations a one-time gain of approximately $210 million, as well as approximately $17 million of 2003 net business interruption proceeds both of which will be reflected in net income in our 2003 financial statements. The $210 million gain is comprised of approximately $155 million in post-2003 business interruption proceeds and approximately $55 million from the disposition of the World Trade Center hotel.

Earnings (Loss) Per Unit

Basic earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders less distributions on preferred OP Units by the weighted average number of common OP Units outstanding. Diluted earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders less distributions on preferred OP Units as adjusted for potentially dilutive securities, by the weighted average number of common OP Units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host Marriott for Host Marriott common shares granted under comprehensive stock plans, preferred OP Units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP Units and the Convertible Preferred Securities. No effect is shown for any securities that are anti-dilutive.

A reconciliation of the number of units utilized for the calculation of diluted earnings per unit follows (in millions, except per unit amounts):

	Fiscal Year Ended December 31,
	2002			2001			2000
	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount
Net income (loss)	$(19)	289.2	$(.07)	$57	282.3	$.20	$207	284.2	$.73
Distributions on preferred OP Units	(35)	—	(.12)	(32)	—	(.11)	(20)	—	(.07)

Basic earnings (loss) available to common unitholders	(54)	289.2	(.19)	25	282.3	.09	187	284.2	.66
Assuming distribution of units to Host Marriott Corporation for Host Marriott Corporation common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	—	—	—	5.1	—	—	4.2	(.01)
Assuming conversion of Preferred OP Units	—	—	—	—	—	—	—	0.6	—

Diluted earnings (loss)	$(54)	289.2	$(.19)	$25	287.4	$.09	$187	289.0	$.65

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest, ground rent and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gains on sales of properties are recognized at the time of sale or deferred to the extent required by GAAP. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

We will classify a hotel as held for sale in the period in which we have made the decision to dispose of the hotel, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner. If this criteria is met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with operating results, as discontinued operations on our statement of operations and classify the assets and related liabilities as held-for-sale on the balance sheet.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to lender restrictions and management agreement provisions.

Minority Interest

Minority interest consists of limited partnership interests in consolidated investments of $92 million and $108 million at December 31, 2002 and 2001, respectively.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Foreign Currency Translation

Our foreign operations consist of four properties located in Canada and two properties located in Mexico. The operations of these properties are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Comprehensive Income (Loss)

The components of total accumulated other comprehensive income (loss) in the balance sheet are as follows (in millions):

	2002	2001
Unrealized gain on HM Services common stock	$5	$6
Foreign currency translation	(7)	(11)

Total accumulated other comprehensive loss	$(2)	$(5)

Derivative Instruments

We have an interest rate swap and two interest rate caps which are considered derivative instruments. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in other income. Upon early termination of an interest rate swap or cap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap or cap.

We are also subject to exposure from fluctuations in foreign currencies relating to the four properties operated in Canada and two properties in Mexico. We have purchased currency forward contracts related to the Canadian properties, which are considered derivative instruments. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income. Contracts that do not meet these requirements are marked to market and included in other income each period.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Accounting for Stock-Based Compensation

At December 31, 2002, Host Marriott maintained two stock-based employee compensation plans, which are described more fully in Note 10. Prior to 2002, Host Marriott accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost relating to the employee stock option plan is reflected in 2001 and 2000 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In addition, no stock-based employee compensation cost relating to the employee stock purchase plan is reflected in 2001 and 2000 net income as the plan was considered non-compensatory under APB 25. Effective January 1, 2002, Host Marriott adopted the fair value recognition provisions of the Financial Accounting Standards Board’s SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under Host Marriott’s employee stock option plan generally vest over four years. Therefore, the

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cost related to stock-based employee compensation included in the determination of net income for 2002 is less than that which would have been recognized if the fair value based method had been applied to these awards since the original effective date of SFAS No. 123. The adoption of SFAS No. 123 did not change the calculation of stock-based employee compensation costs for shares granted under Host Marriott’s deferred stock and restricted stock plans. The following table illustrates the effect on net income and earnings per unit if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Year Ended December 31,
	2002	2001	2000
	(in millions, except per unit amounts)
Net income (loss), as reported	$(19)	$57	$207
Add: Deferred stock and restricted stock compensation expense included in reported net income, net of related tax effects	5	7	11
Deducted: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(6)	(8)	(12)

Pro forma net income (loss)	$(20)	$56	$206

Earnings (loss) per unit
Basic—as reported	$(.19)	$.09	$.66

Basic—pro forma	$(.19)	$.08	$.65

Diluted—as reported	$(.19)	$.09	$.65

Diluted—pro forma	$(.19)	$.08	$.64

Application of New Accounting Standards

The FASB recently issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS 150. This statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options. These provisions are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On October 8, 2003, the Financial Accounting Standards Board (FASB) issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures on the issuer’s financial statements as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuers financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter 2003 Form 10-Q, we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003, effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, in

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the fourth quarter of 2003 we will record a cumulative effect of change in accounting principle reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This interpretation requires an existing unconsolidated variable interest entity to be consolidated by their primary beneficiary if the entity does not effectively disperse risk among all parties involved or if other parties do not have significant capital to finance activities without subordinated financial support from the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and effective no later than December 31, 2003 for interests in variable interest entities that were acquired prior to February 1, 2003.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. This interpretation outlines disclosure requirements in a guarantor’s financial statements relating to any obligations under guarantees for which it may have potential risk or liability, as well as clarifies a guarantor’s requirement to recognize a liability for the fair value, at the inception of the guarantee, of an obligation under that guarantee. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. As of March 1, 2003, we have not provided any guarantees that would require recognition as liabilities under this interpretation. We have disclosed guarantees in accordance with this interpretation in Note 18.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The standard requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. We do not expect the statement to have a significant impact on our financial position or operating results.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The provisions of this standard, which primarily relate to the rescission of Statement 4, eliminate the requirement that gains and losses from the extinguishment of debt be classified as extraordinary items unless it can be considered unusual in nature and infrequent in occurrence. These provisions are effective in fiscal years beginning after May 15, 2002. We have implemented the provisions of SFAS No. 145 beginning in fiscal year 2003. We have reclassified gains or losses from debt extinguishments in all periods presented in these financial statements as a component of interest expense within income (loss) from continuing operations or discontinued operations as applicable.

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets” to determine when a long-lived asset should be classified as held for sale, among other things. Those criteria specify that the asset must be available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such assets, and the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year. This statement is effective

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for fiscal years beginning after December 15, 2001. SFAS No. 144 requires that for dispositions after the statement’s effective date, gains and losses from the dispositions of investment properties and the properties’ historical operating results will be treated as discontinued operations, and therefore, be classified separately from income from continuing operations. Prior period operating results of disposed assets previously included in continuing operations must be reclassified as discontinued operations for all periods presented, although net income is not affected. As a result of the transfer of the St. Louis Marriott Pavilion to a lender in 2002 and the disposition of four hotels year-to-date through September 12, 2003, we have restated the statement of operations for all periods presented to reflect the operations of these dispositions as discontinued operations. See Note 12.

2.    Lease Repurchase

Effective January 1, 2001, we acquired from Crestline the entities owning the leasehold interests with respect to 116 full-service hotel properties owned by us for $208 million in cash, including $6 million of legal and professional fees and transfer taxes, effectively terminating the leases for financial reporting purposes. In connection therewith, during the fourth quarter of 2000 we recorded a non-recurring, pre-tax loss of $207 million, net of a tax benefit of $82 million, which we recognized as a deferred tax asset because, for income tax purposes, the acquisition is recognized as an asset that will be amortized over the next six years. The transaction was consummated effective January 1, 2001.

On June 16, 2001, we consummated another agreement with Crestline for the acquisition of their lease agreement with respect to San Diego Marriott Hotel and Marina for $4.5 million. We acquired the lease by purchasing the lessee entity, effectively terminating the lease for financial reporting purposes.

On June 28, 2001, we consummated an agreement to purchase substantially all the minority limited partnership interests held by Wyndham with respect to seven full-service hotels for $60 million. As part of this acquisition, we acquired the leases from Wyndham with respect to the San Diego Marriott Mission Valley, the Minneapolis Marriott Southwest, and the Albany Marriott, effectively terminating the leases for financial reporting purposes. For purposes of purchase accounting, no amounts were attributed to the leases themselves, as the leases had no value. The entire purchase price was allocated to the minority limited partner interests purchased.

3.    Property and Equipment

Property and equipment consists of the following as of December 31:

	2002	2001
	(in millions)
Land and land improvements	$695	$696
Buildings and leasehold improvements	7,440	7,039
Furniture and equipment	1,020	944
Construction in progress	38	149

	9,193	8,828
Less accumulated depreciation and amortization	(2,162)	(1,829)

	$7,031	$6,999

Interest cost capitalized in connection with our development and construction activities totaled $2 million in 2002, $8 million in 2001 and $8 million in 2000.

During 2001, we recorded impairment charges of $13 million related to three properties to reduce their carrying value to estimated fair value. One of the hotels was sold in December 2001.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Investments in Affiliates

We own certain investments, which we do not consolidate, and accordingly are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consist of the following as of December 31, 2002 and 2001:

	As of December 31, 2002
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
CBM Joint Venture LLC	50%	$76	$911	120 Courtyard hotels
JWDC Limited Partnership	55%	37	95	JW Marriott, Washington, D.C.
Tiburon Golf Ventures, L.P.	49%	20	—	36-hole golf course

Total		$133	$1,006

	As of December 31, 2001
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
CBM Joint Venture LLC	50%	$87	$936	120 Courtyard hotels
JWDC Limited Partnership	55%	36	95	JW Marriott, Washington, D.C.
Tiburon Golf Ventures, L.P	49%	18	—	36-hole golf course
Marriott Residence Inn Limited Partnership	1%	0.6	93	15 Residence Inns
Marriott Residence Inn II Limited Partnership	1%	0.4	132	23 Residence Inns

Total		$142	$1,256

During December 2000, CBM Joint Venture LLC, a joint venture formed by Rockledge Hotel Properties, Inc. (“Rockledge”) and Marriott International acquired the partnership interests in two partnerships that collectively own 120 limited service hotels for approximately $372 million plus interest and legal fees, of which Rockledge paid approximately $90 million. Previously, both partnerships were operated by Rockledge as sole general partner. The joint venture acquired the two partnerships by acquiring partnership units pursuant to a tender offer for such units followed by a merger of the two partnerships with and into subsidiaries of the joint venture. The joint venture financed the acquisition with mezzanine indebtedness with the face amount of $200 million provided by Marriott International and with cash and other assets contributed by Rockledge and Marriott International, including Rockledge’s existing general partner and limited partner interests in the partnerships. The joint venture has approximately $911 million of debt, all of which is non-recourse to, and not guaranteed by, us. Each of the joint venture’s 120 hotels is operated by Marriott International pursuant to long-term management agreements. Rockledge, currently a consolidated, wholly owned subsidiary of ours, owns a 50% non-controlling interest in the joint venture and records the investment using the equity method.

On May 16, 2000, we acquired a non-controlling interest in the JWDC Limited Partnership for $40 million, which owns the JW Marriott Hotel, a 772-room hotel in Washington, D.C. Between January 15, 2003 and June 30, 2003, we have the option to purchase the 44.4% limited partner interest of one of the partners for the fair value of the interest (approximately $3 million). We also have the option to purchase our co-general partner’s 1% general partner interest for the lesser of $375,000 or fair value of the interest in the second quarter of 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the consolidation of Rockledge, effective March 24, 2001, our investments include a 49% interest in Tiburon Golf Ventures, L.P., which owns the 36-hole golf course surrounding The Ritz-Carlton, Naples Golf Resort.

In March 2002, we sold our 1% general partnership interest in the Marriott Residence Inn Limited Partnership, which owns 15 Residence Inn hotels. Additionally, effective in August 2002, we sold our 1% general partnership interest in the Marriott Residence Inn II Limited Partnership, which owns 23 Residence Inn hotels. Our proceeds from the sale of these partnerships were not material.

We own minority interests in two partnerships. One owns the Budapest Marriott, and the other owns Des Moines Marriott. We also own minority preferred shares in STSN, Inc., a technology service provider company. As a result of operating losses at these investments, we wrote the carrying value down to zero prior to January 1, 2000. Further, we have not received any distributions from these investments. We do not have any guarantees or commitments in relation to any of these interests.

Our pre-tax income from affiliates includes the following:

	2002	2001	2000
	(in millions)
Interest income from loans to affiliates	$—	$4	$10
Equity in income (losses)	(9)	3	27

	$(9)	$7	$37

Interest income in 2001 and 2000 relates to loans to Rockledge prior to the consolidation of Rockledge on March 24, 2001.

Combined summarized balance sheet information for our affiliates follows as of December 31:

	2002	2001
	(in millions)
Property and equipment, net	$1,185	$1,490
Other assets	138	196

Total assets	$1,323	$1,686

Debt	$1,006	$1,256
Other liabilities	66	76
Equity	251	354

Total liabilities and equity	$1,323	$1,686

Combined summarized operating results for our affiliates follows for the years ended December 31:

	2002	2001	2000
	(in millions)
Hotel revenues	$518	$637	$844
Operating expenses:
Expenses	(465)	(541)	(716)
Depreciation and amortization	(70)	(89)	(97)

Income (loss) before extraordinary items	(17)	7	31
Extraordinary items	—	—	68

Net income (loss)	$(17)	$7	$99

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Debt

Debt consists of the following:

	2002	2001
	(in millions)
Series A senior notes, with a rate of 7 7/8% due August 2005	$500	$500
Series B senior notes, with a rate of 7 7/8% due August 2008	1,195	1,195
Series C senior notes, with a rate of 8.45% due December 2008	499	499
Series E senior notes, with a rate of 8 3/8% due February 2006	300	300
Series G senior notes, with a rate of 9 1/4% due October 2007	250	250
Series I senior notes, with a rate of 9 1/2% due January 15, 2007	490	452
Senior secured notes, with a rate of 9 1/2% due May 2005	—	12
Senior notes, with an average rate of 9 3/4% maturing through 2012	13	27

Total senior notes	3,247	3,235

Mortgage debt (non-recourse) secured by $3.6 billion of real estate assets, with an average rate of 7.8% at December 31, 2002, maturing through February 2023	2,289	2,261
Credit facility, with a variable rate (5.5% at December 31, 2002)	—	—
Other notes, with an average rate of 7.36% at December 31, 2002, maturing through December 2017	89	90
Capital lease obligations	13	16

Total other	102	106

Convertible debt obligation to Host Marriott Corporation (See Note 6)	492	492

Total debt	$6,130	$6,094

Senior Notes

As of December 31, 2002, we have six series of senior notes outstanding all of which have been issued under the same indenture. The indenture contains certain financial covenants that, in the event of a default, would prohibit us from incurring additional indebtedness. These covenants include a consolidated coverage ratio of EBITDA-to-cash interest expense of 2.0 to 1.0. Failure to meet this covenant limits our ability to incur additional debt and make dividend payments except to the extent required to maintain REIT status. As of December 31, 2002, we are not in compliance with the interest coverage ratio.

In December 2001, we issued $450 million of 9 1/2% Series H senior notes due in 2007. The proceeds were used to repay the term loan and pay down the revolver portion of then existing credit facility. On June 25, 2002, the Series H senior notes were exchanged for $450 million of 9 1/2% Series I senior notes. The terms of the Series I senior notes are substantially identical to the terms of the Series H notes, except that the Series I senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable. The December 31, 2002 and 2001 balance of the Series I senior notes includes an adjustment of $40 million and $2 million, respectively, for the fair market value of the related interest rate swap agreement as discussed below.

Credit Facility

Effective June 6, 2002, we entered into a new credit facility with an aggregate revolving loan commitment of $400 million ($300 million of which is available with the balance becoming available to the extent that our leverage ratio meets a specified level). The credit facility has an initial three-year term with an option to extend

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for an additional year if certain conditions are met. Interest on borrowings under the credit facility are calculated based on a spread over LIBOR ranging from 2.50% to 3.75%. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity under the credit facility. Currently, the commitment fee is .55% on an annual basis for available capacity and .10% on additional capacity. As of December 31, 2002, we have not drawn on the credit facility.

In addition to the customary affirmative and negative covenants and restrictions, the credit facility contains covenants that require us to maintain leverage ratios below specified levels as well as interest, fixed charges and unsecured interest coverage ratios above specified levels. We are currently in compliance with these covenants.

Under the terms of the senior notes indenture and the credit facility, our ability to incur indebtedness is subject to restrictions and the satisfaction of various conditions, including an EBITDA-to-interest coverage ratio of at least 2.0 to 1.0. Since the beginning of the third quarter of 2002 we have not met this interest coverage ratio incurrence test. As a result, our ability to incur indebtedness is limited to indebtedness specifically permitted under the credit facility and the senior notes indenture, such as borrowings under the credit facility and borrowings in connection with the refinancing of existing debt. Our failure to meet the interest coverage ratio also restricts our ability to pay distributions on our OP Units and preferred OP Units, except to the extent necessary to maintain REIT status at Host Marriott.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. We have thirty assets that are secured by mortgage debt. Twelve of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed below.

Eight of our hotel properties secure a $609 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-though certificates, which we refer to as the CMBS Loan. These hotels securing the CMBS Loan are the New York Marriott Marquis, the San Francisco Airport Hyatt Regency, the Cambridge Hyatt Regency, the Reston Hyatt Regency, and the Swissôtels in Boston, New York, Atlanta and Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain the excess cash from the CMBS Portfolio after payment of debt service if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. Annual debt service is approximately $64 million. This provision was triggered beginning in the third quarter of 2002 and will remain in effect until the CMBS Portfolio generates the necessary minimum cash flow for two consecutive quarters, at which point, the cash which has been escrowed will be returned to us. As of December 31, 2002, approximately $10 million of cash has been escrowed.

On July 12, 2002, we modified the terms of the mortgage debt secured by our four Canadian properties. Under the terms of this modification, we have agreed to escrow the excess cash flow from these hotels on a retroactive basis effective December 29, 2001. As of December 31, 2002, approximately $7 million of cash had been escrowed. Because cash flow available for debt service for the twelve months ended March 28, 2003 was insufficient to achieve a specified debt-service coverage level, the $7 million of escrowed excess cash flow was applied to the outstanding balance of this debt.

As a result of the $7 million prepayment on the Canadian mortgage debt in April 2003, a portion of the foreign currency hedge on the debt became ineffective. Accordingly, a portion of the change in the fair market value of the forward contracts is recorded in net income (loss). In July 2003, we entered into an agreement with our lenders to

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

modify certain covenants to this mortgage debt so that we would not be required to make additional prepayments at least through January 28, 2004. The terms of the modification required us to provide additional collateral of $10 million in cash and pay an additional 25 basis points of interest per annum on the loan.

The CMBS Loan requires us to obtain insurance for the CMBS Portfolio from companies that maintain a minimum rating from the Standard & Poor’s rating agency. During our annual insurance policy renewal, which was completed in May 2002, we procured separate terrorism insurance with carriers which did not satisfy the requirement of a minimum Standard & Poor’s rating, although the insurance carriers on our all-risk portion of its coverage did have the required rating at the time we procured the coverage. Additionally, the mortgage servicer indicated that based on its interpretation of the CMBS Loan, we did not have sufficient terrorism coverage to cover the replacement value of the properties. We subsequently received a waiver from the mortgage servicer regarding the required rating covenant and the level of coverage covenants. However, the mortgage servicer has reserved its rights to revoke its waiver. Subsequent to the purchase of this insurance, the all-risk insurance carrier was downgraded by Standard & Poor’s and no longer meets the rating requirement. We have notified the mortgage servicer of this downgrade and the mortgage servicer has also conditionally waived this covenant, but it continues to reserve its rights to revoke its waiver.

In addition to the CMBS Portfolio, six of our assets are secured by mortgage loans that require us to obtain insurance only from carriers that maintain a minimum rating from Standard & Poor’s, A.M. Best, or other rating agencies. When we renewed our insurance policies on these assets, we secured all-risk property insurance coverage from an insurance carrier with a Standard & Poor’s rating lower than required. We have notified our lenders and have received waivers regarding compliance with these covenants, although the lenders have reserved the right to enforce coverage and ratings requirements.

On September 16, 2002, we called the remaining $12.6 million of 9 1/2% senior secured notes due in May 2005 at approximately 101% of par, making a payment of $12.7 million and retired the notes. This transaction resulted in a minimal loss. Additionally, on June 14, 2002, in connection with our acquisition of the Boston Marriott Copley Place, we assumed $97 million of mortgage debt. The mortgage bears interest at a fixed rate of 8.39% and is due on June 1, 2006. Also, in January of 2002, we transferred the St. Louis Marriott Pavilion hotel to the mortgage lender. In the first quarter of 2002, we wrote off the remaining $13 million of property and equipment, eliminated $25 million of mortgage debt and recorded an extraordinary gain of $6 million. See Note 12 for additional disclosure on the disposition.

In October 2001, we prepaid the remaining mortgage debt of $16.5 million on the San Antonio Marriott Riverwalk which was scheduled to mature January 1, 2002. In August 2001, a Canadian subsidiary entered into a financing agreement pursuant to which it borrowed $96.6 million due August 2006 at a variable rate of LIBOR plus 2.75%. The Calgary Marriott, Toronto Airport Marriott, Toronto Marriott Eaton Centre and Toronto Delta Meadowvale hotels serve as collateral. The proceeds from this financing were used to refinance existing indebtedness on these hotels as well as to repay the $88 million mortgage note on The Ritz-Carlton, Amelia Island hotel. We recorded an extraordinary loss of $1 million during 2001 related to this repayment.

Derivative Instruments

The mortgage loan on the Canadian properties is denominated in U.S. dollars and the functional currency of the Canadian subsidiaries is the Canadian dollar. The subsidiaries have entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments. These contracts have been designated as cash flow hedges of the principal payments and are recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. The fair value of the contracts on

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2001 was $3.8 million and $1.5 million, respectively. We also purchased an interest rate cap for approximately $0.4 million which caps the floating interest rate at 10.75% based on a notional amount ($48.3 million). The cap represents a derivative that will be marked to market and the gains and losses from changes in the market value of the cap are to be recorded in other income or expense in the current period. The fair value of the interest rate cap was $0.1 million at December 31, 2002.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 4.5% on a $450 million notional amount. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swap at December 31, 2002 and 2001 was $40.3 million and $2.4 million, respectively.

On January 4, 2002, in a separate agreement with a different counterparty, we purchased for approximately $3.5 million an interest rate cap with the same notional amount which caps the floating interest rate at 14%. The cap represents a derivative that will be marked to market and the gains and losses from changes in the market value of the cap are to be recorded in other income or expense in the current period. The fair value of the interest rate cap was $0.8 million at December 31, 2002.

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2002 are (in millions):

2003	$136
2004	82
2005	560
2006	739
2007	906
Thereafter	3,700

6,123
Discount on senior notes	(6)
Capital lease obligations	13

$6,130

Cash paid for interest, net of amounts capitalized, was $482 million in 2002, $470 million in 2001 and $450 million in 2000. Deferred financing costs, which are included in other assets, amounted to $91 million and $99 million, net of accumulated amortization, as of December 31, 2002 and 2001, respectively. Amortization of deferred financing costs totaled $16 million, $22 million, and $15 million in 2002, 2001 and 2000, respectively. Amortization of capital leases totaled $3 million, $4 million and $4 million in the years ended December 31, 2002, 2001 and 2000, respectively, and is included in depreciation and amortization on the accompanying statements of operations.

6.    Convertible Debt Obligation to Host Marriott Corporation

The obligation for the $492 million of 6 3/4% Convertible Subordinated Debentures, or the Debentures, as of December 31, 2002 and 2001 has been included in these financial statements as our debt because upon the conversion to a REIT, we assumed primary liability for repayment of the Debentures of Host Marriott underlying

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust, or the Issuer, a wholly-owned subsidiary trust of Host Marriott. The common securities of Host Marriott Financial Trust were not contributed to us and therefore Host Marriott Financial Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host Marriott, we will issue to Host Marriott the number of OP Units equal to the number of shares of common stock issued by Host Marriott in exchange for the Debentures.

In December 1996, Host Marriott Financial Trust, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities, or the Convertible Preferred Securities, with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by us to the extent the Issuer has funds available therefor. This guarantee, when taken together with our obligations under the indenture pursuant to which the Debentures were issued, the Debentures, our obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Debentures due December 2, 2026 issued by us. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities, or the Common Securities, and invest the proceeds there from in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of our guarantee described above; our management has concluded that such financial statements are not material to investors as the Issuer is wholly owned by Host Marriott and essentially has no independent operations.

Each of the Convertible Preferred Securities and the related debentures are convertible at the option of the holder into shares of Host Marriott common stock at the rate of 3.2537 shares per Convertible Preferred Security (equivalent to a conversion price of $15.367 per share of Host Marriott’s common stock). The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 2002, no shares were converted to Host Marriott’s common stock. During 2001, 400 shares were converted into common stock. The conversion ratio and price have been adjusted to reflect the impact of the distribution of shares of Crestline common stock and Host Marriott common stock in connection with the REIT conversion.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. We may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, we will not be permitted to declare or pay any cash distributions with respect to OP Units or debt securities that rank pari passu with or junior to the Debentures.

Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer’s option upon any redemption by us of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.

In connection with consummation of the REIT conversion, we assumed primary liability for repayment of the Debentures underlying Host Marriott’s Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock, which will be delivered to such

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

holder. Upon the issuance of such shares by Host Marriott, we will issue a number of OP Units to Host Marriott equal to the number of shares of Host Marriott’s common stock issued in exchange for the Debentures. There were no shares of Convertible Preferred Securities repurchased in 2002 and 2001.

7.    Equity and Partner’s Capital

As of December 31, 2002 and 2001, 291.4 million and 283.0 million common OP Units, respectively, were outstanding, of which Host Marriott held 263.7 million and 261.4 million. In addition, 14.1 million preferred OP Units were outstanding as of December 31, 2002 and 2001.

Distributions.    In 2002 we were under the 2.0 to 1.0 EBITDA-to-cash interest coverage ratio required under the senior notes indenture. As a result distributions on both common and preferred OP Units were restricted to the minimum amount of distributions required to maintain Host Marriott’s REIT status. Required distributions for 2002 to enable Host Marriott to maintain its REIT status were satisfied in part by payment of distributions on the preferred OP Units in 2002. We believe that the remaining 2002 distribution requirement to enable Host Marriott to maintain its REIT status should largely be satisfied by the payment of distributions expected to be declared on preferred OP Units in the first, second and third quarters of 2003. We may, however, also need to pay a nominal common OP Unit distribution in 2003 to the extent necessary to enable Host REIT to satisfy any remaining 2002 distribution requirement. During 2001, Host Marriott’s Board of Directors declared annual distributions of $.78 per common OP Unit.

OP Units.    During February 2002, Host Marriott filed a shelf registration statement for 1.1 million shares of its common stock to be issued in exchange for partnership interests held by the minority partners in the partnership that owns the San Diego Marriott Hotel and Marina. On March 15, 2002, the minority partners sold the 1.1 million Host Marriott common shares to an underwriter for resale on the open market. We did not receive any proceeds as a result of these transactions. Concurrent with the issuance of Host Marriott common shares, we issued to Host Marriott an equivalent number of OP Units. Also, in April 2002, we acquired an additional interest in the partnership through the issuance of 6.9 million OP Units to certain minority partners in exchange for their partnership interests in the San Diego Marriott Hotel and Marina.

In conjunction with the REIT conversion, we issued approximately 73.5 million OP Units which are convertible into cash or shares of Host Marriott common stock, at Host Marriott’s option. On May 29, May 7 and February 7, 2001, Blackstone and affiliates converted 18.2 million, 10.0 million and 12.5 million OP Units, respectively, to Host Marriott common shares and immediately sold them to an underwriter for sale on the open market. We received no proceeds as a result of these transactions.

Preferred OP Units.    We currently have three classes of preferred OP Units outstanding. There are 4.2 million units of 10% Class A preferred OP Units, which were sold in August 1999; 4.0 million units of 10% Class B preferred OP Units, which were sold in November 1999; and 6.0 million units of 10% Class C preferred OP Units, which were sold in March 2001. Holders of all classes of the preferred OP Units are entitled to receive cumulative cash distributions at a rate of 10% per annum of the $25.00 per unit liquidation preference and are payable quarterly in arrears. After August 3, 2004, April 29, 2005 and March 27, 2006 we have the option to redeem the Class A preferred OP Unit, Class B preferred OP Unit and Class C preferred OP Unit, respectively, for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred OP Units classes rank senior to the common OP Units. The preferred OP unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2002 were $8.8 million.

Repurchase Program.    In September 1999, the Board of Directors of Host Marriott approved the repurchase, from time to time on the open market and/or in privately negotiated transactions, of up to 22 million of the outstanding shares of the common stock of Host Marriott, OP Units, or a corresponding amount of Host

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Marriott’s Convertible Preferred Securities, which are convertible into a like number of Host Marriott common shares. Such repurchases will be made at management’s discretion, subject to market conditions, and may be suspended at any time at Host Marriott’s discretion. No repurchases were made in 2002 or 2001. As a result of purchases made in 1999 and 2000, Host Marriott has the capacity remaining to repurchase approximately 6 million shares of its common stock. However, due to restrictions on the senior notes indenture, Host Marriott is not currently able to make such repurchases.

8.    Income Taxes

Host L.P. is not a tax paying entity. However, under the Operating Partnership agreement we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Marriott. As a result of our requirement to reimburse Host Marriott for these liabilities, such liabilities and related disclosures are included in our financial statements.

In December 1998, Host Marriott restructured itself in order to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding distribution of its taxable income to its shareholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation on its operating income to the extent it distributes at least 90% (95% for tax years prior to 2001) of its taxable income. Required distributions for 2002 were satisfied in part by the payment of dividends on Host Marriott’s preferred shares in 2002. There were no common dividends paid in 2002 by Host Marriott. Host Marriott believes the remaining 2002 distribution requirement will largely be satisfied by the payment of dividends expected to be declared on its preferred shares in the first, second and third quarters of 2003. Host Marriott may also need to pay nominal common dividend in 2003 to satisfy any remaining 2002 distribution requirement. In 2001, Host Marriott distributed 100% of its taxable income to its common and preferred shareholders. Dividends to common shareholders in 2001 totaled $.78 per outstanding share, $.49 of which was taxable as ordinary income, $.04 was taxable as a capital gain and the remaining $.25 was a return of capital. In addition to paying federal and state taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets, if any. Additionally, Host Marriott’s consolidated taxable REIT subsidiaries are subject to Federal and state income tax. The consolidated income tax provision includes, primarily, the tax provision related to the operations of the taxable REIT subsidiaries and international taxes at Host LP, as well as each of our respective subsidiaries.

In order to qualify as a REIT for Federal income tax purposes, among other things, Host Marriott was required to distribute all of its accumulated earnings and profits (“E&P”) to its stockholders in one or more taxable dividends prior to December 31, 1999. To accomplish the requisite distributions of accumulated E&P, Host Marriott made distributions consisting of approximately 20.4 million shares of Crestline common stock valued at $297 million, $73 million in cash, and approximately 11.5 million shares of Host Marriott common stock valued at $138 million.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total deferred tax assets and liabilities at December 31, 2002 and December 31, 2001 were as follows:

	2002	2001
	(in millions)
Deferred tax assets	$73	$77
Deferred tax liabilities	(85)	(110)

Net deferred income tax liability	$(12)	$(33)

The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 31, 2002 and December 31, 2001 were as follows:

	2002	2001
	(in millions)
Investment in hotel leases	$57	$69
Safe harbor lease investments	(21)	(21)
Property and equipment	(3)	(6)
Investments in affiliates	(61)	(60)
Deferred gains	6	(23)
Other	6	6
Alternative minimum tax credit carryforwards	4	2

Net deferred income tax liability	$(12)	$(33)

The (provision) benefit for income taxes consists of:

		2002	2001	2000
		(in millions)
Current	— Federal	$(16)	$10	$26
	— State	(5)	(3)	(2)
	— Foreign	(6)	(4)	(6)

		(27)	3	18

Deferred	— Federal	19	(9)	66
	— State	2	(2)	11
	— Foreign	—	(1)	—

		21	(12)	77

		$(6)	$(9)	$95

On July 20, 2001, the United States Court of Appeals for the Fourth Circuit affirmed a lower court ruling that allowed us to carryback a 1991 specified liability loss to the tax years 1984 and 1985 resulting in a net income tax refund of $16 million. We recorded the refund as a benefit to the provision in 2001. In addition, we settled with the Internal Revenue Service (“IRS”) all other outstanding Federal income tax issues for the tax years through 1998. We made net payments to the IRS of approximately $19 million in 2001 and $14 million in 1999 related to these settlements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the statutory Federal tax expense to our income tax expense follows:

	2002	2001	2000
	(in millions)
Statutory Federal tax	$8	$(23)	$(22)
Nontaxable income (loss) of REIT	(2)	8	22
Built-in-gain tax	1	—	(2)
State income taxes, net of Federal tax benefit	(3)	(5)	(2)
Tax benefit from acquisition of leases	—	—	82
Tax contingencies	(4)	16	23
Tax on foreign source income	(6)	(5)	(6)

Income tax expense	$(6)	$(9)	$95

Cash paid for income taxes, including IRS settlements, net of refunds received, was $2 million, $24 million and $30 million in 2002, 2001 and 2000, respectively.

9.    Leases

Hotel Leases.    During 2000, we leased our hotels (the “Leases”) to one or more third party lessees (the “Lessees”), primarily subsidiaries of Crestline, due to Federal income tax law restrictions on a REIT’s ability to derive revenues directly from the operation of a hotel. Effective January 1, 2001, the REIT Modernization Act amended the tax laws to permit REITs to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary. Accordingly, the TRS acquired the Crestline lessee entities owning the leasehold interests with respect to 116 of our full-service hotels during January 2001 and acquired the lessee entities owning the leasehold interest with respect to four of our full-service hotels from Crestline (one lease) and Wyndham (three leases) during June of 2001. As a result, our revenues reflect hotel level sales instead of rental income.

We are responsible for paying all of the expenses of operating the applicable hotel(s), including all personnel costs, utility costs and general repair and maintenance of the hotel(s). We also are responsible for all fees payable to the applicable manager, including base and incentive management fees, chain services payments and franchise or system fees, with respect to periods covered by the term of the Leases. We also remain liable under each management agreement.

We are responsible for paying real estate taxes, personal property taxes (to the extent we own the personal property), casualty insurance on the structures, ground lease rent payments, required expenditures for furniture, fixtures and equipment (including maintaining the furniture, fixtures and equipment reserve, to the extent such is required by the applicable management agreement) and other capital expenditures.

Hospitality Properties Trust Relationship.    In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard properties and 18 Residence Inns to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at our option. Minimum rent payments are $51 million annually for the Courtyard properties and $18 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In connection with the REIT conversion, we sublet the HPT hotels (the “Subleases”) to separate sublessee subsidiaries of Crestline (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

automatically renews for the corresponding renewal term under the HPT lease, unless either the HPT lessee (the “Sublessor”), a wholly owned subsidiary of ours, elects not to renew the HPT lease, or the Sublessee elects not to renew the Sublease at the expiration of the initial term provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT hotels (one for Courtyard hotels and one for Residence Inn hotels). Rent payable by Crestline under the Sublease consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessor is sufficient to cover the additional rent due under the HPT lease, with any excess being retained by the Sublessor. The rent payable under the Subleases is guaranteed by Crestline, up to a maximum amount of $30 million which amount is allocated between the two pools of HPT hotels.

Other Lease Information.    A number of our hotels are subject to long-term ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or 10-year periods. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. The restaurant and equipment leases are accounted for as either operating or capital leases, depending on the characteristics of the particular lease arrangement.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2002. Minimum payments for capital leases have not been reduced by aggregate minimum sublease rentals from restaurant subleases of $3 million, payable to us under non-cancelable subleases. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and HPT subleases of $36 million and $657 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2003	$5	$110
2004	5	106
2005	5	102
2006	1	99
2007	—	96
Thereafter	—	1,517

Total minimum lease payments	16	$2,030

Less amount representing interest	(3)

Present value of minimum lease payments	$13

In conjunction with the refinancing of the mortgage of the New York Marriott Marquis in 1999, we also renegotiated the terms of the ground lease. The renegotiated ground lease provides for the payment of a percentage of the hotel sales (4% in 1999 and 5% thereafter) through 2007 and an equivalent of real estate taxes on the property from 2008 through 2017, which is to be used to amortize the then existing deferred ground rent obligation of $116 million. We have the right to purchase the land under certain circumstances for approximately $25 million of which $4 million has already been paid. The balance of the deferred ground rent obligation was $63 million and $65 million at December 31, 2002 and 2001, respectively, and is included in other liabilities in the accompanying consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We remain contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $48 million at December 31, 2002. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of:

	2002	2001	2000
	(in millions)
Minimum rentals on operating leases	$120	$117	$118
Additional rentals based on sales	21	32	36
Less: sublease rentals	(81)	(88)	(95)

	$60	$61	$59

10.    Employee Stock Plans

In connection with the REIT conversion, we assumed the employee obligations of Host Marriott. Upon the issuance of Host Marriott common stock under either of the two stock-based compensation plans described below, we will issue Host Marriott an equal number of OP Units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

At December 31, 2002, Host Marriott maintained two stock-based compensation plans, including the comprehensive stock plan (the “Comprehensive Plan”), whereby Host Marriott may award to participating employees (i) options to purchase Host Marriott’s common stock, (ii) deferred shares of Host Marriott’s common stock and (iii) restricted shares of Host Marriott’s common stock, and the employee stock purchase plan. At December 31, 2002, there were approximately 15 million shares of common stock reserved and available for issuance under the Comprehensive Plan.

Prior to 2002, we accounted for expense under these plans according to the provisions of Accounting Principles Board Opinion No. 25 and related interpretations. Consequently, no compensation expense was recognized for stock options issued under the Comprehensive Plan or stock issued under the employee stock purchase plan. In the third quarter of 2002, we implemented the expense recognition provisions of SFAS No. 123 with retroactive application to employee stock options granted on or after January 1, 2002 only. Options granted in fiscal years prior to 2002 will continue to be accounted for using the intrinsic value method as described in APB 25. As a result of the change in accounting method, we recorded compensation expense for employee stock options granted during 2002 based on the fair value of the options at the date of grant. We also recorded a minimal amount of compensation expense for shares issued under Host Marriott’s employee stock purchase plan. The implementation of SFAS No. 123 had no effect on the calculation of compensation expense for shares granted under Host Marriott deferred stock and restricted stock plans. For additional information on the effects of this change in accounting method, see Note 1.

Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of Host Marriott common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International distribution in 1993, we issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies.

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both Host Marriott and HM Services stock and the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between Host Marriott and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired Host Marriott Services Corporation. Since HM Services is no longer publicly traded, all future payments to us will be made in cash, as HM Services Corporation has indicated that the receivable will not be settled in Autogrill SpA stock. As of December 31, 2002 and 2001, the receivable balance was approximately $5.4 million and $6.4 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

For purposes of the following disclosures required by SFAS No. 123, the fair value of each option granted has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 2002, 2001 and 2000, respectively: risk-free interest rates of 3.8%, 5.2% and 5.1%, volatility of 36%, 37% and 32%, expected lives of 15, 12 and 12 years; and dividend yield of 6.0%, 9.1% and 9.5%. The weighted average fair value per option granted during the year was $1.41 in 2002, $1.09 in 2001 and $1.07 in 2000. As a result of the implementation of SFAS 123, we recorded compensation expense of $47,000 for 2002, which represents the expense for stock options granted during 2002 only.

A summary of the status of Host Marriott’s stock option plans that have been approved by its stockholders for 2002, 2001 and 2000 follows. We do not have stock option plans that have not been approved by Host Marriott’s stockholders:

	2002		2001		2000
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	4.9	$6	4.2	$5	4.9	$4
Granted	.9	8	1.4	8.6		10
Exercised	(.2)	4	(.6)	4	(1.2)	3
Forfeited/Expired	(.2)	9	(.1)	8	(.1)	10

Balance, at end of year	5.4	6	4.9	6	4.2	5

Options exercisable at year-end	3.3		2.9		3.2

The following table summarizes information about stock options at December 31, 2002:

	Shares (in millions)	Options Outstanding		Options Exercisable
Range of Exercise Prices		Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$ 1 – 3	1.9	4	$2	1.9	$2
4 – 6.2		6	6.2		6
7 – 9	2.4	13	8.7		8
10 – 12.9		13	11.5		11
13 – 19	—	10	18	—	18

	5.4			3.3

Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payments until termination or retirement. We accrue compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 2002, 2001 and 2000, 23,000, 24,000 and 20,000 shares, respectively, were granted under this plan. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The weighted average fair value per share granted during each year was $9.95 in 2002, $12.66 in 2001 and $9.44 in 2000. The implementation of SFAS No. 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

From time to time Host Marriott awards restricted stock shares under the Comprehensive Plan to officers and key executives to be distributed over the next three years in annual installments based on continued employment and the attainment of certain performance criteria. We recognize compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of Host Marriott common stock. In 2002, 2001 and 2000, 906,000, 167,000 and 889,000 shares, respectively, of restricted stock plan shares were granted to certain key employees under these terms and conditions. Approximately 1,040,000, 593,000 and 106,000 shares were forfeited in 2002, 2001 and 2000, respectively. We recorded compensation expense of $5.2 million, $7.6 million and $11 million in 2002, 2001 and 2000, respectively, related to these awards. The weighted average grant date fair value per share granted during each year was $10.49 in 2002, $12.91 in 2001 and $8.87 in 2000. Under these awards 579,000 shares were outstanding at December 31, 2002.

In 1998, 568,408 stock appreciation rights (“SARs”) were issued under the Comprehensive Plan to certain directors as a replacement for previously issued options that were cancelled during the year. The conversion to SARs was completed in order to comply with ownership limits applicable to us upon conversion to a REIT. The SARs are fully vested and the grant prices range from $1.20 to $5.13. In 2002, 2001 and 2000, we recognized compensation (income) expense for outstanding SARs as a result of fluctuations in the market price of Host Marriott common stock of $.8 million, $(1.2) million and $1.4 million, respectively.

Under the terms of Host Marriott’s employee stock purchase plan, eligible employees may purchase Host Marriott common stock through payroll deductions at 90% of the lower of market value at the beginning or market value at the end of the plan year. As a result of the implementation of SFAS No. 123 during 2002, we now record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for 2002: risk-free interest rate of 2.2%, volatility of 37%, expected life of one year, and dividend yield of 0%. During 2002, approximately 43,000 shares were issued. The weighted average fair value of the purchase rights granted in 2002 was $2.35. The compensation expense reflected in net income was not material for all periods presented.

11.    Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host Marriott’s Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material for the three years ended December 31, 2002.

12.    Acquisitions and Dispositions

Acquisitions.    On November 13, 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa for $321 million. The property is located on a 37-acre site on Kaanapoli Beach on the island of Maui, Hawaii and represents our sixth Hyatt-branded property.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During June 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the 772-room JW Marriott, Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, effective June 20, 2003, we consolidated the partnership, and recorded property and equipment of $131 million and $95 million in mortgage debt.

During 2002, we acquired 80% of the outstanding minority interest in the partnership that owns the San Diego Marriott Marina and Hotel in exchange for 1.1 million shares of Host Marriott’s common stock and 6.9 million OP Units, which resulted in an increase to property and equipment of $66.6 million to reflect the fair value of the interest acquired. As a result of the acquisition, we now own approximately 90% of the interests in the partnership that owns the hotel. We did not receive any proceeds as a result of these transactions.

On May 16, 2000, we acquired a non-controlling interest in the JWDC Limited Partnership for $40 million, which owns the JW Marriott Hotel, a 772-room hotel in Washington, D.C. Between January 15, 2003 and June 30, 2003, we have the option to purchase the 44.4% limited partner interest of one of the partners for the fair value of the interest (approximately $3 million). We also have the option to purchase our co-general partner’s 1% general partner interest for the lesser of $375,000 or fair value of the interest in the second quarter of 2003.

Effective June 14, 2002, we completed the acquisition of the 1,139-room Boston Marriott Copley Place for $214 million, including the assumption of $97 million in mortgage debt.

Effective March 24, 2001, we purchased 100% of the voting interests in each of Rockledge and Fernwood that were previously held by the Host Marriott Statutory Employee/Charitable Trust for approximately $2 million. Prior to this acquisition, we held a 95% non-voting interest in each company and accounted for such investments under the equity method. As a result of this acquisition, we consolidated two full-service hotels and certain limited service hotel partnership interests.

On June 28, 2001, we consummated an agreement to purchase substantially all the minority limited partnership interests held by Wyndham with respect to seven full-service hotels for $60 million. As part of this acquisition, the leases were acquired from Wyndham with respect to three hotels by the TRS, effectively terminating the leases for financial reporting purposes. The entire purchase price was allocated to the minority limited partner interests purchased.

Dispositions.    On November 20, 2003, we sold the Jacksonville Marriott for $17 million.

On July 18, 2003, we sold the Norfolk Waterside Marriott, Oklahoma City Waterford Marriott and the Palm Beach Gardens Marriott for $71 million. The operations and loss related to these dispositions have been reclassified as discontinued operations on the statement of operations for all years presented.

On January 24, 2003, we sold the 299-room Ontario Airport Marriott for $26 million. Our carrying amount for this hotel on the date of sale was $24 million of fixed assets, net of depreciation, and there was no mortgage debt. We recognized a minimal gain on the sale in the first quarter of 2003. The operations and gain related to this disposition has been reclassified as discontinued operations on the statement of operations for all years presented.

During January 2002, we transferred the St. Louis Marriott Pavilion hotel to the mortgage lender. The St. Louis Marriott Pavilion was an asset of Rockledge Hotel Properties, Inc., which was an equity method investment during 2000.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2001, we disposed of two hotels (751 rooms) for a total consideration of $65 million and recognized a net gain of $12 million.

13.    Fair Value of Financial Instruments

The fair values of certain financial assets and liabilities and other financial instruments are shown below:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$53	$53	$54	$54
Other	5	5	6	6
Financial liabilities
Senior notes	3,247	3,221	3,235	3,159
Mortgage debt and other, net of capital leases	2,378	2,492	2,351	2,351
Other financial instruments
Convertible Debt Obligation to Host Marriott	492	368	492	349

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair value of the credit facility and other notes are estimated to be equal to their carrying value. Senior notes and the Convertible Debt Obligation to Host Marriott are valued based on quoted market prices.

14.    Marriott International Distribution and Relationship with Marriott International

We have entered into various agreements with Marriott International (formerly a wholly owned subsidiary, the common stock of which was distributed to Host Marriott’s shareholders on October 8, 1993) including the management of the majority of our hotels including franchised properties; financing for joint ventures including the acquisition in 1996 of two full-service properties for which Marriott International provided $29 million of debt financing and $28 million in preferred equity and the 2000 acquisition of two partnerships owning 120 limited service hotels (see below); and certain limited administrative services.

Effective July 25, 2002, we completed negotiations with Marriott International in connection with changes to the management and other agreements for substantially all of our Marriott and Ritz-Carlton managed hotels. The changes were effective as of December 29, 2001. The management contract changes include providing us with additional approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system wide programs; reducing the amount of working capital requirements, and expanding an existing agreement that allows the us to fund furniture, fixtures and equipment expenditures from one account controlled by us, which collectively increased cash available to us for general corporate purposes at that time by $125 million; reducing incentive management fees payable on certain Marriott managed hotels; reducing the amount we pay related to frequent guest programs; gradually reducing the amounts payable with respect to various centrally administered programs; and providing additional territorial restrictions for certain hotels in 10 markets.

In addition to these modifications, we have expanded the pool of hotels subject to an existing agreement that allows us to sell assets unencumbered by a Marriott management agreement without the payment of termination fees. The revised pool includes 46 assets, 75% (measured by EBITDA) of which may be sold over approximately a ten year or greater period without the payment of a termination fee (22.5% (measured by EBITDA) of which may be sold unencumbered by the Marriott brand).

In connection with these negotiations, we have amended Host Marriott’s distribution agreement and stockholder rights plan to terminate Marriott International’s right to purchase up to 20% of each class of Host

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Marriott’s outstanding voting shares upon certain changes of control and clarified existing provisions in the management agreements that limit our ability to sell a hotel or our entire company to a competitor of Marriott International.

During December 2000, the joint venture formed by Rockledge and Marriott International acquired the partnership interests in two partnerships that collectively own 120 limited service hotels for approximately $372 million plus interest and legal fees (see Note 4).

As a result of the consolidation of Rockledge, we now have a controlling interest in Elcrisa S.A. de C.V., which owns two hotels located in Mexico City, Mexico. Marriott International holds the remaining interest in the entity and is the manager of the hotels.

In 2002 and 2001, the TRS paid Marriott International $144 million and $162 million, respectively, in hotel management fees and $5 million and $6 million, respectively, in franchise fees. In 2000, the fees were paid by Crestline and Wyndham, as the lessees, and totaled $240 million. In 2000, we paid Marriott International $0.2 million in guarantee fees pursuant to certain debt service guarantees provided by Marriott International. No guarantee fees were paid in 2002 and 2001. For 2002, we paid $1 million and for 2001 and 2000 we paid Marriott International $2 million each of those years for certain administrative services and office space.

15.    Hotel Management Agreements

Of our hotels, 102 are subject to management agreements under which Marriott International or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The agreements generally provide for payment of base management fees that are generally 3 percent of sales and incentive management fees generally equal to 20% to 50% of operating profit (as defined in the agreements) over a priority return (as defined) to us, with total incentive management fees not to exceed 20% of cumulative operating profit, or 20% of current year operating profit. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. We have the option to terminate certain management agreements if specified performance thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement. Certain consolidated partnerships with a total of eight properties operate under a single agreement, cancellation of which would affect all the properties in these partnerships.

Pursuant to the terms of the agreements, Marriott International furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are required to be allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries on a fair and equitable basis. In addition, our hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ property and improvements. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements. To the extent we are not required to fund such amounts into escrow accounts, we remain liable to make such fundings in the future.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have franchise agreements with Marriott International for eight hotels. Pursuant to these franchise agreements, we generally pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of sales, while fees for food and beverage sales vary from two to three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

We hold management agreements with The Ritz-Carlton Hotel Company, LLC, (“Ritz-Carlton”), a wholly-owned subsidiary of Marriott International, to manage ten of our hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

We also hold management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 21 of our hotels, eight of which are franchised under the Marriott brand. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Seventeen of the 21 agreements also provide for incentive management fees generally equal to 10 to 25 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

16.    Relationship with Barceló Crestline Corporation, formerly Crestline Capital Corporation

We entered into a distribution agreement (the “Distribution Agreement”) with Crestline in connection with Host Marriott’s conversion to a REIT in 1998, which provided for, among other things, (i) the distribution of shares of Crestline; (ii) the division between Crestline and us of certain assets and liabilities; (iii) the transfer to Crestline of the 25% interest in the Swissôtel management company and (iv) certain other agreements governing the relationship between Crestline and us. Crestline also granted us a contingent right to purchase Crestline’s interest in Swissôtel Management (USA) L.L.C. at fair market value in the event the tax laws are changed so that Host Marriott could own such interest without jeopardizing its status as a REIT.

Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to Crestline, effective as of the date of the distribution, financial responsibilities for liabilities arising out of, or in connection with, the business of the senior living communities.

Crestline also had other agreements in connection with the distribution related to asset management services as well as non-competition agreements. These agreements were terminated effective January 1, 2001 in connection with the acquisition of the Crestline lessee entities discussed in Note 2.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    Geographic and Business Segment Information

We operate one business segment, hotel ownership. As of December 31, 2000, our foreign operations were limited to four Canadian hotel properties. Effective March 24, 2001, we purchased 100% of the voting interest in Rockledge and, as a result, our foreign operations included two properties in Mexico City, Mexico. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2002		2001		2000
	Revenues	Long-lived Assets	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$3,507	$6,857	$3,600	$6,812	$1,366	$7,000
International	119	174	115	187	25	110

Total	$3,626	$7,031	$3,715	$6,999	$1,391	$7,110

18.    Guarantees

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that is not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•	We remain contingently liable for leases on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of rental payments. The amount is approximately $48 million as of December 31, 2002.

•	In connection with the sale of the El Paso Marriott hotel in 1999, we provided a guarantee to the City of El Paso in the event the purchaser, Columbia Sussex, defaults on bonds supported by the cash flows from the hotel. However, the purchaser also provided a standby letter of credit, a corporate guaranty and has been making sinking fund deposits; all of which would serve as collateral to the extent our guarantee was called. Our guarantee supports the $14 million of bonds outstanding as of December 31, 2002. We exercised our right under the guarantee to require Columbia Sussex to retire the bonds, which occurred on June 14, 2003. We are obligated to pay a 1% $140,000 prepayment penalty in connection with the early retirement of this debt at the time of such retirement.

•	Host Marriott, through its ownership interest in us, is obligated under the partnership agreement (and various tax-sharing agreements with former affiliated entities) to pay all taxes (federal, state, local and foreign—including any related interest and penalties) incurred by Host Marriott, as well as any liabilities that the IRS successfully may assert against Host Marriott and under certain circumstances against former affiliated entities. As the potential liability is based in part on a finding by a specific taxing authority, these amounts cannot be estimated at this time.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Crestline in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Crestline, who is indemnified by the subsequent purchaser of the facility.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.    Supplemental Guarantor and Non-Guarantor Subsidiary Information

All of our subsidiaries guarantee our senior notes except those owning 42 of the Company’s full service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

The following condensed combined consolidating financial information sets forth the financial position as of December 31, 2002 and 2001 and results of operations and cash flows for the three years ended December 31, 2002 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Combined Consolidating Balance Sheets

(in millions)

December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,070	$2,150	$3,811	$—	$7,031
Notes and other receivables	729	51	107	(834)	53
Due from manager	(5)	9	78	—	82
Investments in affiliate	2,654	1,473	101	(4,095)	133
Rent receivable	—	21	36	(57)	—
Other assets	211	177	211	(81)	518
Restricted cash	31	4	98	—	133
Cash and cash equivalents	159	1	201	—	361

Total assets	$4,849	$3,886	$4,643	$(5,067)	$8,311

Debt	$2,552	$1,212	$2,622	$(748)	$5,638
Convertible debt obligation to Host Marriott	492	—	—	—	492
Other liabilities	84	106	404	(224)	370

Total liabilities	3,128	1,318	3,026	(972)	6,500
Minority interests	—	—	92	—	92
Limited partner interest of third parties at redemption value	245	—	—	—	245
Partners’ capital	1,476	2,568	1,525	(4,095)	1,474

Total liabilities and partners’ capital	$4,849	$3,886	$4,643	$(5,067)	$8,311

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,110	$1,996	$3,893	$—	$6,999
Notes and other receivables	704	50	190	(890)	54
Due from manager	(5)	8	138	—	141
Investments in affiliate	2,648	1,589	106	(4,201)	142
Rent receivable	2	16	26	(44)	—
Other assets	186	201	215	(70)	532
Restricted cash	22	3	89	—	114
Cash and cash equivalents	223	3	126	—	352

Total assets	$4,890	$3,866	$4,783	$(5,205)	$8,334

Debt	$2,543	$1,123	$2,691	$(755)	$5,602
Convertible debt obligation to Host Marriott	492	—	—	—	492
Other liabilities	164	162	364	(249)	441

Total liabilities	3,199	1,285	3,055	(1,004)	6,535
Minority interests	—	—	108	—	108
Limited partner interest of third parties at redemption value	194	—	—	—	194
Partners’ capital	1,497	2,581	1,620	(4,201)	1,497

Total liabilities and partners’ capital	$4,890	$3,866	$4,783	$(5,205)	$8,334

Supplemental Condensed Combined Consolidating Statements of Operations

(in millions)

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$185	$247	$3,596	$(402)	$3,626
Depreciation and amortization	(64)	(102)	(200)	—	(366)
Hotel operating expenses	—	—	(2,455)	—	(2,455)
Property-level expenses	(59)	(53)	(185)	—	(297)
Rental expenses	—	—	(402)	402	—
Minority interest	—	—	(8)	—	(8)
Corporate expenses	(4)	(9)	(17)	—	(30)
Interest expense	(215)	(109)	(222)	46	(500)
Interest income	47	7	12	(46)	20
Net gains on property transactions	1	—	4	—	5
Equity in earnings (losses) of affiliates	78	91	(14)	(164)	(9)
Other expenses	(2)	(2)	(15)	—	(19)

Income (loss) from continuing operations before taxes	(33)	70	94	(164)	(33)
Benefit (provision) for income taxes	5	—	(11)	—	(6)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(28)	70	83	(164)	(39)
Income from discontinued operations	1	6	13	—	20

NET INCOME (LOSS)	$(27)	$76	$96	$(164)	$(19)

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$191	$274	$3,681	$(431)	$3,715
Depreciation and amortization	(72)	(100)	(189)	—	(361)
Hotel operating expenses	—	—	(2,472)	—	(2,472)
Property-level expenses	(39)	(56)	(198)	—	(293)
Rental expense	—	—	(431)	431	—
Minority interest	—	—	(16)	—	(16)
Corporate expenses	(5)	(9)	(18)	—	(32)
Interest expense	(214)	(101)	(214)	36	(493)
Interest income	54	4	14	(36)	36
Net gains (losses) on property transactions	13	(12)	5	—	6
Equity in earnings (losses) of affiliates	111	83	(5)	(186)	3
Lease repurchase expense	—	(5)	—	—	(5)
Other expenses	(8)	(2)	(9)	—	(19)

Income from continuing operations before taxes	31	76	148	(186)	69
Benefit (provision) for income taxes	24	—	(33)	—	(9)

INCOME (LOSS) FROM CONTINUING OPERATIONS	55	76	115	(186)	60
Income (loss) from discontinued operations	(6)	6	(3)	—	(3)

NET INCOME (LOSS)	$49	$82	$112	$(186)	$57

Year Ended December 31, 2000

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$257	$376	$758	$—	$1,391
Depreciation and amortization	(68)	(93)	(164)	—	(325)
Property-level expenses	(47)	(64)	(163)	—	(274)
Minority interest	—	—	(27)	—	(27)
Corporate expenses	(9)	(12)	(21)	—	(42)
Interest expense	(178)	(107)	(200)	26	(459)
Interest income	38	7	21	(26)	40
Net gains on property transactions	1	1	4	—	6
Equity in earnings (losses) of affiliates	219	83	(8)	(267)	27
Lease repurchase expense	—	(207)	—	—	(207)
Other expenses	(19)	(1)	(4)	—	(24)

Income (loss) from continuing operations before taxes	194	(17)	196	(267)	106
Benefit for income taxes	12	—	83	—	95

INCOME (LOSS) FROM CONTINUING OPERATIONS	206	(17)	279	(267)	201
Income (loss) from discontinued operations	1	7	(2)	—	6

NET INCOME (LOSS)	$207	$(10)	$277	$(267)	$207

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(21)	$119	$291	$389

INVESTING ACTIVITIES
Capital expenditures	(27)	(52)	(101)	(180)
Acquisitions	—	(117)	—	(117)
Other	12	23	40	75

Cash used in investing activities	(15)	(146)	(61)	(222)

FINANCING ACTIVITIES
Financing costs	(8)	—	—	(8)
Debt prepayments	(13)	—	—	(13)
Repayment of debt	(15)	(6)	(42)	(63)
Issuance of OP Units	1	—	—	1
Distributions on preferred limited partner units	(35)	—	—	(35)
Distributions to minority interests	—	—	(18)	(18)
Purchase of interest rate cap	(3)	—	—	(3)
Transfer to/from Parent	64	31	(95)	—
Other	(19)	—	—	(19)

Cash (used in) from financing activities	(28)	25	(155)	(158)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(64)	(2)	75	9
CASH AND CASH EQUIVALENTS, beginning of year	223	3	126	352

CASH AND CASH EQUIVALENTS, end of year	$159	$1	$201	$361

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$116	$(98)	$280	$298

INVESTING ACTIVITIES
Proceeds from sales of assets	45	15	—	60
Capital expenditures	(55)	(111)	(120)	(286)
Acquisitions	(63)	—	—	(63)
Other	7	—	3	10

Cash used in investing activities	(66)	(96)	(117)	(279)

FINANCING ACTIVITIES
Issuance of debt	875	—	105	980
Financing costs	(9)	—	(3)	(12)
Debt prepayments	(575)	(105)	(23)	(703)
Issuance of OP Units	3	—	—	3
Issuances of preferred limited partner units	143	—	—	143
Repayment of debt	(8)	(5)	(42)	(55)
Distributions on common and preferred limited partner units	(326)	—	—	(326)
Distributions to minority interests	—	—	(17)	(17)
Transfer to/from Parent	(180)	279	(99)	—
Other	7	—	—	7

Cash from (used in) financing activities	(70)	169	(79)	20

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(20)	(25)	84	39
CASH AND CASH EQUIVALENTS, beginning of year	243	28	42	313

CASH AND CASH EQUIVALENTS, end of year	$223	$3	$126	$352

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2000

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from operations	$158	$136	$267	$561

INVESTING ACTIVITIES
Capital expenditures	(82)	(145)	(152)	(379)
Acquisitions	(40)	—	—	(40)
Other	(34)	—	5	(29)

Cash used in investing activities	(156)	(145)	(147)	(448)

FINANCING ACTIVITIES
Issuance of debt	466	6	84	556
Financing costs	(15)	—	(1)	(16)
Debt prepayments	(191)	(7)	(80)	(278)
Repayment of debt	(1)	(5)	(33)	(39)
Issuance of OP Units	4	—	—	4
Distributions on common and preferred limited partner units	(264)	—	—	(264)
Distributions to minority interests	—	—	(23)	(23)
Redemption or repurchase of OP Units for cash	(47)	—	—	(47)
Repurchase of Convertible Preferred Securities	(15)	—	—	(15)
Transfer to/from Parent	62	9	(71)	—
Other	45	—	—	45

Cash (used in) from financing activities	44	3	(124)	(77)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46	(6)	(4)	36
CASH AND CASH EQUIVALENTS, beginning of year	197	34	46	277

CASH AND CASH EQUIVALENTS, end of year	$243	$28	$42	$313

20.    Subsequent Event

On October 27, 2003, we sold $725 million of Series J senior notes with a fixed interest rate of 7 1/8% due 2013. The proceeds were used to retire $429 million of 7 7/8% Series A senior notes due 2005 and $282 million of 8.45% Series C senior notes due 2008.

On October 21, 2003, Host Marriott issued 23.5 million shares of common stock in an underwritten public offering. Proceeds, after deducting the underwriting discount and offering expenses, were approximately $250 million. The proceeds were contributed to Host LP in exchange for issuance to Host Marriott of 23.5 million common OP units.

In the third quarter of 2003, we also recognized $9.6 million of other income from the settlement of a claim that we brought against our directors and officers insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International that arose from the sale of certain limited partnerships units to investors prior to 1993.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 14, 2003, Host Marriott issued 27.5 million shares of common stock in an underwritten public offering. Proceeds, after deducting the underwriting discount and offering expenses, were approximately $251 million. The proceeds were contributed to Host LP in exchange for issuance to Host Marriott of 27.5 million common OP units.

In May 2003, we renegotiated our credit facility which matures in June 2005. The new terms of the credit facility allow us to borrow $250 million. The face amount of the facility remained at $400 million until November 2003 when it reduced to $300 million. Currently, no amounts are drawn under the credit facility. All other terms on the credit facility remained essentially the same.

21.    Quarterly Financial Data (unaudited)

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per unit amounts)
Revenues	$779	$907	$777	$1,163	$3,626
Income (loss) from continuing operations	(14)	25	(43)	(7)	(39)
Net income (loss)	1	26	(42)	(4)	(19)
Net income (loss) available to unitholders	(8)	17	(51)	(12)	(54)
Basic earnings (loss) per unit:
Continuing operations	(.08)	.05	(.18)	(.05)	(.26)
Discontinued operations	.05	.01	.01	.01	.07
Net income (loss)	(.03)	.06	(.17)	(.04)	(.19)
Diluted earnings (loss) per unit:
Continuing operations	(.08)	.05	(.18)	(.05)	(.26)
Discontinued operations	.05	.01	.01	.01	.07
Net income (loss)	(.03)	.06	(.17)	(.04)	(.19)

	2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per unit amounts)
Revenues	$864	$978	$835	$1,038	$3,715
Income (loss) from continuing operations	40	59	(10)	(29)	60
Net income (loss)	40	55	(10)	(28)	57
Net income (loss) available to unitholders	35	46	(19)	(37)	25
Basic earnings (loss) per unit:
Continuing operations	.12	.17	(.07)	(.13)	.10
Discontinued operations	—	(.01)	—	—	(.01)
Net income (loss)	.12	.16	(.07)	(.13)	.09
Diluted earnings (loss) per unit:
Continuing operations	.12	.17	(.07)	(.13)	.10
Discontinued operations	—	(.01)	—	—	(.01)
Net income (loss)	.12	.16	(.07)	(.13)	.09

For all years presented, the first three quarters consist of 12 weeks each and the fourth quarter includes 16 weeks. The sum of the basic and diluted earnings (loss) per common unit for the four quarters in all years presented differs from the annual earnings per unit due to the required method of computing the weighted average number of units in the respective periods.

CONDENSED CONSOLIDATED BALANCE SHEET

September 12, 2003

(unaudited in millions, except per unit amounts)

ASSETS
Property and equipment, net	$6,954
Notes and other receivables	54
Due from managers	68
Investments in affiliates	84
Other assets	487
Restricted cash	134
Cash and cash equivalents	547

Total assets	$8,328

LIABILITIES AND PARTNER’S CAPITAL
Debt
Senior notes	$3,162
Mortgage debt	2,317
Convertible debt obligation to Host Marriott Corporation	492
Other	102

6,073
Accounts payable and accrued expenses	148
Minority interest liability	112
Other liabilities	183

Total liabilities	6,516

Interest of minority partners of other consolidated partnerships	2
Limited partnership interests of third parties at redemption value (representing 24.3 million units and 27.7 million units at September 12, 2003 and December 31, 2002, respectively)	242

Partner’s Capital
General partner	1
Cumulative redeemable preferred limited partner	339
Limited partner	1,221
Accumulated other comprehensive income (loss)	7

Total partner’s capital	1,568

$8,328

See Notes to Condensed Consolidated Statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year-to-Date September 12, 2003 and September 6, 2002

(unaudited, in millions, except per unit amounts)

	Year-to-date
	September 12, 2003	September 6, 2002
REVENUES
Rooms	$1,436	$1,467
Food and beverage	746	744
Other	157	182

Total hotel sales	2,339	2,393
Rental income	71	70
Other income	12	—

Total revenues	2,422	2,463

OPERATING COSTS AND EXPENSES
Rooms	360	359
Food and beverage	565	553
Hotel departmental expenses	664	635
Management fees	98	109
Other property-level expenses	220	201
Depreciation and amortization	258	251
Corporate and other expenses	42	40

Total operating costs and expenses	2,207	2,148

OPERATING PROFIT	215	315
Minority interest expense	(3)	(9)
Interest income	7	14
Interest expense	(350)	(341)
Net gains on property transactions	4	3
Equity in losses of affiliates	(13)	(6)

LOSS BEFORE INCOME TAXES	(140)	(24)
Benefit (provision) for income taxes	10	(8)

LOSS FROM CONTINUING OPERATIONS	(130)	(32)
Income from discontinued operations	3	17

LOSS BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	(127)	(15)
Cumulative effect of adoption of SFAS No. 150	(24)	—

NET LOSS	(151)	(15)
Less: Distributions on preferred units	(27)	(27)

NET LOSS AVAILABLE TO COMMON UNITHOLDERS	$(178)	$(42)

BASIC AND DILUTED INCOME (LOSS) PER COMMON UNIT
Continuing operations	$(.53)	$(.20)
Discontinued operations	01	06
Cumulative effect of a change in accounting principle	(.08)	—

BASIC AND DILUTED LOSS PER COMMON UNIT	$(.60)	$(.14)

See Notes to Condensed Consolidated Statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-Date September 12, 2003 and September 6, 2002

(unaudited, in millions)

	Year-to-date
	September 12, 2003	September 6, 2002
OPERATING ACTIVITIES
Net loss	$(151)	$(15)
Adjustments to reconcile to cash provided by operations:
Non-cash effect of discontinued operations	—	(9)
Cumulative effect of a change in accounting principle	24	—
Depreciation and amortization	258	251
Income taxes	(31)	(41)
Net gains on property transactions	(4)	(3)
Equity in losses of affiliates	13	6
Minority interest expense	3	9
Return of working capital from Marriott International	—	50
Changes in other assets	26	39
Changes in other liabilities	19	23

Cash provided by operations	157	310

INVESTING ACTIVITIES
Acquisitions	(3)	(117)
Proceeds from sale of assets, net	92	—
Capital expenditures:
Renewals and replacements	(115)	(103)
Development	(7)	(10)
Other investments	(6)	(16)
Return of escrow funds from Marriott International	—	75

Cash used in investing activities	(39)	(171)

FINANCING ACTIVITIES
Issuances of OP units	251	1
Financing costs	(3)	(7)
Scheduled principal repayments	(37)	(33)
Debt issuances	88	—
Debt prepayments	(198)	(14)
Distributions on preferred units	(27)	(27)
Distributions to minority interests	(5)	(9)
Purchase of interest rate cap	—	(3)
Change in restricted cash	(1)	(5)

Cash provided by (used in) financing activities	68	(97)

INCREASE IN CASH AND CASH EQUIVALENTS	186	42
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	361	352

CASH AND CASH EQUIVALENTS, END OF PERIOD	$547	$394

See Notes to Condensed Consolidated Statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-Date September 12, 2003 and September 6, 2002

(unaudited, in millions)

Supplemental disclosure of noncash investing and financing activities:

During February 2002, 1.1 million OP units were issued to acquire additional interests in the partnership owning the San Diego Marriott Hotel and Marina. This transaction resulted in an increase of $10.5 million to property and equipment and equity to reflect the fair value of the interests acquired. During April 2002, in a separate transaction, our ownership percentage in the San Diego partnership increased to 90% when certain of the minority partners in the San Diego partnership exchanged their interests for approximately 6.9 million OP units. The transaction resulted in an increase of $56.1 million in property and equipment and a corresponding increase in minority interest liability to reflect the fair value of the interest acquired.

During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender. We recorded the difference between the debt extinguished, the deferred incentive management fees forgiven and the fair value of the assets surrendered of $22 million, net of tax expense of $9 million, as income from discontinued operations in the accompanying consolidated statements of operations.

On June 14, 2002, we acquired the Boston Marriott Copley Place in Boston, Massachusetts for a purchase price of $214 million, including the assumption of $97 million of mortgage debt.

During June 2003, we acquired the remaining general partner interest and the preferred equity interest held by outside partners in the JW Marriott in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we began consolidating the partnership and recorded $95 million of mortgage debt secured by the hotel and property and equipment of $131 million.

See Notes to Condensed Consolidated Statements.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.    Organization

Host Marriott, L.P., or Host LP, a Delaware limited partnership, operates through an umbrella partnership structure, with Host Marriott Corporation, or Host Marriott, a Maryland corporation, as its sole general partner. Host Marriott is a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. As of September 12, 2003, Host Marriott owned approximately 92% of the partnership interests, which are referred to as OP units.

2.    Summary of Significant Accounting Policies

We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, in the accompanying unaudited condensed consolidated financial statements. We believe the disclosures made are adequate to prevent the information presented from being misleading. However, the unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included herein.

In our opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly our financial position as of September 12, 2003 and the results of our operations for the year-to-date periods ended September 12, 2003 and September 6, 2002 and cash flows for the year-to-date periods ended September 12, 2003 and September 6, 2002. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

Certain reclassifications, primarily as a result of new accounting standards relating to the disposition of assets and the extinguishment of debt, have been made to the prior period financial statements to conform to the current presentation.

Reporting Periods

Operating Results.    The results we report in our statements of operations are based on results reported to us by our hotel managers. These hotel managers use different reporting periods. Marriott International, Inc., the manager of the majority of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott branded hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. In addition, our year end conforms to Host Marriott’s, who, as a REIT, is required by tax laws to report results on the calendar year. As a result, we elected to adopt the reporting period used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, the third quarter of 2003 ended on September 12 and the third quarter of 2002 ended on September 6, though both quarters reflect twelve weeks of operations. In contrast, year-to-date results as of September 12, 2003 reflect 255 days of operations, while our year-to-date results as of September 6, 2002 reflect 249 days.

In addition, for results reported by hotel managers using a monthly reporting period (approximately one-fourth of our full-service hotels), the month of operation that ends after quarter-end is included in our results of

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

operations in the following fiscal quarter. For example, if our first quarter ends March 15th, operations for the entire month of March for the hotel are reported in our second fiscal quarter. Accordingly, our results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March - May), third quarter (June - August), and fourth quarter (September - December).

Principles of Consolidation

We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority shareholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated.

Accounting for Stock-based Compensation

Host Marriott maintains two stock-based employee compensation plans. Prior to 2002, Host Marriott accounted for these plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Effective January 1, 2002, Host Marriott adopted the fair value recognition provisions of FASB SFAS No. 123, “Accounting for Stock-Based Compensation,” and applied it prospectively to all employee awards granted, modified or settled after January 1, 2002. The following table illustrates the effect on net income and earnings per common unit if the fair value based method had been applied to all of the outstanding and unvested awards in each period.

	Year-to-date
	September 12, 2003	September 6, 2002
	(in millions, except per unit amounts)
Net loss, as reported	$(151)	$(15)

Add: Total stock-based employee compensation expense included in reported net income, net of related tax	9	12

Deducted: Total stock-based employee compensation expense determined under fair value method for all	(9)	(12)

Pro forma net loss	(151)	(15)
Distributions on preferred units	(27)	(27)

Pro forma net loss available to common unitholders	$(178)	$(42)

Loss per common unit
Basic—as reported	$(.60)	$(.14)

Basic—pro forma	$(.60)	$(.14)

Diluted—as reported	$(.60)	$(.14)

Diluted—pro forma	$(.60)	$(.14)

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

Cumulative Effect of Change in Accounting Principle

The FASB recently issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS No. 150. This statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options. These provisions are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As a result of further discussion by the FASB on October 8, 2003, it was determined that any minority partners’ interest in consolidated partnerships with finite lives specified in the related partnership agreement should be reclassified as a liability and presented at its fair value as of the date of the balance sheet unless the interests are convertible into equity of the parent. The effect of this change is shown on our statements of operations as a cumulative effect of a change in accounting principle. The minority interest liability will be fair valued and the gains and losses from changes in fair value of the liability are recorded in interest expense in the current period (i.e. a change in the fair value of our minority partners’ equity in the partnership).

As a result of adopting SFAS No. 150 on June 21, 2003, we recorded a loss of $24 million as a cumulative effect of change in accounting principle for year-to-date 2003. As of September 12, 2003, total liabilities include $112 million of minority interest liabilities at their fair value.

3.    Earnings (Loss) per Common Unit

Basic earnings (loss) per common unit is computed by dividing net income (loss) available to common OP unitholders by the weighted average number of common OP units outstanding. Diluted earnings (loss) per common unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding plus potentially dilutive securities. Dilutive securities may include units distributed to Host Marriott for Host Marriott common shares granted under comprehensive stock plans, preferred OP units held by minority partners and other minority interests that have the option to convert their interests to common OP units and the convertible debt obligation to Host Marriott Corporation. No effect is shown for securities if they are anti-dilutive.

	Year-to-date
	September 12, 2003			September 6, 2002
	(in millions, except per unit amounts)

	Income/ (Loss)	Units	Per Unit Amount	Income/ (Loss)	Units	Per Unit Amount
Net loss	$(151)	295.3	$(.51)	$(15)	288.2	$(.05)
Distributions on preferred units	(27)	—	(.09)	(27)	—	(.09)

Basic and diluted loss	$(178)	295.3	$(.60)	$(42)	288.2	$(.14)

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

4.    Debt

On September 9, 2003, we refinanced the $95 million mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of LIBOR plus 210 basis points. Although the loan matures in 2005, we may extend the term of the loan for three one-year periods upon satisfaction of certain conditions. The loan may be prepaid beginning in May 2004, and no prepayment penalty will be assessed for any prepayments made after March 2005. We also purchased an interest rate cap with the same notional amount as the new loan which caps the floating interest rate at 8.1% for the first two years of the loan. The cap represents a derivative that will be marked to market and the gains and losses from changes in the market value of the cap are recorded in other income or expense in the current period. The fair value of the interest rate cap was $83,000 at September 12, 2003.

On August 29, 2003, we redeemed $71 million of our 7 7/8% Series A senior notes, which were scheduled to mature in 2005. The terms of the debt required that we pay the holders a premium (2.627% based on the date of redemption) in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of $2.3 million on the early extinguishment of debt which includes the payment of the premium and the acceleration of the related deferred financing fees. The loss is included in interest expense on the accompanying statements of operations.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at September 12, 2003 was $1.4 million.

During August 2001, we entered into a $97 million loan agreement secured by our four Canadian properties. As this indebtedness is denominated in United States dollars and the functional currency of the properties is Canadian dollars, we entered into currency forward contracts to buy U.S. dollars at a fixed price at the time we entered into this loan. These forward contracts hedge the currency exposure of converting Canadian dollars into U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment. These contracts have been designated as cash flow hedges of the debt service and balloon payments and are recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. In April 2003, $7 million of cash escrowed in accordance with the loan agreement was applied to the principal as a result of the decline in operations at the hotels. As a result of the prepayment, a portion of the forward contracts no longer qualifies for hedge accounting. The pro-rata portion of the accumulated loss included in other comprehensive income as of the date of prepayment plus the change in the fair market value of the ineffective portion of the hedge from April 24, 2003, have been recognized in our consolidated statements of operations. All subsequent fair market value adjustments related to the ineffective portion of the hedge will be recognized in our consolidated statements of operations. The adjustments resulted in the recognition of approximately $1 million of expense for year-to-date 2003, which is included in corporate and other expenses.

In July 2003, we entered into an agreement with our lenders to modify certain covenants contained within our debt agreements secured by our four Canadian properties so that we would not be required to make additional prepayments at least through the end of the year. The terms of the modification required us to provide additional collateral of $10 million in cash and pay an additional 25 basis points of interest on the loan. If we are required to

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

make additional prepayments, the entire hedge may become ineffective for accounting purposes, at which time, any unrealized losses would be recognized in net income(loss). As of September 12, 2003, the unrealized loss is approximately $13.4 million, but is subject to adjustment based on future fluctuations in currency rates.

5.    OP Unit Issuances and Distributions

During August 2003, Host Marriott sold 27.5 million shares of its common stock at a price to the public of $9.25 per share. The proceeds were contributed to us in exchange for the issuance to Host Marriott of 27.5 million of our common OP units. The net proceeds from the sale were $251 million after payment of the underwriting discount and offering expenses.

On September 10, 2003, the Board of Directors of Host Marriott declared a quarterly cash distribution of $0.625 per unit for each class of preferred limited partner units. The third quarter distribution was paid on October 15, 2003 to unitholders of record as of September 30, 2003.

6.    Geographic Information

Our foreign operations consist of four properties located in Canada and two properties located in Mexico. There were no intercompany sales between the properties and us. The following table presents revenues for each of the geographical areas in which we own hotels.

	Year-to-date
	September 12, 2003	September 6, 2002
	(in millions)
United States	$2,348	$2,389
International	74	74

Total revenue	$2,422	$2,463

7.    Comprehensive Income (Loss)

Our other comprehensive income (loss) consists of unrealized gains and losses on foreign currency translation adjustments, changes in the fair value of the currency forward contracts and the receipt of cash from the exercise of options from HMS Host Corporation held by certain former and current employees of Marriott International, Inc., pursuant to our distribution agreement with HMS Host Corporation.

	Year-to-date
	September 12, 2003	September 6, 2002
	(in millions)
Net loss	$(151)	$(15)
Other comprehensive income(loss)	9	4

Comprehensive loss	$(142)	$(11)

8.    Dispositions

On July 18, 2003, we sold the Norfolk Waterside Marriott, the Oklahoma City Waterford Marriott and the Palm Beach Gardens Marriott for $71 million (less closing costs). Additionally, in the first quarter of 2003, we

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

sold the Ontario Airport Marriott. For the third quarter of 2003 and 2002, our revenues for these properties were approximately $4.8 million and $12.6 million, respectively, and our income before taxes was $0.4 million and $1 million, respectively. For year-to-date 2003 and 2002, revenues for these properties were $22.6 million and $36.2 million, respectively, and our income before taxes was $2.8 million and $3.9 million, respectively. During 2003, we recorded net losses of $0.2 million year-to date and $0.4 million in the third quarter on the transactions, which are included in discontinued operations. We used the proceeds from the July 18, 2003 sale to redeem a portion of our Series A 7 7/8% senior notes due in 2005.

9.    Supplemental Guarantor and Non-Guarantor Subsidiary Information

All of our subsidiaries guarantee our senior notes except those owning 85 of the full service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is wholly owned.

The following condensed combined consolidating information sets forth the financial position as of September 12, 2003 and December 31, 2002, results of operations for the quarter ended and year-to-date September 12, 2003 and September 6, 2002 and cash flows for year-to-date September 12, 2003 and September 6, 2002 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Combined Consolidating Balance Sheet

(in millions)

September 12, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,024	$2,053	$3,877	$—	$6,954
Notes and other receivables	720	49	108	(823)	54
Due from managers	(4)	1	72	(1)	68
Investments in affiliate	2,449	1,331	90	(3,786)	84
Rent receivable	(1)	12	31	(42)	—
Other assets	246	182	231	(172)	487
Restricted cash	34	3	97	—	134
Cash and cash equivalents	342	1	204	—	547

Total assets	$4,810	$3,632	$4,710	$(4,824)	$8,328

Debt	$2,463	$1,188	$2,668	$(738)	$5,581
Convertible debt obligation to Host Marriott	492	—	—	—	492
Minority interest liability	—	—	112	—	112
Other liabilities	158	140	446	(413)	331

Total liabilities	3,113	1,328	3,226	(1,151)	6,516

Interest of minority partners of other consolidated partnerships	—	—	2	—	2
Limited partner interest of third parties at redemption value	242	—	—	—	242
Partner’s capital	1,455	2,304	1,482	(3,673)	1,568

Total liabilities and partner’s capital	$4,810	$3,632	$4,710	$(4,824)	$8,328

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

December 31, 2002

Supplemental Condensed Combined Statements of Operations

(in millions)

Year-to-date September 12, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$115	$147	$2,358	$(198)	$2,422
Depreciation and amortization	(43)	(76)	(139)	—	(258)
Hotel operating expenses	—	—	(1,687)	—	(1,687)
Other property-level expenses	(40)	(51)	(129)	—	(220)
Rental expense	—	—	(311)	311	—
Minority interest expense	—	—	(3)	—	(3)
Interest expense	(151)	(75)	(163)	39	(350)
Interest income	29	11	6	(39)	7
Corporate and other expenses	(5)	(11)	(26)	—	(42)
Net gains on property transactions	—	1	3	—	4
Equity in losses of affiliates	(153)	(82)	(14)	236	(13)

Loss before income taxes	(248)	(136)	(105)	349	(140)
Benefit (provision) for income taxes	(1)	—	11	—	10

LOSS FROM CONTINUING OPERATIONS	(249)	(136)	(94)	349	(130)
Income (loss) from discontinued operations	(1)	3	1	—	3

LOSS BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	(250)	(133)	(93)	349	(127)

Cumulative effect of adoption of SFAS No. 150	(14)	—	(10)	—	(24)

NET LOSS	$(264)	$(133)	$(103)	$349	$(151)

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

Year-to-date September 6, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$102	$143	$2,412	$(194)	$2,463
Depreciation and amortization	(43)	(71)	(137)	—	(251)
Hotel operating expenses	—	—	(1,656)	—	(1,656)
Other property-level expenses	(37)	(37)	(127)	—	(201)
Rental expense	—	—	(354)	354	—
Minority interest expense	—	—	(9)	—	(9)
Interest expense	(148)	(73)	(154)	34	(341)
Interest income	34	5	9	(34)	14
Corporate and other expenses	(12)	(10)	(18)	—	(40)
Net gains on property transactions	—	—	3	—	3
Equity in losses of affiliates	(75)	(20)	(6)	95	(6)

Loss before income taxes	(179)	(63)	(37)	255	(24)
Benefit (provision) for income taxes	3	—	(11)	—	(8)

LOSS FROM CONTINUING OPERATIONS	(176)	(63)	(48)	255	(32)
Income from discontinued operations	1	3	13	—	17

NET LOSS	$(175)	$(60)	$(35)	$255	$(15)

Supplemental Condensed Combined Statements of Cash Flows

(in millions)

Year-to-date September 12, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operations	$(55)	$78	$134	$157

INVESTING ACTIVITIES
Proceeds from sale of assets, net	16	76	—	92
Acquisitions	—	—	(3)	(3)
Capital expenditures	(15)	(51)	(62)	(128)

Cash provided by (used in) investing activities	1	25	(65)	(39)

FINANCING ACTIVITIES
Issuances of OP units	251	—	—	251
Debt issuances	—	—	88	88
Financing costs	(3)	—	—	(3)
Debt prepayment	(79)	(17)	(102)	(198)
Scheduled principal repayments	—	(5)	(32)	(37)
Distributions on preferred units	(27)	—	—	(27)
Distributions to minority interests	(1)	—	(4)	(5)
Change in restricted cash	(1)	—	—	(1)
Transfers to/from Parent	97	(81)	(16)	—

Cash provided by (used in) financing activities	237	(103)	(66)	68

INCREASE IN CASH AND CASH EQUIVALENTS	$183	$—	$3	$186

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

Year-to-date September 6, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operations	$(76)	$122	$264	$310

INVESTING ACTIVITIES
Acquisitions	—	(117)	—	(117)
Return of escrow funds due to new management	12	21	42	75
Capital expenditures and other investments	(23)	(36)	(70)	(129)

Cash used in investing activities	(11)	(132)	(28)	(171)

FINANCING ACTIVITIES
Issuances of OP units	1	—	—	1
Financing costs	(7)	—	—	(7)
Scheduled principal repayments	—	(4)	(29)	(33)
Debt prepayments	(14)	—	—	(14)
Distributions on preferred units	(27)	—	—	(27)
Distributions to minority interests	(2)	—	(7)	(9)
Purchase of interest rate cap	(3)	—	—	(3)
Change in restricted cash	(5)	—	—	(5)
Transfers to/from Parent	109	14	(123)	—

Cash provided by (used in) financing activities	52	10	(159)	(97)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(35)	$—	$77	$42

10.    Subsequent Events

We adopted SFAS 150 as of the beginning of our fiscal quarter ended September 12, 2003 as required by the pronouncement. On October 8, 2003, the Financial Accounting Standards Board (FASB) issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date.

Notes to Condensed Consolidated Financial Statements—Continued

(Unaudited)

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003 effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, we will record a cumulative effect of a change in accounting principle reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives in the fourth quarter of 2003.

On December 2, 2003, we announced the settlement of the outstanding matters relating to the terrorist attacks of September 11, 2001 affecting the New York World Trade Center Marriott and New York Marriott Financial Center hotels with the hotels’ insurer and hotels’ manager, as well as the Port Authority of New York and New Jersey. As a result, we received net insurance proceeds of approximately $370 million. A portion of the proceeds was used to repay the $65 million debt incurred upon acquisition of the World Trade Center Marriott hotel. Under our agreement with the Port Authority, we surrendered the site where the hotel was located and terminated a ground lease that would have run until 2094. As a result, we are no longer obligated to rebuild at the site, but received a right of first offer through 2023 with respect to hotel development on the World Trade Center site.

As a result of this settlement, we will record a one-time gain of approximately $210 million, as well as approximately $17 million of 2003 net business interruption proceeds that will be reflected in net income in our 2003 financial statements. The $210 million gain is comprised of approximately $155 million in post-2003 business interruption proceeds and approximately $55 million from the disposition of the World Trade Center hotel.

On November 13, 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa for $321 million. The property is located on a 37-acre site on Kaanapoli Beach on the island of Maui, Hawaii and represents our sixth Hyatt-branded property.

On October 27, 2003, we sold $725 million of Series J senior notes with a fixed interest rate of 7 1/8% due 2013. The proceeds were used to retire $429 million of 7 7/8% Series A senior notes due 2005 and $282 million of 8.45% Series C senior notes due 2008.

On October 21, 2003, Host Marriott issued 23.5 million shares of common stock in an underwritten public offering. Proceeds, after deducting the underwriting discount and offering expenses, were approximately $250 million. The proceeds were contributed to Host LP in exchange for issuance to Host Marriott of 23.5 million common OP units.

We sold the Jacksonville Marriott on November 20, 2003 for approximately $17 million.

PROSPECTUS

Host Marriott, L.P.

Offer to Exchange

up to

$725,000,000

of

7 1/8% Series K Senior Notes due

2013, which have been

registered under the

Securities Act

for up to

$725,000,000

of outstanding

7 1/8% Series J Senior Notes

due 2013

January 5, 2004